As filed with the Securities and Exchange Commission on March 31, 2008

Registration No. 333-140934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2/A ON FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHWEST CASINO CORPORATION

(Name of small business issuer in its charter)

Nevada	7999	87-0686721
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification number)

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Tel: 952-853-9990

Fax: 952-853-9991

(Address and telephone number of principal executive office)

Thomas E. Fox
President and Chief Operation Officer
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425
Tel: 952-853-9990
Fax: 952-853-9991

(Name, address and telephone number of agent for service of process) Incorp Services, Inc. 3155 East Patrick Lane, Suite 1 Las Vegas, NV 89120-3481 Tel: 702-866-2500

Copies of all communications to:

D. William Kaufman, Esq.

Patrick J. Pazderka, Esq.
Oppenheimer, Wolff & Donnelly
45 South 7th Street, Suite 3300

Minneapolis, MN 55402

Tel: 612-607-7000

Fax: 612-607-7100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by market considerations and other factors.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	7,954,787	$0.965	$7,676,370.00	$236.00
Common Stock, $0.001 par value, underlying warrants	4,708,602	$0.965	$4,543,801.00	$140.00
TOTAL	12,663,389	$0.965	$12,220,171.00	$376.00

(1)  The shares of our Common Stock registered under this statement are being registered for resale by the selling security holders named in the prospectus.  Of the shares of common stock, 7,954,787 shares are currently outstanding and 4,708,602 shares are issuable upon the exercise of warrants.  In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the last sale price reported of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $0.965 on February 23, 2007.

(3)  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until our registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2008.

PROSPECTUS

SOUTHWEST CASINO CORPORATION

12,663,389 SHARES OF COMMON STOCK

This prospectus relates to 12,663,389 shares of common stock of Southwest Casino Corporation, a Nevada corporation, which may be resold by selling stockholders named in this prospectus.  These shares consist of 7,954,787 shares currently outstanding and 4,708,602 shares issuable upon exercise outstanding warrants.  We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time.  Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) market under the symbol “SWCC.OB”.  On March 28, 2008, the last sales price of our common stock as reported on the OTCBB was $0.50 per share.  No underwriter or any other person has been engaged to facilitate the sale of the securities in this offering.  The shares of common stock will be offered and sold as described under the heading “Plan of Distribution” beginning on page 13.

Investing in our common stock involves a high degree of risk that is described under the heading “Risk Factors” beginning on page 2 of this prospectus.  We urge you to carefully read the “Risk Factors” section before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2008.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information that is different.  This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate as of the date on the front cover.  You should not assume that the information contained in this prospectus is accurate as of any other date.

In this prospectus, references to “Southwest,” “Southwest Casino,” “the company,” “we,” “our” or “us,” unless the context otherwise requires, refer to Southwest Casino Corporation and its consolidated subsidiaries.  The terms “we,” “us,” or “our” in each case do not include the selling stockholders.

Dealer Prospectus Delivery Obligation

Until ninety days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

The  following  is a summary  that  highlights  what we  believe  to be the most important  information  regarding  Southwest and the  securities  being offered herein.  Because  it is a  summary,  however,  it  may  not  contain  all of the information  that is  important  to you.  To  understand  our  business  and this offering  fully,  you  should  read this  entire  prospectus  and our  financial statements and related notes carefully.

Our Business

Our principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Our subsidiaries, Southwest Casino and Hotel Corp. and Gold Rush I, LLC, a Colorado limited liability company, hold gaming licenses to operate the Gold Rush and Gold Digger’s casinos in Cripple Creek, Colorado.  Cripple Creek is a small, historic mining town near Colorado Springs that is permitted to engage in limited stakes ($5.00 per bet limit) gaming. Fifteen casinos operate currently in Cripple Creek. The combined Gold Rush and Gold Digger’s facilities offer approximately 406 slot machines and a 4-table card game area.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.

Through North Metro Harness Initiative, LLC, Southwest and its 50 percent partner MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc., were granted Class A and Class B licenses from the Minnesota Racing Commission on January 19, 2005 to develop and operate a harness racing track and card room facility on approximately 180 acres of land in Columbus Township, Anoka County, Minnesota.  Lawsuits against the Minnesota Racing Commission challenging the validity of those licenses concluded in favor of the Racing Commission and North Metro during July 2006.  This project, named Running Aces Harness Park, is nearing completion and scheduled to open with its first day of live harness racing on April 11, 2008.

Once constructed and operating, this racing facility will offer pari-mutuel wagering on a 5/8-mile track with combined seating for over 2,000 track, restaurant and card room patrons.  In addition, the facility will accommodate simulcast wagering on live harness racing events broadcast into the facility.  On January 17, 2008, the Minnesota Racing Commission approved the plan of operation under which North Metro will operate a 50-table card room in this facility.  Minnesota law requires us to complete 50 days of live harness racing before we can open the card room and the approval of the plan of operation is contingent on satisfying that requirement. Under current law, we are only permitted to simulcast harness races at this facility.  We are seeking legislative authorization to simulcast races by all horse breeds, but cannot provide any assurance that this effort will succeed.

In September 2007, we entered into a consulting agreement to work with Palace Resorts in developing and opening a casino at the Moon Palace Casino, Golf and Spa Resort now under construction in Punta Cana on the easternmost tip of the Dominican Republic. Under the consulting agreement, we assist Palace Resorts in all phases of design, game selection, training and equipping the casino that will be part of the 1,700-room resort that is scheduled to open in 2008. Southwest receives consulting fees of $50,000 per month for 10 months beginning in October 2007.  Palace Resorts provides world-class resort vacations at all-inclusive properties throughout Cancun, the Riviera Maya, Nuevo Vallarta, and Cozumel with the Punta Cana, Dominican Republic resort now under construction.

Recent Developments

Until August 17, 2007, Southwest Casino and Hotel Corp. managed the Lucky Star – Concho and Lucky Star –Clinton casinos in Concho and Clinton, Oklahoma, under the terms of a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  From May 19, 2007 to August 17, 2007, Southwest managed the Lucky Star – Concho and Lucky Star – Clinton casinos under Amendment No. 11 to the Third Amended and Restated Gaming Management agreement between Southwest and the Cheyenne and Arapaho Tribes of Oklahoma, which extended that agreement for up to two years.  On August 17, 2007, the Supreme Court of the Cheyenne and Arapaho Tribes declared Amendment No. 11 invalid.  Also on August 17, 2007, the National Indian Gaming Commission (“NIGC”) reversed its prior approval of Amendment No. 11.  On August 24, 2007, the NIGC rejected our challenge to its decision to reverse that approval.  We have not received management fees from the Cheyenne and Arapaho Tribes since August 17, 2007.

Our Company

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was our parent company until the July 2004 reorganization that resulted in our current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. completed a reverse merger in which it became a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation, and the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Lone Moose Adventures, Inc.  Lone Moose then changed its name to Southwest Casino Corporation, which is the surviving reporting entity today.

Lone Moose Adventures, Inc. was formed on January 2, 2002 to take clients on adventure tours in the Wasatch mountain range of Utah.  Before closing the reorganization described above, Lone Moose conducted only minimal operations and received only minimal revenue.  Upon closing the reorganization, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to Lone Moose’s founding shareholders.  Since the reorganization and sale of the adventure tour business, Southwest has not engaged in any aspect of the business conducted by Lone Moose before the reorganization.

Principal Executive Offices

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Phone: 952-853-9990

The Offering

Securities Offered	12,663,389 shares of our common stock, consisting of 7,954,787 shares currently outstanding, and 4,708,602 shares issuable to selling stockholders upon exercise of outstanding warrants.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Offering Price	All or part of the shares of common stock offered hereby may be sold from time to time in amounts and on terms to be determined by the selling stockholders at the time of sale.

OTCBB Trading Symbol	“SWCC.OB”

RISK FACTORS

Investing in our stock is highly speculative and risky.  You should be able to bear a complete loss of your investment.  Before making an investment decision, you should carefully consider the following risk factors in conjunction with any other information included or incorporated by reference in, including in conjunction with forward-looking statements made herein.  If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones, which we face.  There may be additional risks and uncertainties not presently known to us or those we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

In addition to the influences identified elsewhere in this prospectus, there are several important factors that could cause our actual results to differ materially from those anticipated by us or that are reflected in any of our forward-looking statements.  These factors, which may impact the success of our operations and our ability to achieve our goals, include the following:

1.             Risks related to Southwest’s financial condition:

We no longer receive revenue from our prior Oklahoma management agreement.  Our Gaming Management Agreement with the Cheyenne and Arapaho Tribes of Oklahoma terminated on August 17, 2007.  We have not received any revenue from management of the Lucky Star – Concho and Lucky Star – Clinton casinos since that date.  Before August 17, 2007, revenue from this management agreement was a significant source of our operating revenue.

Because of the terms of its construction financing, it is unlikely that North Metro will provide significant cash distributions other than cash distributions for partner income taxes to us for several years. We currently estimate that North Metro will begin horseracing operations in April 2008 and the card room will open in July 2008. Under the terms of the construction financing for North Metro, operating cash flow must first be used to repay that financing.  We do not believe North Metro will be a significant source of cash distributions to us for several years.

We have an accumulated deficit and uncertainty with respect to achieving future profitability.  We have incurred substantial operating losses since inception and had an accumulated deficit of $11.2 million as of December 31, 2007. These losses are primarily the result of expenses related to our ongoing pursuit of new gaming opportunities, including the development of the Running Aces Harness Park owned by North Metro Harness Initiative, LLC.  We cannot provide you any assurance that we will be able to achieve profitability on a quarterly or annual basis in future periods.  Our future operating results will depend upon a number of factors, including (a) the continuation and future profitability of our Colorado casinos; (b) our ability to establish new gaming opportunities; (c) our ability to maintain our current gaming licenses and to obtain additional gaming licenses for new or expanded gaming facilities; and (d) our ability to successfully identify, secure licensing and maintain all necessary approvals and funding related to any additional future gaming opportunities.

We have a continuing need for additional capital. We anticipate that we will need substantial additional funding to provide working capital to meet current and future obligations, including operating expenses and any obligations we may have to contribute additional capital to North Metro Harness Initiative, LLC.  We will also need additional funding for any additional gaming projects we may choose to pursue.  Failure to meet our capital commitments related to the harness racetrack and card room could lead to a dilution of our ownership interest in that project.  Moreover, our operating plans and financing needs are subject to change depending on, among other things, market conditions and opportunities; land, equipment or other asset-based financing that may be available in connection with our development of gaming facilities; cash flow from operations, if any; and the number of new gaming projects that we pursue. While additional funds may be provided through borrowings from institutional investors or project partners, equipment leasing or other forms of debt or equity financing, we do not have any unconditional commitments relating to additional financing and we cannot assure you that additional financing will be available when needed. Even if financing is available when required, we cannot assure you that it will be on terms favorable to us and our security holders in terms of cost or dilution.

2.                                      Risks related to our development of the North Metro Harness Initiative racetrack and card room:

It is unlikely that North Metro will provide significant cash distributions to us for several years due to restrictions under the construction financing agreements for the North Metro Harness Initiative racetrack and card room.  Under the terms of the construction loan for North Metro, operating cash flow from North Metro must first be used to repay the construction loan. North Metro will not be permitted to make distributions to its owners (other than annual distributions for payment of income taxes), including Southwest, unless it exceeds performance thresholds stated in the loan agreements. We do not project that North Metro will exceed these thresholds for several years.

Southwest and North Metro are dependent on MTR-Harness, Inc., the other 50 percent member of North Metro for a portion of the funds needed to continue development of the North Metro racetrack and card room.  Under the North Metro Harness Initiative, LLC Member Control Agreement, after the Minnesota Racing Commission granted Class A and B racing licenses to North Metro in January 2005, MTR-Harness, Inc. was initially obligated to provide the majority of capital for North Metro’s operation and development and, having done so, Southwest and MTR must now each provide 50 percent of any additional funds needed for development or operation. If Southwest is unable to meet any portion of its capital contribution obligation, MTR is also the most likely alternative source of those funds. If MTR were to fail to make any of its required or agreed upon capital contributions to North Metro, North Metro may not have the financial resources required to develop its racetrack and card room.  If North Metro is unable to develop its racetrack and card room and alternative financing was not available and agreed to, Southwest will not receive any cash or profit from the operation of the facility and the value of Southwest’s investment in North Metro will be materially adversely affected.

Delays in developing North Metro’s racetrack and card room caused by legal challenges to North Metro’s racing licenses increased the cost of the project.  Legal challenges caused significant delays in developing the North Metro project.  These delays caused the costs of developing the facility to increase significantly due to, among other things, higher purchase prices for real property, fluctuating interest rates and borrowing costs, rising construction and labor costs, rising energy prices, and general inflation.  These increased costs have significantly increased the ultimate development costs for the North Metro facility which will, in turn, delay and reduce the amount of revenue and profit generated by North Metro and available for distribution to Southwest.

Actions by the Minnesota state legislature may reduce the value of our investment in North Metro.  Legislation has been introduced in the Minnesota Legislature to expand the scope of gaming to permit slot machines (commonly referred to as a “racino”) at Canterbury Park, the other Class A licensed pari-mutuel wagering racetrack in the state, without affording North Metro the same opportunity for 5 years. If any legislation should pass that excludes North Metro from any gaming expansions afforded to Canterbury Park or Native American tribes, it would have a material adverse effect on North Metro’s proposed operations.  Similarly, any expansion of gaming in Minnesota, whether Native American gaming or otherwise, that excludes North Metro could also have a material adverse effect on North Metro and its business. In addition, the legislature has considered, but had not adopted a significant tax on card room revenue that, if passed, would reduce significantly net revenue generated by North Metro.

To date, North Metro has been unsuccessful in its on-going efforts to secure legislative authorization to offer simulcast wagering on all breeds of horse racing (under current law, North Metro may only simulcast harness races).  North Metro was also unsuccessful in its efforts to eliminate the requirement that we hold 50 days of live harness racing before we begin card room operations.  We continue to seek a change in the law to allow all-breed simulcasting , which would have a significant positive impact on North Metro’s operating results.

3.             Regulatory risks related to our participation in the gaming industry:

Changes in the Cripple Creek, Colorado gaming market may negatively impact the performance of our Gold Rush Hotel and Casino and the Gold Digger’s casino.  A new casino, expected to offer 700 gaming devices, is under construction in Cripple Creek and expected to open in late spring or early summer 2008.  Our ability to maintain and grow our Colorado operations is largely dependent on our ability to increase our market share in a highly competitive environment.  The opening of this new casino will increase the level of competition in this market.  At this time, we cannot predict the short or long term effects of the opening of this facility on our Colorado operations.

In addition, Colorado banned smoking on casino floors effective January 1, 2008.  We expect this ban will have some negative impact on business volume in the Cripple Creek market.  We cannot predict the impact of this smoking ban on the Gold Rush and Gold Digger’s casinos at this time.

We, and the gaming industry as a whole, are heavily regulated and any change in the regulatory environment could have a material adverse effect on our business and operations.  The gaming industry is highly regulated at the federal and state levels. The process of complying with all applicable government regulations is complex and requires us to expend substantial time and resources. We cannot assure you that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and our ability to maintain and obtain needed licenses. Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we operate or pursue new opportunities could delay or prevent our compliance with those regulations. Our failure to comply with applicable laws or regulations, whether federal, state or local, could result in, among other things, the termination or suspension of some of our operations, both of which would have a material adverse effect on our business.

We face risks in connection with obtaining, maintaining and renewing gaming licenses required for the conduct of our business.  The development and management of gaming facilities are subject to extensive licensing requirements and we cannot assure you that we will be able to obtain or maintain all necessary licenses, approvals and other clearances from regulatory authorities having jurisdiction over our gaming facilities.  Although we, and our affiliates, have obtained the governmental licenses, permits and approvals we believe are necessary for the continued operation of our Colorado casinos and development of a harness racing track and poker room in Minnesota, we cannot assure you that we will be able to maintain or renew the necessary licenses, approvals and other clearances required for our operations.

All licenses that have been or may be obtained by us or our affiliates are subject to various conditions and in many cases will be subject to renewal.  Notwithstanding the fact that we have earned a good reputation at federal, state and local levels relative to compliance and licensing ability, there is always the possibility that a failure to comply with gaming regulations or the conditions of any license we hold could have an adverse effect upon our ability to secure, maintain or renew our gaming licenses.  We were fined $50,000 by the Colorado Division of Gaming in June 2004 for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its recommended action for correction of the deficiency. We entered into a Stipulation and Agreement with the Colorado Limited Gaming Control Commission in which we admitted that we failed to comply with the applicable gaming regulations and agreed to take corrective action immediately. As part of these proceedings, James Druck, in his capacity as Manager of the facility in question, without any admission of guilt, agreed to take the steps required to insure our compliance in this matter and, further, agreed to pay the sum of $5,000 to Colorado’s Limited Gaming Fund as reimbursement for expenses incurred by Colorado in this investigation.  It is difficult to predict with any certainty whether, and to what extent, this occurrence may have a material adverse effect on our business or adversely affect our ability and the ability of our key personnel to obtain or retain required licenses in Colorado. In addition, we must disclose this violation to other jurisdictions in which we hold or apply for gaming licenses. It is difficult to predict what impact, if any, that disclosure may have on our ability to obtain or maintain licenses in those jurisdictions.

4.             Risks related to the gaming industry generally:

We face intense competition in the gaming industry.  The gaming industry, including the development, operation and management of racetracks and other types of facilities, is highly competitive, especially given the rapid rate at which the industry is expanding. For example, a number of management companies may make proposals to a particular tribe for the development and management of a single Indian gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, and other forms of gaming and entertainment. Many of our competitors have substantially greater financial and personnel resources than we do. Competition in the future may also be affected by overbuilding which can adversely affect patronage levels. Given the current regulatory climate and limited number of lucrative gaming opportunities available, competition is likely to become more intense in the future.

We face risks associated with our pursuit of new gaming projects.  We have pursued, are pursuing, and will continue to pursue new gaming projects that involve substantial pre-development commitments of time and money with no assurance we will receive the approvals needed to develop and operate the proposed gaming facility. A number of these projects require legislation or voter approval, which not only increases the cost of such projects but also increases the risk the project will not be approved and extends the time required to obtain licenses, complete development and begin operations.  Gaming projects may be controversial in some areas and face significant opposition from competitors or individuals and groups opposed to gaming on moral grounds.  In addition to increasing the costs and difficulties in obtaining required approvals for gaming projects, these opponents may also use litigation to try to delay or block new projects.  For example, after we received all required approvals to develop a harness racetrack in Anoka County, Minnesota, a group opposed to gaming on moral grounds delayed the start of construction for almost two years by filing two separate lawsuits in attempts to block the project.

We will continue to face legislative and judicial hurdles and adverse legislative and judicial changes.  The legislative and judicial environments related to gaming are dynamic and change rapidly. Any federal, state or local action, adverse legislation, or judicial or regulatory ruling that limits gaming or constricts the scope of our gaming operations could have a material adverse effect on the gaming industry or our operations and financial condition.

We face risks related to the nature of the gaming industry, including adverse economic and political conditions and changes in the legislative and land use regulatory climate.  Similar to investment in other entertainment enterprises, adverse changes in general and local economic conditions may adversely impact investments in the gaming industry.  Examples of economic conditions subject to change include, among others, (a) competition in the form of other gaming facilities and entertainment opportunities; (b) changes in regional and local population and disposable income; (c) unanticipated increases in operating costs; (d) restrictive changes in zoning and similar land use laws and regulations, or in health, safety and environmental laws, rules and regulations; (e) risks inherent in owning, financing and developing real estate as part of our casino operations; (f) the inability to secure property and liability insurance to fully protect against all losses, or to obtain such insurance at reasonable costs; (g) seasonality; (h) changes or cancellations in local tourist, recreational or cultural events; and (i) changes in travel patterns or preferences (which may be affected by increases in gasoline prices, changes in airline schedules and fares, strikes, weather patterns or relocation or construction of highways, among other factors).

5.             Additional Risks:

The success of our current operations and our future growth potential are dependent upon key personnel.  Our success depends to a significant extent upon the efforts and abilities of our executive officers, James B. Druck and Thomas E. Fox.  Each of these individuals has developed relationships and experience in the gaming industry that are integral to our success. We have entered into employment agreements with Messrs. Druck and Fox. We do not maintain key man life insurance on any of these individuals.  The loss of the services of one or more of these individuals could have a material adverse effect on our business and current and proposed operations.

The success of our current operations and our future growth potential are dependent upon our relationship with and the performance of certain third parties.  The successful operation of our various proposed gaming facilities will be dependent to a significant extent on the efforts of third parties.  For example, (a) with respect to the harness racing track and card room we are developing in Minnesota, the success of that project will depend to a great extent on the expertise of our 50/50 partner in that venture, MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc., in managing racing facilities as well as the ability of our financing sources to meet their commitments to us; (b) with respect to any other project pursued by us, we may need to form partnerships or secure third party funding in order to meet the financial requirements that will likely transcend our own financial resources; and (c) with respect to any facility located on Indian land, we will not own the facility and will depend on the performance by a tribe of its obligations under the applicable management agreement. The failure of any third party to perform its contractual obligations to us could have a material adverse effect on our business and operations.  In addition, depending upon the structure of any particular joint venture, we may be held responsible for the acts or omissions of our co-venturers.

We face risks related to the diminishing control of our existing management.  Our directors and executive officers currently beneficially own (together with their spouses, on a fully-diluted basis and including shares that may be received in connection with the exercise of outstanding options and warrants) approximately 29% of the outstanding shares of our common stock. By virtue of the forgoing, our directors and executive officers will have limited voting influence in connection with the election of our future directors and the control of our business and affairs.

We have the ability to issue shares of preferred stock that may reduce the value of our common shares and your rights as a common shareholder.  Our shareholders have authorized the issuance of up to 30 million shares of preferred stock with rights and preferences to be determined by our Board of Directors.  No shares of preferred stock are outstanding and we do not have a current intent to issue any shares of preferred stock, although we reserve the right to do so in the future.  It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of Southwest shareholders until our Board determines the rights of the holders of a series of preferred stock.  However, such effects might include, among other effects:

•                  restrictions on the payment of dividends to holders of common stock;

•                  dilution of voting power to the extent that holders of preferred stock are given voting rights;

•                  dilution of equity interest and voting power if the preferred stock is convertible into common stock;

•                  restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution, and restrictions upon the amounts of merger consideration payable to the holders of common stock upon a merger or acquisition of Southwest, until the satisfaction of any liquidation preference granted to the holders of preferred stock;

•                  redemption rights for holders of preferred stock that may restrict the availability of revenue for other corporate uses, including the payment of dividends; and

•                  special voting rights for holders of preferred stock in connection with major corporate actions such as mergers, acquisitions or other transactions.

In addition, any particular issuance or series of preferred stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of Southwest by means of a merger, tender offer, proxy contest or other means.  Issuance of preferred stock could have the effect of diluting the stock ownership of persons seeking control of our company, and the possibility of such dilution could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of preferred stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amend our Articles of Incorporation or Bylaws would not receive the required shareholder approval. Accordingly, the power to issue shares of preferred stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

Because our common stock is traded on the OTC Bulletin Board, your ability to sell shares in the secondary trading market may be limited.  Our common stock trades on the over-the-counter market on the OTC Bulletin Board.  Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and limited coverage by security analysts and the news media, if any, of our company.  As a result, prices for shares of our common stock may be lower and more volatile than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded on a national securities exchange like The New York Stock Exchange or American Stock Exchange.

Because our shares are “penny stocks,” you may have difficulty selling them in the secondary trading market.  Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called “penny stocks,” which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues.  Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a “penny stock” and may not be traded unless a disclosure schedule explaining the penny stock market and associated risks is delivered to a potential purchaser before any trade.

In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act.  Under this rule, broker-dealers must take certain steps prior to selling a “penny stock,” which steps include:

•                  obtaining financial and investment information from the investor;

•                  obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

•                  providing the investor a written identification of the shares being offered and the quantity of the shares.

If the broker-dealer does not follow these penny stock rules, the investor has no obligation to purchase the shares.  The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our shareholders, therefore, may have difficulty selling their shares in the secondary trading market.

Our stock price may be volatile and your investment in our common stock could suffer a decline in value.  The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control.  These factors include:

•                  government regulatory action affecting our operations;

•                  actual or anticipated fluctuations in our operating results;

•                  general market conditions for the gaming industry;

•                  broad market fluctuations; and

•                  economic conditions in the United States or abroad..

We do not intend to pay any cash dividends in the foreseeable future.   We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any supplement to this prospectus, contains “forward-looking statements.”  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  These statements often contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations of those words or comparable terminology.  In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results.  We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the effects of the smoking ban in Colorado, effective January 1, 2008 on our casinos in Cripple Creek, CO;

•                  the effects of competition, including location of competitors and operating and market competition;

•                  access to and the cost of available and feasible debt or equity financing;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  success of our customer tracking and customer loyalty programs;

•                  abnormal gaming holds;

•                  litigation outcomes and judicial actions, including gaming legislation, referenda and taxation;

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the Company’s properties; and

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relationships and approvals, and decisions of courts, regulators and governmental bodies.

Any forward-looking statements speak only as of the date made.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholders.  This offering is intended to satisfy our obligation to register, under the Securities Act of 1933, the resale of share of our common stock, including shares of common stock that will be issued upon the exercise of warrants.  All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.”  However, we will receive the proceeds from the exercise of the warrants, if any.  If all of the warrants covering shares under this offering are exercised, we would receive $2,854,652.03, all of which we intend to use for working capital.  In addition, we will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 12,663,389 shares of our common stock held by 57 shareholders.  This prospectus covers:

•                  2,659,342 shares of our common stock held by 15 shareholders that were sold to investors in the second closing of our private placement occurring in February 2007;

•                  1,063,740 shares of our common stock issuable upon exercise of warrants issued to investors in the second closing of our private placement occurring in February 2007;

•                  186,970 shares of common stock and warrants to purchase 177,621 shares of our common stock issued to six affiliates of our placement agent in connection with the second closing of our private placement occurring in February 2007;

•                  4,792,391 shares of our common stock held by 28 shareholders that were sold to investors in a private placement occurring in January 2007;

•                  1,916,961 shares of our common stock issuable upon exercise of warrants issued to investors in the private placement occurring in January 2007;

•                  316,084 shares of common stock and warrants to purchase 300,280 shares of our common stock issued to seven affiliates of our placement agent in connection with the January 2007 private placement; and

•                  1,250,000 shares of common stock issuable upon exercise of outstanding warrants to purchase 1,250,000 shares of our common stock which were issued to 12 investors in a private placement of warrants ended October 20, 2005.

In the October 2005 private placement, investors purchased a warrant to purchase one share of our common stock, with an exercise price of $0.50 per share ($0.58 per share for our affiliates) for each $2.00 of a bank loan to the company guaranteed by the investor.  Such shares were issued pursuant to Regulation D Rule 506 of the Securities Act of 1933.  Five shareholders, including James B. Druck, Director and CEO, Gus A. Chafoulias, Director (although Mr. Chafoulias was not a Director at the time of the 2005 warrant offering), Thomas E. Fox, President, and Jeffrey S. Halpern, Vice President of Government Affairs, participated in both offerings either as an individual or through an affiliated entity.  Only Mr. Chafoulias and Mr. Halpern purchased in their capacity as individuals in both offerings.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 8, 2007 and the number of shares of common stock being offered by the selling stockholders.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.

However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus.  All information with respect to share ownership has been furnished by the selling stockholders.  Shares are deemed “beneficially owned” by a person if that person, directly or indirectly, has sole or shared power to vote or to direct the voting of those shares or sole or shared power to dispose or direct the disposition of those shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by that person or group.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options and Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered (1)	Number	Percentage
RBC Dain Rauscher FBO James B. Druck IRA	27,200	95,200	*	95,200	0	—
Jeffrey S. Halpern (2)	377,280	2,027,980	7.3%	145,480	1,882,500	6.8%
Gus M. Chafoulias	310,228	583,186	2.1%	404,547	178,639	*
David H. Abramson	143,250	198,250	*	42,000	156,250	*
Roger D. Rubinger	70,000	185,570	*	120,000	65,570	*
The Howard N. Short Living Trust (3)	68,000	338,430	1.2%	238,000	100,430	*
F&B Properties (4)	54,546	213,698	*	190,910	22,788	*
Pierce Diversified Strategy Master Fund LLC, Ena (5)	54,546	190,910	*	190,910	0	—
David J. Moore	18,182	63,637	*	63,637	0	—
Praetorian Offshore Ltd. (6)	218,182	900,537	3.3%	763,637	136,900	*
Fairfield Investment Group LLC (7)	72,728	254,547	*	254,547	0	—
Paragon Capital LP (8)	291,200	1,019,200	3.7%	1,019,200	0	—
Enable Opportunity Partners LP (9)	54,546	190,910	*	190,910	0	—
Fort Mason Master LP (10)	145,455	145,455	*	145,455	0	—
Peter V. Mancuso	80,000	280,000	1.0%	280,000	0	—
Diamond Opportunity Fund, LLC (11)	154,546	540,910	2.0%	540,910	0	—
AS Capital Partners, LLC (12)	44,146	154,511	*	154,511	0	—
Walter W. Pollack Jr.	160,000	560,000	2.0%	560,000	0	—
Cranshire Capital, L.P. (13)	72,728	254,547	*	254,547	0	—
Stuart Rosen 401-K	80,000	280,000	1.0%	280,000	0	—
Sidney Kaplan and Joy Kaplan, Trustees of the Sidney Kaplan Revocable Trust U/A/D 10-11-93 (14)	20,000	95,000	*	70,000	25,000	*
David B. Rosenblatt	18,182	90,972	*	63,637	27,335	*
BFL General Partnership (15)	72,728	254,547	*	254,547	0	—
Marissa F. Lasky	72,728	254,547	*	254,547	0	—
Michael G. Hofkin (16)	20,000	238,918	*	70,000	168,918	*
Richfield Hotel Associates Limited Partnership (17)	152,728	534,547	2.0%	534,547	0	—
Lawrence A. Laukka	40,000	291,000	1.1%	140,000	151,000	*
Howard Liszt	10,910	106,540	*	38,183	68,357	*
Whalehaven Capital Fund Limited (18)	218,182	763,637	2.8%	763,637	0	—
S. Jay and Kathryn Ferrari	18,182	63,637	*	63,637	0	—
Daniel Ryweck	11,622	70,678	*	40,678	30,000	*
James M. Lewis	40,000	165,167	*	140,000	25,167	*

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After Completion of the Offering
Selling Stockholder	Shares Subject to Options and Warrants	Total Shares Beneficially Owned	Percentage	Number of Shares Being Offered (1)	Number	Percentage
John S. Crouch	50,000	304,000	1.1%	175,000	129,000	*
Norman H. Winer (19)	181,819	636,365	2.3%	636,365	0	—
Marvin C. Ingber	23,637	124,395	*	82,728	41,667	*
Maricopa Equity Management Corp.	40,000	140,000	*	140,000	0	—
John H. Schwieters	40,000	140,000	*	140,000	0	—
Gemini Master Fund, Ltd. (20)	109,092	381,820	1.4%	381,820	0	—
RHP Master Fund, Ltd. (21)	109,092	381,820	1.4%	381,820	0	—
David McLukie (22)	6,400	22,400	*	22,400	0	—
Midtown Partners & Co., LLC (22)	70,725	143,782	*	143,782	0	—
Bruce Jordan (22)	23,575	47,928	*	47,928	0	—
Richard Henri Kreger (22)	235,748	479,273	1.7%	479,273	0	—
Ariel Imas (22)	37,722	76,688	*	76,688	0	—
Braden Anthony Ferrari (22)	28,292	57,517	*	57,517	0	—
RHK Midtown Partners LLC (22)	75,439	153,367	*	153,367	0	—
Corporate Capital Management LLC (23)	3,786	13,250	*	13,250	0	—
Richard M. Berc (24)	100,000	132,560	*	100,000	32,560	*
Norman H. Winer Irrevocable Generation Skipping Trust U/A dated August 28, 2006	200,000	311,226	1.1%	200,000	111,226	*
James M. Gordon	150,000	701,364	2.6%	150,000	551,364	2.0%
Thomas LaSalle (24)	125,000	283,625	1.0%	125,000	158,625	*
Bruce G. Nimmer (25)	125,000	175,566	*	125,000	50,566	*
Gene Rerat	50,000	50,000	*	50,000	0	—
Howard N. Short (26)	150,000	150,000	*	150,000	0	—
James B. Druck (27)	350,000	1,961,500	7.1%	50,000	1,911,500	6.9%
Thomas E. Fox (28)	350,000	1,912,500	6.9%	50,000	1,862,500	6.8%

*              Less than one percent (1%)

(1)           Includes shares of outstanding common stock and shares of common stock issuable upon the exercise of warrants.

(2)           Includes 40,000 shares held by Mr. Halpern’s wife.

(3)                                       Howard N. Short as trustee of the Howard N. Short Living Trust has voting and investment power over the securities beneficially owned by the Howard N. Short Living Trust.  Does not include a warrant to purchase 150,000 shares held by Mr. Short directly.

(4)                                    Thomas E. Fox is the 50% general partner of F&B Properties.  Does not include shares, warrants and options held directly by Mr. Fox.

(5)                                    Mitch Levine, as managing partner of Pierce Diversified Strategy Master Fund LLC, Ena, has voting and investment control over the shares beneficially owned by Pierce Diversified Strategy Master Fund LLC, Ena.  Although Pierce Diversified Strategy Master Fund LLC, Ena is an affiliate of a registered broker-dealer, Pierce Diversified Strategy Master Fund LLC, Ena has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(6)                                    Praetorian Capital Management, LLC is the investment manager or advisor of Praetorian Offshore Ltd. and consequently has voting control and investment discretion over securities owned by Praetorian Offshore Ltd.  Harris B. Kupperman is the sole member and manager of Praetorian Capital Management LLC.

(7)                                    Jeffrey Benton, a managing director of Fairfield Investment Group LLC, has voting and investment power over the securities beneficially owned by Fairfield Investment Group LLC.

(8)                                    Alan P. Donenfeld, the managing member of the general partner of Paragon Capital LP, has voting and investment power over the securities beneficially owned by Paragon Capital LP.  Although Paragon Capital LP is an affiliate of a registered broker-dealer, Paragon Capital LP has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(9)                                    Mitch Levine, the managing partner of Enable Opportunity Partners LP, has voting and investment power over the securities beneficially owned by Enable Opportunity Partners LP.  Although Enable Opportunity Partners LP is an affiliate of a registered broker-dealer, Enable Opportunity Partners LP has represented to us that it has purchased its shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(10)                              Intentionally Omitted

(11)                              David Hokin, Rob Rubin and Richard Marks, in their respective capacity as manager and managing Directors of Diamond Opportunity Fund, LLC, have shared voting and investment control over the shares held by Diamond Opportunity Fund, LLC.  Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such securities.

(12)                              Andrew Smukler, a managing member of AS Capital Partners, LLC, has voting and investment power over the securities beneficially owned by AS Capital Partners, LLC.

(13)                              Mitchell P. Kopin, President of Downsview Capital, Inc., the General Partner of Cranshire Capital, L.P., has sole voting and investment power over the securities beneficially owned by Cranshire Capital, L.P.

(14)                              Sidney Kaplan, as trustee of the Sidney Kaplan Revocable Trust U/A/D October 11, 1993, has voting and investment power over the securities beneficially owned by the Sidney Kaplan Revocable Trust U/A/D October 11, 1993.  Does not include 16,667 shares held by Sidney Kaplan directly or 95,570 shares held by SPS Investments, a family partnership.

(15)                              Thomas E. Fox, Richard M. Berc and Thomas W. LaSalle are general partners of BFL General Partnership.  Does not include shares, warrants or options directly held by each of Messrs. Fox, Berc and LaSalle.

(16)                              Includes 35,285 shares held by the Michael G. Hofkin Trust FBO of Michael G. Hofkin of which Mr. Hofkin is the trustee and 35,285 shares held by the Susan Salomon Trust FBO of Susan Salomon of which Mr. Hofkin is the trustee.

(17)                              Thomas W. LaSalle, Arthur J. Petrie and Bruce G. Nimmer are partners of Richfield Hotel Associates Limited Partnership and have shared voting and investment power over the securities beneficially owned by Richfield Hotel Associates Limited Partnership.  Does not include shares, warrants or options directly held by each of Messrs. LaSalle, Petrie and Nimmer.

(18)                              Michael Finkelstein, an investment manager and majority shareholder of Whalehaven Capital Fund Limited, has voting and investment power over the securities beneficially owned by Whalehaven Capital Fund Limited.

(19)                              Although Mr. Winer is an affiliate of a registered broker-dealer, Mr. Winer has represented to us that he has purchased his shares being offered in this offering in the ordinary course of business and at the time of such purchase, had no agreements or understandings to distribute such securities.

(20)                              Gemini Strategies, LLC is the investment manager of Gemini Master Fund, Ltd., and Steven Winters is the sole managing member of Gemini Strategies, LLC.  Each of Gemini Strategies, LLC and Steven Winters expressly disclais any equitable or beneficial ownership of such securities.

(21)                              RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC.  Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund.  Messrs. Wayne Bloch and Peter Lockhart own all of the interest in RHP General Partner.  The aforementioned entities and individuals disclaim beneficial ownership of the securities held by RHP Master Fund, Ltd.

(22)                              Midtown Partners & Co., LLC is a registered broker-dealer who received its shares being offered under this prospectus as compensation for services rendered to Southwest.  Midtown acted as agent in connection with Southwest’s January and February 2007 private placements.  In connection with the January and February 2007 private placements, Midtown received an aggregate of 503,054 shares and warrants to purchase an aggregate of 477,901 shares of common stock.  Midtown assigned some of its shares and warrant shares to RHK Midtown Partners LLC and the following employees of Midtown Partners & Co., LLC:  David McLukie, Bruce Jordan, Richard Henri Kreger, Ariel Imas and Braden Anthony Ferrari.  Bruce Jordan has voting and investment power over the shares beneficially owned by Midtown Partners & Co., LLC.

(23)                              Mark Savage, a managing member of Corporate Capital Management LLC, has voting and investment power over the securities beneficially owned by Corporate Capital Management LLC.  Corporate Capital Management acted as an advisor in connection with Southwest’s February 2007 private placement.  In connection with the February 2007 private placement, Corporate Capital Management received 13,520 shares and a warrant to purchase an aggregate of 5,408 shares of common stock.  Corporate Capital Management assigned some of its shares and warrant shares to Daniel Ryweck, an employee of Corporate Capital Management LLC.

(24)                              Does not include 181,819 shares and a warrant to purchase 72,728 shares of common stock held by BFL General Partnership.  Mr. Berc, Mr. Fox and Mr. LaSalle are general partners of BFL General Partnership.  See Footnote (15).

(25)                              Does not include 381,819 shares and a warrant to purchase 152,728 shares of common stock held by Richfield Hotel Associates Limited Partnership.  See Footnote (17).

(26)                              Does not include 270,430 shares and a warrant to purchase 68,000 shares of common stock held by The Howard N. Short Living Trust.  See Footnote (3).

(27)                              Does not include 68,000 shares and a warrant to purchase 27,200 shares of common stock held by RBC Dain Rauscher FBO James B. Druck IRA as set forth in the table above.

(28)                              Does note include:  (i) 159,152 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner; (ii) 181,819 shares held by BFL General Partnership, a partnership in which Mr. Fox is a general partner, (iii) 381,819 shares held by Richfield Hotel Associates Limited Partnership, in which Mr. Fox is general partner of a partnership that is a limited partner; (iv) 54,546 shares issuable upon exercise of a warrant held by F&B Properties; (v) 72,728 shares issuable upon exercise of a warrant held by BFL General Partnership; and (vi) 152,728 shares issuable upon exercise of a warrant held by Richfield Hotel Associates Limited Partnership.  See Footnotes (4), (15) and (17).

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted under applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as stated in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests in the common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell under this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales.  In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event will any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses that we incur incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 promulgated under the Securities Act.  In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold under this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, before the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Securities and Exchange Act of 1934 and the rules and regulations promulgated under the Securities and Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or before the time of the sale (including by compliance with Rule 172 promulgated under the Securities Act).

LEGAL PROCEEDINGS

Alleged Breach of Gaming Management Agreement

On July 24, 2007, the Governor of the Cheyenne and Arapaho Tribes of Oklahoma delivered notice to Southwest that on July 13, 2007 he had initiated an arbitration proceeding against us for alleged breach of the Third Amended and Restated Gaming Management Agreement under which we then managed two casinos for the Tribes.  On November 2, 2007, we filed a counterclaim in this proceeding alleging a breach of the Gaming Management Agreement by the tribal Governor. The three-member arbitration panel for this proceeding was appointed in February 2008.  A scheduling conference with the arbitration panel occurred on March 11, 2008.  Preliminary pleading documents are to be submitted to the arbiters during April 2008.

In the arbitration demand, the Governor alleged that Southwest breached the management agreement by interfering with or attempting to influence internal affairs or governmental decisions of the Tribes in connection with our efforts to extend our gaming management relationship with the Tribes, which terminated on August 17, 2007. The Governor sought termination of the agreement and $10 million in damages.  We do not believe we improperly interfered with or attempted to influence internal governmental decisions of the Tribes and we intend to vigorously defend ourself in this arbitration proceeding. Under its Gaming Management Agreement with the Tribes, we were permitted to oppose, publicly or privately, any action by the Tribes that we believe were not in the best interest of the Tribal gaming operations. We believe that all of the actions we have taken on behalf of the gaming operations we managed or as part of our efforts to extend our gaming management relationship with the Tribes are consistent with that provision.

In our counterclaim, we allege that the Governor of the Tribes breached the Management Agreement by refusing to negotiate in good faith for an extension and expansion of the gaming management relationship between Southwest and the Tribes.  We assert that the Management Agreement required the Tribes to negotiate this extension and expansion after Southwest led the Tribes’ successful efforts to negotiate and enter into a compact for expanded gaming with the State of Oklahoma in April 2005.

Theft and Distribution of Surveillance Video from Lucky Star Clinton casino

On August 24, 2007, Southwest Casino and Hotel Corp., as exclusive manager of the Lucky Star casinos of the Cheyenne and Arapaho Tribes of Oklahoma filed a lawsuit against Doris Thunderbull, Darrell Flyingman, in his individual capacity, and John Does No. 1 and 2 alleging theft (conversion) of confidential surveillance video from the Lucky Star — Clinton casino and subsequent copyright infringement and defamation in connection with the posting of the stolen video on the website www.YouTube.com and widespread distribution of DVDs containing the video by mail.  We initially sought an emergency temporary restraining order barring further distribution of the video. That request was denied on August 27, 2007 and we withdrew our request for restraining order on September 24, 2007.  We continue to pursue claims for conversion, copyright infringement, tortious interference with contract, defamation, and conspiracy against the defendants.

On January 14, 2008, Mr. Flyingman, as Governor of the Tribes, filed a declaratory judgment action in Cheyenne and Arapaho Trial Court asserting that the Tribes, not Southwest, owned the surveillance footage and the copyright in it.  Southwest filed an answer to the complaint asserting the tribal court did not have jurisdiction and a motion to compel arbitration of the matter on February 15, 2008.  On February 13, 2008, the Federal District Court issued a stay of the proceedings before the federal cout pending resolution of the Tribal court proceeding.

Other Litigation Matters

In addition to the matters described above, we are involved in other various claims, legal actions and other complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers, their ages and the offices they held with Southwest Casino Corporation, as of March 12, 2008, are as follows:

Name	Age	Position
James B. Druck	66	Chief Executive Officer and Director

David H. Abramson	66	Director

Gus A. Chafoulias	72	Director

Jim Holmes	65	Director

Gregg P. Schatzman	54	Director

Thomas E. Fox	60	President and Chief Operating Officer

Jeffrey S. Halpern	65	Vice President of Government Affairs and Secretary

Brian L. Foster	39	Vice President of Native American Operations

Tracie L. Wilson	41	Chief Financial Officer

James B. Druck.  Mr. Druck joined the Southwest Casino Corporation Board of Directors and was appointed as our Chief Executive Officer and Secretary on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation (formerly Lone Moose Adventures).  Mr. Druck has been a director of Southwest Casino and Hotel Corp. since its inception.  He served as President of Southwest Casino and Hotel Corp. from October 1992 until June 2004, at which time he became the Chief Executive Officer of Southwest Casino and Hotel Corp.  From 1967 until April 1993, Mr. Druck was an attorney in private practice in Minneapolis, Minnesota.  His practice focused primarily in the areas of real estate development and finance.

Thomas E. Fox.  Mr. Fox was elected to the Southwest Casino Corporation Board of Directors and appointed as our President, Chief Operating Officer, and Chief Financial Officer on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation.  Mr. Fox resigned from our Board of Directors on December 7, 2005 in connection with the election of four new independent directors.  Mr. Fox resigned his position as Chief Financial Officer in June 2006 in connection with the hiring of our new CFO.  Mr. Fox has been a Certified Public Accountant since November 1969.  He began his career with Arthur Andersen & Co. in June 1969, and was promoted to tax manager in June 1973.  In September 1976, Mr. Fox co-founded the accounting firm of Berc & Fox, Limited.  He joined Southwest Casino and Hotel Corp. as Chief Financial Officer in November 1993 and was appointed to the Board of Directors of Southwest Casino and Hotel Corp. in January 2000.

Jeffrey S. Halpern.  Mr. Halpern has served as our Vice President of Government Affairs and Secretary since November 21, 2005.  Mr. Halpern was appointed Chairman of the Southwest Casino Corporation Board of Directors on July 22, 2004 in connection with the closing of the reorganization in which Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation.  He resigned from his position as Chairman of the Board of Directors on December 7, 2005 in connection with the election of four new independent board members.  Mr. Halpern had been a director of Southwest Casino and Hotel Corp. since its inception in 1992.  He served as Chairman of the Board and Chief Executive Officer of Southwest Casino and Hotel Corp. from October 1992 until June 2004.  Mr. Halpern also serves currently as a director and Vice President of Government Affairs and

Secretary of Southwest Casino and Hotel Corp.  From 1967 until July 1993, Mr. Halpern was an attorney in private practice in Minneapolis, Minnesota. His practice focused primarily in the areas of corporate finance and securities.

Brian L. Foster.  Brian Foster is our Vice President of Native American Operations and managed our Native American gaming operations in Oklahoma.  In addition to these titles, Mr. Foster was the General Manager of the Lucky Star Casino, an enterprise of the Cheyenne and Arapaho Tribes of Oklahoma from 1995 to August 17, 2007.  Mr. Foster was also the Chairman of the Oklahoma Indian Gaming Association from 2003 to 2007 and served as that organization’s Vice Chairman in 2000 and 2001.

Tracie L. Wilson.  Tracie Wilson joined Southwest on June 7, 2006 as our Chief Financial Officer.  Ms. Wilson has also served as Chief Financial Officer of Southwest Casino and Hotel Corp. since June 7, 2006.   Before joining Southwest, Ms. Wilson served as a consultant to and, most recently, as the Director of Financial Reporting for Lakes Entertainment, Inc. where she had worked since January 2005.  From December 1999 through December 2004, Ms. Wilson held positions as Director of Finance and as Vice President of Finance and Treasurer of Netco Communications Corporation, a global network information technology company.  Before joining Netco Communications, Ms. Wilson served as a CPA in the public accounting firms of Grant Thornton LLP and Deloitte & Touche LLP from 1989 to 1999. Ms. Wilson is a Certified Public Accountant (inactive license holder) and received a Bachelor of Science in Business from the University of Colorado.

David H. Abramson.  David Abramson joined the Southwest Board of Directors on December 7, 2005 and was elected to chair its Audit Committee on January 10, 2006.  He is also a member of the Board’s Nominating Committee.  Mr. Abramson is the Chairman and CEO of David Abramson & Associates, LLC, a retained executive search and leadership development firm he founded in January 2002.  Immediately before founding David Abramson & Associates, he was a Senior Vice President of AXA Financial/Equitable Life Insurance and the Chairman and CEO of Grant Thornton Advisors, a joint venture of AXA Financial/Equitable Life Insurance and Grant Thornton, LLP, from January to December 2001.  Before this, Mr. Abramson had an extensive career at Grant Thornton, certified public accountants, beginning in 1967 during which he was a member of the National Leadership and Senior Management Team and the Managing Partner of and an audit partner in the Minneapolis office.  Among many board memberships, Mr. Abramson has been the Chairman of Board of Directors of the Minneapolis Chamber of Commerce, President and Board member of the Minnesota Society of Certified Public Accountants, Chairman and board member of the Minnesota Cooperation Office for Job Creation, and a member of the Governing Council of the American Institute of CPAs.  Mr. Abramson holds a B.S. in Accounting from the Carlson School of Management and an MBA from the University of Michigan.

Gus A. Chafoulias.  Gus Chafoulias joined to Southwest’s Board of Directors on December 7, 2005 and was elected chair of its Nominating Committee on February 1, 2006.  He is also a member of the Board’s Compensation Committee.  Mr. Chafoulias is Chairman of the Board of Chafoulias Management Company, where he has worked since 1987.  Mr. Chafoulias has developed more than 3 million square feet of apartments and commercial space during more than 40 years in the development business.  One of Mr. Chafoulias’ liquor stores, which Mr. Chafoulias has owned and operated since 1957, has been voted as a top ten liquor retailer in the United States.  Mr. Chafoulias is also a United Way Alexis de Tocqueville Society member, Leadership 100 board member, and Blue Cross Blue Shield Champions of Health award winner.  He has served on numerous boards of directors including the Rochester (MN) Chamber of Commerce, Diversity Council, U.S. Bank, Medvision, and Comfortex, Inc.  In addition to Southwest, Mr. Chafoulias currently serves on the boards of Jaguar Communications and Festival Airlines.

Jim Holmes. Jim Holmes was elected a Director of Southwest on December 7, 2005 and serves on the Board’s Audit Committee and Compensation Committee.  Mr. Holmes is a 1965 graduate of West Point’s U.S. Military Academy and has a master’s degree in law enforcement administration from Central Missouri State University.  Mr. Holmes has significant experience on both the regulatory and business sides of the gaming industry.  Since 1991, Mr. Holmes has been President of Jim Holmes and Company and, beginning in 1987, has acted as a national and international gaming consultant for lottery operations, bingo projects, casinos and Indian gaming, specializing in start-up operations and risk analysis.  In addition, from March 2005 to October 2005 Mr. Holmes was an Executive Vice President for Cadillac Jack, Inc., a slot machine manufacturer, and from February 2001 to January 2004, Mr. Holmes was president of API Technologies, LLC.  From January 2000 to January 2001, Mr. Holmes was Executive Vice President of Sierra Design Group.  In 1985, Mr. Holmes was appointed by then Governor Ashcroft as the first Executive Director of the Missouri Lottery.  Before working to establish the Missouri Lottery, he spent 15 years with the FBI in Missouri as both a Special Agent and Supervisor.

Gregg P. Schatzman.  Gregg Schatzman joined Southwest’s Board of Directors on December 7, 2005.  He also serves on the Board’s Audit Committee and Compensation Committee, which he chairs.  Mr. Schatzman has in-depth experience as both a regulator and an operator in the gaming industry.  Mr. Schatzman has been the Managing Director of Schatzman & Associates, LLC, which provides consulting services to gaming companies and law firms regarding casino operations and regulatory issues, since June 2003.  From March 2003 to June 2003, he was a partner and owner of Castaways Hotel and Casino in Las Vegas, Nevada and owned and worked as Executive Vice President of VSS Enterprises, LLC, from March 1999 to May 2003.  Mr. Schatzman’s 13 years in casino operations included work as an Executive Vice President of Primadonna Resorts, Inc.; a Vice President and General Manager for Ameristar Casinos and Vice President and General Manager for Gem Gaming and worked with Trump casinos.  Before joining the business side of the gaming industry, Mr. Schatzman spent 10 years as a gaming regulator with the Nevada Gaming Control Board, rising from Financial Investigator to Chief of Investigations.  As Chief of Investigations, Mr. Schatzman supervised the work of the 80 agents in the Investigations and Corporate Securities Divisions of the Gaming Control Board.

Each of Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman has been determined to be “independent” under the rules of the Nasdaq stock market.

Family Relationships

No family relationships exist among our directors and executive officers.

Legal Proceedings

To the knowledge of our management, during the past five years, no present or former director, person nominated to become a director, executive officer, promoter or control person of our company, except as disclosed below:

•                  was a general partner or executive officer of any business by or against which any bankruptcy petition was filed, whether at the time of such filing or two years prior the filing;

•                  was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•                  was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities.

•                  was found by a court of competent jurisdiction in a civil action, or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended, or vacated.

Prior Bankruptcy Proceeding of Subsidiary

James B. Druck, Jeffrey S. Halpern and Thomas E. Fox are Managers of Gold Rush I, LLC, a Colorado limited liability company and a wholly-owned subsidiary of Southwest Casino and Hotel Corp.  In August 2001, Cripple Creek Development Corp., a Colorado corporation, Blue Building Development, Inc., a Wyoming corporation, Mark Brockley, an individual, and Annesse Brockley, an individual, initiated a lawsuit against Gold Rush I, LLC, and Southwest Casino and Hotel Corp. in District Court, Teller County, Colorado (01-CV-156).  The plaintiff alleged that the defendants failed to pay certain obligations to the plaintiffs under the terms of their lease agreement and breach of contract.  The lease included a provision that capped the maximum monthly amount required to be paid to Mr. Brockley’s creditors.  In the early years of the operation, Mr. Brockley’s obligations to creditors far exceeded this cap and Southwest paid these obligations as they came due.  Under the lease, Southwest set off against current rent the amount of the excess payments.  In the lawsuit, Mr. Brockley sought to evict Gold Rush I from the premises for failing to pay amounts claimed to be owed under the Lease.  Gold Rush I responded by denying any failure to pay.

Before an evidentiary hearing in this lawsuit was completed, Gold Rush I filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Minnesota (Case No. 01-33755) to ensure that we did not lose possession of the premises while the underlying claims were litigated.  On October 15, 2001, the Colorado District Court entered an Order in which it found (a) that Gold Rush I was not in default under the lease, (b) that Gold Rush I had made payments in excess of the monthly caps provided in the lease (which overpayments the court subsequently quantified at $554,362.09), and (c) that Gold Rush I was entitled to offset the overpayments against rent and other payments due under the terms of the lease.  Mr. Brockley appealed the Colorado District Court’s Order to the Colorado Court of Appeals, which dismissed the appeal on May 21, 2002.  After successfully defending the lawsuit brought by its landlord, Gold Rush I emerged from bankruptcy on January 10, 2003,when the Bankruptcy Court confirmed its reorganization plan, which provided for full payment to all creditors, with interest.

Colorado Regulatory Proceeding

In June 2004, Southwest Casino and Hotel Corp. paid a $50,000 fine to the Colorado Division of Gaming for failure to properly maintain and review statistical data on slot machine performance after receiving a warning letter regarding this deficiency and failing to comply with its agreement to correct the deficiency.  Southwest Casino and Hotel Corp. paid the full amount of the fine.  As part of these proceedings, James Druck, in his capacity as manager of the facility in question, without any admission of guilt, agreed to take the necessary steps to ensure Southwest Casino and Hotel Corp.’s compliance in this matter and, further, agreed to pay $5,000 to the Limited Gaming Fund to reimburse expenses incurred by Colorado in this investigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table states the information known to us with respect to the beneficial ownership of our common stock as of March 20, 2008 for (1) each person known by us to beneficially own more than 5% of our common stock, (2) each of our executive officers, (3) each of our directors, and (4) all of our executive officers and directors as a group.

Shares are deemed “beneficially owned” by a person if that person, directly or indirectly, has sole or shared power to vote or to direct the voting of those shares or sole or shared power to dispose or direct the disposition of those shares.  Except as otherwise indicated, we believe that each of the beneficial owners of our capital stock listed below, based on information provided by these owners, has sole dispositive and voting power with respect to its shares, subject to community property laws where applicable, except as descried in the notes below.  Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by that person or group.

	Common Stock
Name and Address	Number		Percent
James B. Druck (1)	2,259,825	(2)	8.0%
David H. Abramson (3)	273,250	(4)	1.0%
Gus A. Chafoulias (5)	962,186	(6)	3.4%
Jim Holmes (1)	137,500	(7)	*
Gregg P. Schatzman (1)	137,500	(7)	*
Thomas E. Fox (1)	2,683,870	(8)	9.5%
Jeffrey S. Halpern (1)	2,331,105	(9)	8.3%
Brian L. Foster (1)	250,000	(10)	*
Tracie L. Wilson (1)	91,929	(11)	*
All executive officers and directors as a group (9 persons)	9,127,165	(12)	29.4%

* Less than 1 percent

(1)	Address: 2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425
(2)	Includes (i) 100,000 shares held by Mr. Druck’s wife, (ii) 353,125 shares of common stock issuable upon exercise of options, and (iii) 327,200 shares issuable upon exercise of warrants.
(3)	Address: Parkdale Plaza, 1660 S. Highway 100, Suite 500, Minneapolis, MN 55416
(4)	Includes 206,250 shares issuable upon exercise of stock options and 12,000 shares issuable upon exercise of a warrant.
(5)	Address: 121 23rd Avenue SW, Rochester, MN 55902.
(6)	Includes 137,500 shares issuable upon exercise of a stock option and 522,728 shares issuable upon exercise of warrants.
(7)	Consists of 137,500 shares issuable upon exercise of a stock option.
(8)

Includes: (i) 159,152 shares held by F&B Properties, a partnership in which Mr. Fox is a 50% general partner; (ii) 181,819 shares held by BFL General Partnership, a partnership in which Mr. Fox is a general partner; (iii) 353,125 shares issuable upon exercise of a stock option; (iv) 300,000 shares issuable upon exercise of warrants; (v) 54,546 shares issuable upon exercise of a warrant held by F&B Properties; (vii) 72,728 shares issuable upon exercise of a warrant held by BFL General Partnership. Does not include 381,819 shares and warrants to purchase 152,728 held by Richfield Hotel Associates Limited Partnership (“RHALP”). Mr. Fox is a general partner of a partnership that is a limited partner of RHALP and does not have or share investment control over RHALP and disclaims any beneficial ownership interest in these shares.

(9)	Includes: (i) 40,000 shares held by Mr. Halpern’s wife; (ii) 353,125 shares issuable upon exercise of a stock option; and (iii) 327,280 shares issuable upon exercise of warrants.
(10)	Consists of 250,000 shares issuable upon exercise of a stock option.
(11)	Consists of 91,929 shares issuable upon exercise of a stock option.
(12)

Includes: (i) an aggregate of 2,020,054 shares issuable upon exercise of options; (ii) 1,616,482 shares issuable upon exercise of warrants; (iii) 340,971 shares held by partnerships in which an executive officer is a general partner; and (iv) 140,000 shares held by the spouse of an executive officer.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value of $0.001 per share and 30,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of March 20, 2008, 27,460,953 shares of common stock are issued and outstanding and held by approximately 344 shareholders of record. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of our common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights.  We have the right to redeem any outstanding share of our common or preferred stock if our Board of Directors determines that the continued ownership of those shares may cause any regulatory authority to deny or refuse to approve any gaming license or gaming contract.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 30,000,000 shares of preferred stock with a par value of $0.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance our business and fund growth opportunities, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Options and Warrants

As of December 31, 2007, we had outstanding options to purchase an aggregate of 2,500,000 shares of common stock at exercise prices ranging between $0.12 and $1.00 per share.  Subsequent to December 31, 2007, additional options were granted, see note 26 to our 2007 consolidated financial statements included with this prospectus.  All outstanding options provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other similar changes in our corporate structure and shares of our capital stock.  As of December 31, 2007, we had outstanding warrants to purchase an aggregate of 5,946,102 shares of common stock at exercise prices ranging between $0.12 and $1.00.  The warrants provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in our corporate structure of our company.

Registration Rights

On October 20, 2005, Southwest Casino and Hotel Corp., the wholly-owned operating subsidiary of Southwest Casino Corporation, entered into a Revolving Credit and Term Loan Agreement with Crown Bank of Minneapolis, Minnesota.  Under the terms of the Loan Agreement, Crown Bank extended to Southwest Casino & Hotel a new $2.5 million term loan and assumed Southwest Casino & Hotel’s $450,000 revolving line of credit with an outstanding balance of approximately $446,000 from Associated Bank Minnesota, N.A.  The $2.5 million term loan is secured by the guaranties of 12 Southwest Casino Corporation shareholders.  In consideration for these shareholder guaranties, Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliated shareholder guarantors and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  Each guarantor received a warrant to purchase one share of Southwest Casino Corporation common stock for each $2.00 of term loan guaranteed by that shareholder.  Warrant holders received the right to have the shares of our common stock purchasable upon exercise of their warrants included in any registration statement that we may file in the future under the terms of a registration rights agreement.

On January 24, 2007, we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 4,792,391 shares of our common stock and warrants to purchase an aggregate of 1,916,961 shares of our common stock, at a purchase price of $0.55 per unit.  Pursuant to the terms of a Registration Rights Agreement dated January 24, 2007 with certain investors, we have agreed to register the resale of the shares sold in the January 2007 private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by us with the Securities and Exchange Commission. We have agreed to use commercially reasonable efforts to file the registration statement with the SEC within 30 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which we are notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.  We are subject to certain covenants regarding the ongoing effectiveness of the registration statement.   If certain of its obligations are not met, we have agreed to make pro-rata cash payments as liquidated damages to each investor.

On February 26, 2007, we had a second closing of our January 2007 private placement in which we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 2,659,342 shares of our common stock and warrants to purchase an aggregate of 1,063,740 shares of our common stock, at a purchase price of $0.55 per unit.  These investors are entitled to the same registration rights as the January 2007 investors.

The registration statement, of which this prospectus is a part, satisfies our obligations to the groups of shareholders and warrant holders described above.  We are required to use good faith commercially reasonable efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares our common stock and the shares of our common stock issuable upon the exercise of the warrants without volume restrictions pursuant to Rule 144(k) under the Securities Act.

On March 7, 2008, Southwest Casino and Hotel Corp. entered into a series of eight promissory notes with Crown Bank of Minneapolis, Minnesota.  Under the promissory notes, Crown Bank loaned Southwest Casino & Hotel an aggregate $1.55 million.  Each of the eight promissory notes is co-signed by a shareholder of Southwest Casino Corporation.  Each of these co-signers is fully obligated to Crown Bank and individually liable for the principal amount and any accrued and unpaid interest and costs outstanding under the co-signed note.  As a condition to entering into the Notes, Crown Bank required each of James Druck, Chief Executive Officer, Thomas Fox, President and Chief Operating Officer, and Jeffrey Halpern, Vice President of Government Affairs of Southwest Casino Corporation to increase their previously existing $150,000 personal guarantees of Southwest Casino & Hotel’s outstanding $450,000 line of credit to $250,000 and extend those guarantees to cover both the line of credit and the eight promissory notes through their respective repayment terms.

In consideration of co-signing the promissory notes, on March 10, 2008 Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 2,300,000 shares of its common stock at an exercise price of $0.39 per share to the shareholder co-signers.  Each co-signer received a warrant to purchase one share of Southwest Casino Corporation common stock for each $1.00 in principal amount of the promissory note co-signed by that shareholder.  In consideration of the increase in the amount and extension of the term of their respective guarantees, Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase one share of Southwest Casino Corporation common stock for each $1.00 of guarantee, or 250,000 shares.  The $0.39 per share exercise price of these warrants represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 5 trading days preceding the closing of the loan.  Warrant holders also received the right to have the shares of Southwest Casino Corporation common stock purchasable upon exercise of their warrants included in any registration statement that Southwest Casino Corporation may file under the terms of a separate Registration Rights Agreement.

Anti-takeover Provisions

Nevada law prohibits business combinations between Nevada corporations and interested stockholders for a period of three years after the interested stockholder’s date of acquiring shares unless the combination or the purchase of the shares by the interested stockholder is approved by the Board of Directors.

Applicable Nevada law also prohibits business combinations between Nevada corporations and interested stockholders following the expiration of three years after the interested stockholder’s date of acquiring shares unless the combination meets the requirements specified in Section 78.439 for director and stockholder approvals or Sections 78.441 through 78.444 with respect to the consideration to be received in the combination by all stockholders other than the interested stockholder.  Applicable Nevada law defines “interested stockholders” to include persons who, alone or together with affiliates, beneficially own at least 10% of the outstanding stock of the corporation.  As allowed under Nevada law, we have opted out of the application of these provisions under our Articles of Incorporation.

Applicable Nevada law also denies voting rights to a stockholder who acquires a controlling interest in a Nevada corporation, unless the voting rights are approved by a majority of the voting powers of the corporation.  A Nevada corporation may opt out of the application of these provisions, but we have not opted out.

Nevada law does not require a stockholder vote of the surviving corporation in a merger if:

•	the merger does not amend the existing articles of incorporation;

•	each outstanding share of the surviving corporation before the merger is unchanged; and

•	the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to such issuance.

The effect of these provisions may be to make more difficult the accomplishment of a merger or other takeover or change in control.  To the extent that these provisions have this effect, removal of our incumbent Board of Directors and management may be rendered more difficult.  Further, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Eide Bailly LLP, certified public accountants, have audited the annual financial statements to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of Eide Bailly LLP as experts in auditing and accounting.

PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

Nevada law authorizes a Nevada corporation to eliminate or limit the personal liability of directors and officers to the corporation and its stockholders for damages for breach of fiduciary duties as a director. We believe that such a provision is beneficial in attracting and retaining qualified directors and officers, and accordingly, our Articles of Incorporation, as amended, include a provision eliminating liability for damages for any breach of fiduciary duty as a director or officer, except for the following:

•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

•	authorizing an unlawful distribution in violation of Nevada law.

Directors are not insulated from liability for breach of their duty of loyalty or for claims arising under the federal securities laws.  These provisions of our Articles of Incorporation, as amended, may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.  We have comprehensive directors’ and officers’ liability insurance coverage, with an aggregate limit of $10,000,000 for the benefit of our officers and directors insuring them against various liabilities, including liabilities under the securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons under these provisions of our Articles of Incorporation, as amended, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

(a)           Business Development.

Corporate Reorganization

On July 22, 2004, Southwest Casino and Hotel Corp. merged with Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.” and has operated in the gaming industry since formation.  Lone Moose Acquisition Corporation was formed solely for the purpose of completing our reorganization.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose Adventures, Inc., which changed its name to Southwest Casino Corporation.  Under the terms of the reorganization agreement among Southwest

Casino and Hotel Corp., Lone Moose Adventures, Inc. and certain shareholders of Lone Moose Adventures, Inc., Southwest Casino Corporation acquired 100% of the issued and outstanding shares of Southwest Casino and Hotel Corp. common and preferred stock in exchange for more than 16 million shares of Lone Moose common stock issued to the shareholders of Southwest Casino and Hotel Corp.  Including shares of Lone Moose common stock acquired by principal shareholders of Southwest Casino and Hotel Corp. before the reorganization, the former Southwest Casino and Hotel Corp. equity security holders acquired approximately 92% of the outstanding securities of Southwest Casino Corporation in the reorganization.

Lone Moose Adventures, Inc. was formed on January 2, 2002 and, before closing the reorganization described above, conducted only minimal operations and received only minimal revenue.  Lone Moose was organized to take clients on adventure tours in the Wasatch mountain range of Utah.  Lone Moose conducted fewer than two dozen adventure tours before our reorganization.  Upon closing the reorganization, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to Lone Moose’s founding shareholders.  Since the reorganization and sale of the adventure tour business, Southwest has not engaged in any aspect of the business conducted by Lone Moose before the reorganization.

Prior Bankruptcy

Gold Rush I, LLC, a wholly-owned subsidiary of Southwest Casino and Hotel Corp., filed a voluntary petition for Chapter 11 protection under the United States Bankruptcy Act as a result of a dispute over rent with the landlord of the Gold Rush and Gold Digger’s Casinos in Cripple Creek, Colorado. Gold Rush I was successful in its litigation against the landlord regarding the rent dispute and emerged from bankruptcy on January 10, 2003 when the Bankruptcy Court confirmed its reorganization plan, which provided for full payment to all creditors with interest.

(b)           Business of Company.

Principal Products or Services and Markets and Status of Publicly-Announced New Products or Services

Southwest develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities in various markets across the United States. Based in Minneapolis, Minnesota, we currently own two casinos in Colorado and a 50% membership interest in North Metro Harness Initiative, LLC, which is developing Running Aces Harness Park, a harness racetrack and card room in Minnesota.  North Metro is scheduled to begin harness racing April 11, 2008 and open its 50-table card room in July 2008, after completion of 50 days of racing.  We have approximately 150 full and part-time employees.  We expect Running Aces Harness Park to employ more than 400 additional people when fully operational.

Our growth plans include diversifying and expanding existing operations and pursuing new gaming opportunities.

Casino Operations

Gold Rush I, LLC, a wholly-owned subsidiary of Southwest Casino and Hotel Corp. owns and operates the Gold Rush Hotel & Casino and the Gold Digger’s casino in Cripple Creek Colorado. Cripple Creek is a small, historic mining town near Colorado Springs that is permitted to engage in limited stakes ($5.00 per bet limit) gaming. Fifteen casinos operate currently in Cripple Creek. The combined Gold Rush and Gold Digger’s facilities offer approximately 406 slot machines and a 4-table card game area.  We also own and operate the Palladium, an outdoor amphitheater adjacent to the Gold Rush and Gold Digger’s facilities that offers live entertainment and other special events.

We also owned and operated the Uncle Sam’s casino in Cripple Creek, Colorado until June 29, 2007.  Uncle Sam’s offered approximately 65 slot machines and catered mostly to a local market.  On June 25, 2007, we entered into an agreement with the landlord to purchase the leased real property on which we operated Uncle Sam’s.  The purchase agreement provided that Southwest would not be obligated to purchase the real property unless we assigned our rights under the purchase agreement to a third party.  On June 26, 2007, Southwest entered into an agreement to assign its rights under the purchase agreement and the operating lease.  We closed Uncle Sam’s casino on July 29, 2007 and, on July 31, 2007, assigned our rights under the purchase agreement and lease and received an assignment fee of approximately $487,000.  We transferred the majority of the equipment and slot machines from Uncle Sam’s to the Gold Rush and Gold Diggers casinos.  We also transferred all Uncle Sam’s employees to the Gold Rush and Gold Diggers casinos and the Uncle Sam’s customers were offered incentives to migrate their play at Uncle Sam’s to the Gold Rush and Gold Diggers casinos.

Through North Metro Harness Initiative, LLC, Southwest and its 50 percent partner MTR-Harness, Inc., an affiliate of MTR Gaming Group, Inc., were granted Class A and Class B licenses from the Minnesota Racing Commission on January 19, 2005 to develop and operate a harness racing track and card room facility on approximately 180 acres of land in Columbus Township, Anoka County, Minnesota.  Lawsuits against the Minnesota Racing Commission challenging the validity of those licenses concluded in favor of the Racing Commission and North Metro during July 2006.  This project, named Running Aces Harness Park, is nearing completion and scheduled to open with its first day of live harness racing on April 11, 2008.

Once constructed and operating, this racing facility will offer pari-mutuel wagering on a 5/8-mile track with combined seating for over 2,000 track, restaurant and card room patrons.  In addition, the facility will accommodate simulcast wagering on live harness racing events broadcast into the facility.  On January 17, 2008, the Minnesota Racing Commission approved the plan of operation under which North Metro will operate a 50-table card room in this facility.  Minnesota law requires us to complete 50 days of live harness racing before we can open the card room and the approval of the plan of operation is contingent on satisfying that requirement. Under current law, we are only permitted to simulcast harness races at this facility.  We are seeking legislative authorization to simulcast races by all horse breeds, but cannot provide any assurance that this effort will succeed.

Consulting Services

In September 2007, we entered into a consulting agreement to work with Palace Resorts in developing and opening a casino at the Moon Palace Casino, Golf and Spa Resort now under construction in Punta Cana on the easternmost tip of the Dominican Republic. Under the consulting agreement, we assist Palace Resorts in all phases of design, game selection, training and equipping the casino that will be part of the 1,700-room resort that is scheduled to open in 2008. Southwest receives consulting fees of $50,000 per month for 10 months beginning in October 2007.  Palace Resorts provides world-class resort vacations at all-inclusive properties throughout Cancun, the Riviera Maya, Nuevo Vallarta, and Cozumel with the Punta Cana, Dominican Republic resort now under construction.

Casino Management

Until August 17, 2007, Southwest Casino and Hotel Corp. managed the Lucky Star – Concho and Lucky Star – Clinton casinos in Concho and Clinton, Oklahoma, under the terms of a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma.  From May 19, 2007 to August 17, 2007, Southwest managed the Lucky Star – Concho and Lucky Star – Clinton casinos under Amendment No. 11 to the Third Amended and Restated Gaming Management agreement between Southwest and the Cheyenne and Arapaho Tribes of Oklahoma, which extended that agreement for up to two years.  On August 17, 2007, the Supreme Court of the Cheyenne and Arapaho Tribes declared Amendment No. 11 invalid.  Also on August 17, 2007, the National Indian Gaming Commission (“NIGC”) reversed its prior approval of Amendment No. 11.  On August 24, 2007, the NIGC rejected our challenge to its decision to reverse that approval.  We have not received management fees from the Cheyenne and Arapaho Tribes since August 17, 2007.

On March 24, 2006, we entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians under which we were to manage the Tribe’s Seven Clans Paradise Casino in Red Rock, Oklahoma.  The Otoe-Missouria Tribe submitted the Gaming Management Agreement to the National Indian Gaming Commission for approval.  After receiving additional comments on and requested additional changes to the management agreement on September 15, 2006, the Tribe did not respond to the NIGC or to our efforts to complete a revised management agreement.  On July 11, 2007, the NIGC delivered a letter to us and the Chairman of the Tribe requesting that we submit a revised management agreement or withdraw the request for approval of the current agreement within 30 days.  We met with representatives of the Tribe’s Economic Development Authority (“OMDA”) on August 6, 2007 and discussed the status of the management agreement.  The OMDA has told us that they do not intend to go forward with the management agreement and we have withdrawn our request for NIGC review of this management agreement. We continue to seek reimbursement from the Otoe-Missouria of expenses we incurred while working with the Tribe in 2006.

Prior Business of Lone Moose Adventures, Inc.

Prior to the July 2004 reorganization, Lone Moose engaged in limited operations primarily related to the provision of adventure tours in the State of Utah. Immediately after closing the reorganization in which Lone Moose Adventures became Southwest Casino Corporation and Southwest Casino and Hotel Corp. became a wholly-owned subsidiary of Southwest Casino Corporation, we sold substantially all of the assets and liabilities of Lone Moose’s adventure tour business to the founding shareholders of Lone Moose. Since closing the reorganization and sale of assets, Southwest has not engaged in any aspect of the business Lone Moose conducted before the reorganization.

Competition.

The gaming industry, including the development, operation and management of casinos, racetracks and other types of gaming facilities, is highly competitive, especially given the rapid rate at which the industry is expanding.  For example, a number of management companies may make proposals to a particular Native American tribe for the development and management of a single Indian gaming facility, and any gaming facilities developed or managed by us will compete with a rapidly expanding number of other gaming facilities of varying quality and size, including gaming facilities that are part of national or regional chains, along with other forms of gaming and entertainment.  Similarly, with respect to projects we are pursuing or may pursue in the future, new competitors could surface at any time and present alternative proposals for consideration. Many competitors have available to them substantially greater financial and personnel resources than us. Competition in the future may also be affected by overbuilding which can adversely affect patronage levels. Given the current regulatory climate and limited number of new gaming opportunities, it is likely that competition in our industry will intensify in the future.

The Cripple Creek, Colorado market in which we operate the Gold Rush Hotel & Casino and the adjoining Gold Digger’s casino consists of fifteen gaming facilities with approximately 4,266 machines (as of December 2007), of which we operate 406.  In June 2007 we closed the Uncle Sam’s casino that we had operated since 1999 due to poor performance.  The Cripple Creek market generated total gaming revenues of approximately $155 million during calendar year 2007.  This is a very competitive market that has shown relatively slow revenue growth in recent years, even as the number of gaming devices continues to grow.  A new casino, expected to offer 700 gaming devices, is under construction, and expected to open in late spring or early summer 2008.  In addition, Colorado banned smoking in casinos beginning January 1, 2008, which may negatively impact revenue.  Our ability to maintain and grow our Colorado operations is largely dependent on our ability to increase our market share in a highly competitive environment.  We believe that the Gold Rush and Gold Digger’s Casinos attract customers primarily from Colorado Springs, Pueblo and surrounding areas.

We own a 50 percent membership interest in North Metro Harness Initiative, LLC, which was granted licenses from the Minnesota Racing Commission to build and operate a harness racing track and card room north of the Twin Cities of Minneapolis and St. Paul, Minnesota on January 19, 2005.  This facility, when completed, will compete with an existing thoroughbred racetrack and card room on the south side of the Twin Cities metropolitan area as well as several Indian gaming facilities located outside of the Twin Cities areas.

For more information regarding the competitive environment in which we operate, please see discussion under the heading “Risk Factors” beginning on page 2 of this prospectus.

Dependence on One or a Few Major Customers

Our current gaming activities are concentrated in our Colorado operations.  We currently provide consulting services to Palace Resorts under a consulting agreement that terminates in August 2008.  The loss of any of these opportunities or constriction in the scope or types of gaming permitted in these facilities would have a material adverse effect on our business.

During 2007, the management fees we received under a gaming management agreement with the Cheyenne and Arapaho Tribes of Oklahoma for the Lucky Star casinos in Concho, Oklahoma and Clinton, Oklahoma was our primary source of operating revenue. This management agreement terminated on August 17, 2007.  The loss of the management fees we received for managing these facilities has had a material adverse effect on our financial condition.

Patents, Trademarks, Licenses, Franchises and Concessions, Royalty Agreements and Labor Contracts

In addition to the gaming licenses described below, we own a federally registered trademark in the name “Lucky Star” for our gaming-related businesses.  We do not own any other registered trademarks or patents or other significant intellectual property.

Need for Governmental Approvals of Principal Services.

The gaming industry is highly regulated at the federal and state levels and gaming on tribal land is further regulated by the National Indian Gaming Commission and the Bureau of Indian Affairs. We must maintain the gaming licenses applicable to each of our operations in order to continue our current business and, in most instances, must obtain new or amended gaming licenses in connection with any expansion of our current operations or development of new gaming facilities.

In Colorado, we hold licenses issued by Colorado Division of Gaming for our Gold Rush Hotel & Casino and Gold Digger’s casino in Cripple Creek.  On January 19, 2005, the Minnesota Racing Commission voted to grant North Metro Harness Initiative, LLC, in which we own a 50 percent membership interest, licenses to develop and operate a harness racetrack and card room.

In connection with these licenses, the Colorado Division of Gaming and the Minnesota Racing Commission must approve any addition of a director, officer or five percent or greater shareholder.  In addition, any affiliate of ours, such as the joint ventures we have worked with in pursuit of some of our new gaming opportunities, is subject to review by and the rules and regulations of any jurisdiction in which we hold a gaming license, and we are subject to review by and the rules of jurisdictions in which they hold licenses.

Effect of Existing or Probable Governmental Regulations on Business.

The gaming industry and our operations within that industry are regulated extensively.   Historically, we have provided services to Native American tribes that are regulated under the federal Indian Gaming Regulatory Act, the rules and regulations of the National Indian Gaming Commission, the rules and regulations of the tribal gaming authority and, in some instances the state in which the tribal lands are located.  The Gold Rush Hotel and Casino and Gold Digger’s casino in Cripple Creek, Colorado are subject to the Colorado Limited Gaming Act and related rules and regulations that are enforced by the Colorado Division of Gaming.  The Minnesota Racing Commission regulates the activities of North Metro Harness Initiative, LLC, in which Southwest Casino and Hotel Corp. owns a 50 percent membership interest, under its class A and class B licenses to develop and operate a harness racetrack and card room on the north side of the Minneapolis-St. Paul metropolitan area.

The process of complying with all applicable state and federal governmental and tribal regulations is lengthy and has required and will continue to require the expenditure of substantial time and resources.  There can be no assurance that we will be able to comply on a continuous or timely basis with all applicable regulations, and delays in compliance, or failure to comply, could have a material adverse effect on our business, financial condition, results of operations and our ability to maintain our licenses.  Changes in existing regulations or the adoption of new regulations at the federal level or in the states in which we currently operate or are pursuing new opportunities could delay or prevent our compliance with such regulations.  Our failure to comply with applicable laws or regulations, whether federal, state or tribal, could result in, among other things, the termination of management agreements to which we may be a party in the future or the suspension of one or more of our operations, either of which would have a material adverse effect on our business.

Gaming Regulation in Colorado

The Colorado Division of Gaming has broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”).  The Division may inspect without notice, impound or remove any gaming device. The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees.  The Division of Gaming may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.

Colorado issues five types of gaming and gaming-related licenses.  These licenses are revocable and non-transferable.  All persons employed at our Colorado casinos, and involved in gaming operations must obtain a Colorado gaming license.  All licenses must be renewed annually, except those for key and support employees, which must be renewed every two years.  Failure to maintain any of the licenses or approvals required to operate any of our Colorado casinos would have a material adverse effect on our operations.

As a general rule, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado.  In addition, Colorado Regulations restrict the ability of any person with a substantial interest in a manufacturer or distributor of slot machines to also hold a substantial interest in a casino operator.  The Division of Gaming has ruled that a person does not have a “substantial interest” if that person’s sole ownership interest in a licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee.

Under the Colorado Regulations, any person or entity having any direct or indirect interest in us may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints.  This information, investigation and licensing as an “associated person” will be required automatically of all persons (other than certain institutional investors) that directly or indirectly own beneficially 10 percent or more of our outstanding voting securities. Persons that own more than 10 percent of our outstanding securities must report their interest within 10 days and file appropriate applications within 45 days after acquiring that interest. Persons who directly or indirectly own beneficially 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in our voting securities, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable.  All licensing and investigation fees will have to be paid by the person in question. If the person is unable to receive approval from the Division of Gaming or chooses not to provide information requested by the Division of Gaming that person will be required to dispose of their Southwest stock holdings in accordance with our Articles of Incorporation.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

The Division of Gaming interprets the Colorado Regulations to permit investigations of persons or entities providing financing to or acquiring securities from us or our Colorado casinos.  While the Colorado Regulations do not require prior approval for credit facilities or debt securities, the Division reserves the right to approve, require changes to or require the termination of any financing.  In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities.

Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.

An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate. Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of specified crimes; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses.

If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in our company, one or more of our Colorado casinos may be sanctioned, which may include the loss of our approvals and licenses.

In addition, the Colorado Regulations prohibit us from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), paying any unsuitable person any remuneration for services, or recognizing the exercise of any voting rights by any unsuitable person. Further, under the Colorado Regulations, we may repurchase voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and can cause us to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

The sale, lease, purchase and conveyance or acquisition of a controlling interest in a Colorado casino is subject to the approval of the Colorado Commission. Under some circumstances, we may not sell any interest in our Colorado gaming operations without the prior approval of the Colorado Commission.

We are required to provide information and file periodic reports with the Colorado Division identifying those who have a 5% or greater ownership, financial or equity interest in us, or who have the ability to control us or exercise significant influence over us, or who loan money or other things of value to us, or who have the right to share in our limited gaming revenues, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act.  Any person licensed by the Division of Gaming and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.

The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

We were fined a total of $55,000 in June 2004 for failure to comply with Colorado gaming regulations related to maintenance and review of statistical information regarding slot machine performance and have entered into an agreement with the Colorado Division of Gaming under which we agreed to bring our practices into compliance. Failure to do so could lead to suspension or revocation of our license. For more information, see the risk factor regarding risks we face in connection with obtaining, maintaining and renewing our gaming licenses under the heading “Risk Factors,” beginning on page 2 of this prospectus.

Regulation of Horse Racing and Card Playing in Minnesota

In December 2003, North Metro Harness Initiative, LLC and Southwest Casino and Hotel Corp. filed applications for Class A and Class B licenses, respectively, to develop and operate a harness racing track and card room in Anoka County, Minnesota.  The Class B license application was subsequently amended and, on January 19, 2005, the Minnesota Racing Commission voted to grant Class A and Class B licenses to North Metro.  The class A License is effective until revoked or suspended by the Racing Commission, or relinquished by the licensee.  The Class B License is renewable each year by the Racing Commission after a public hearing (if required by the Racing Commission).

Minnesota established the Minnesota Racing Commission to regulate horse racing and card playing in the state under its pari-mutuel horse racing statute.  North Metro and Southwest, as a 50 percent owner of North Metro, have been subject to the horse racing statute and rules and regulations promulgated under it (the “Racing Act”) since we filed the Class A and Class B license application.  Our horse racing operations will also be subject to the federal Interstate Horse Racing Act of 1978.

The Racing Commission has broad authority to enforce the Racing Act and regulate substantially all aspects of horse racing in Minnesota.  The Racing Commission granted and will oversee North Metro’s ownership and operating licenses, will: license all employees of North Metro’s racetrack as well as jockeys, trainers, veterinarians and other participants; regulate the transfer of ownership interests in licenses; allocate live race days and simulcast-only race days; approve race programs; regulate the conduct of races; set specifications for the racing ovals, animal facilities, employee quarters and public areas of North Metro’s racetrack; and regulate the types of wagers on horse races and approve significant contractual arrangements with North Metro, including management agreements, simulcast arrangements, totalizator contracts and concessionaire agreements.  Decisions by the Racing Commission in regard to any one or more of these matters could adversely affect the Company’s operations.

The Racing Act requires prior approval by the Racing Commission of all officers, directors, 5% shareholders, or other persons having a present or future direct or indirect financial or management interest in any person applying for a Class A and Class B license, and if a change of ownership of more than 5% of the licensee’s shares is made after an application is filed or the license issued, the applicant or licensee must notify the Racing Commission of the changes within five days of this occurrence and provide the information required by the Racing Act.

North Metro submitted a card room plan of operation for approval by the Racing Commission in connection with North Metro’s Class B license.  The card room plan has been submitted to the Racing Commission; however under current law North Metro will not receive formal approval of the plan until 50 days of live racing have been completed.  Once the card room plan of operation is approved, the Racing Commission will regulate the playing of “unbanked” or “player pool” card games at North Metro’s card room, as well as harness racing.  North Metro must reimburse the Racing Commission for its actual costs, including personnel costs, of regulating the card room.  North Metro must have the Class B license and card room authorization renewed annually by the Racing Commission after a public hearing (if required by the Racing Commission).

Regulation of Indian Gaming

The Company is not currently managing the operations of Indian-owned casinos or otherwise involved in gaming on Indian land in the United States, activities which are subject to the Indian Gaming Regulatory Act (IGRA), which is administered by NIGC, and also are subject to the provisions of statutes relating to contracts with Indian tribes, which are administered by the Secretary of the Interior and the Bureau of Indian Affairs (BIA).

If we were to enter into new management agreements with Indian-owned casinos we would be required to provide the NIGC with background information on each of our directors and each shareholder who holds five percent or more of our outstanding securities, including a complete financial statement, a description of that person’s gaming experience, and a list of jurisdictions in which that person holds gaming licenses. Background investigations of key employees also may be required.  Under IGRA, the Chairman of the NIGC must approve any management contracts we enter into as well as any amendments to those management contracts and certain related agreements.

The NIGC will not approve a management contract if any of our directors or a 5% shareholders (i) is an elected member of the Indian tribal government that owns the facility we contract with; (ii) has been or is convicted of a felony gaming offense; (iii) has knowingly and willfully provided materially false information to the NIGC or the tribe; (iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.  In addition, the NIGC will not approve a management contract if we or any of our agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has breached materially the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract.

The NIGC also will not approve a management contract unless the NIGC determines that the contract provides, among other things, for (i) adequate accounting procedures and verifiable financial reports to be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of development and construction costs; and (v) a contract term not exceeding five years and a management fee not exceeding 30% of profits; provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of profits if NIGC is satisfied that the capital investment required, the risk exposure, and the income projections for the particular gaming activity justify the larger profit allocation and longer term.

In addition to IGRA, tribal-owned gaming facilities on Indian land are subject to a number of other federal statutes. The operation of gaming on Indian land is also dependent upon whether the law of the state in which the casino is located permits gaming by non-Indian entities, which may change over time. Indian tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribe’s jurisdiction. Because of their sovereign status, Indian tribes possess immunity from lawsuits to which the tribes have not otherwise consented or otherwise waived their sovereign immunity defense. Therefore, we may not be able to enforce our contracts with Indian tribes unless the tribe has expressly waived its sovereign immunity as to the tribe’s contractual obligations. Courts strictly construe such waivers.

Securities Law Regulation

We are also subject to certain aspects of the Sarbanes-Oxley Act of 2002.  This Act requires creation of a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and strengthens auditor independence.  It also requires us to take steps to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures we make; establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; creates guidelines for audit committee members’ appointment, compensation and oversight of the work of our auditors; prohibits certain insider trading during pension fund blackout periods; and establishes a federal crime of securities fraud, among other provisions.

Costs and Effects of Compliance with Environmental Laws.

Gold Rush I, LLC, leases real property in Cripple Creek, Colorado, a portion of which included a gas station and convenience store.  The gas station and related storage tanks were removed in October 1998, before Gold Rush I leased the property. We participate in a Corrective Action Plan approved by the Colorado Department of Labor and Employment, Division of Oil and Public Safety related to groundwater monitoring and remediation at the site. We have spent approximately $212,000 monitoring and remediating this site since we leased it in March 1999. We have applied for reimbursement of some or all of these expenses from the Colorado Petroleum Storage Tank Fund and have received a total of approximately $113,000 in reimbursement to date.  We have additional requests for reimbursement pending and will continue to request reimbursement of any additional expenses incurred in connection with monitoring and remediation.  We typically receive reimbursement of one-half to two-thirds of our expenses incurred from the Petroleum Tank Storage Fund, but are uncertain whether we will continue to receive some or all of that reimbursement.

Number of Employees

We currently employ approximately 150 full and part-time employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following is a discussion and analysis of the financial position and operating results of Southwest Casino Corporation (referred to in this discussion, together with its consolidated subsidiaries where appropriate, as “Southwest Casino”, the “Company”, “we”, “our” and “us”) for the years ended December 31, 2007 and 2006.

Summary of Consolidated Operating Results:

For the year ended December 31, 2007, we had a net loss of $1,493,699 on revenues of $19,536,740 compared to net income of $1,157,211 on revenues of $21,474,908 for the same period in 2006.  This amounts to a basic loss per outstanding share during the year ended December 31, 2007 of $0.06 and basic and fully diluted earnings per outstanding share during the year ended December 31, 2006 of $0.06.

The net loss of $1,493,699 in the year ended December 31, 2007, compared to net income of $1,157,211 for the same period in 2006, primarily results from a reduction in revenues of approximately $2.3 million from our management contract with the Cheyenne and Arapaho Tribes of Oklahoma, which terminated on August 17, 2007 and increased operating expenses of approximately $1.3 million, primarily due to an increase in corporate expenses of $1.0 million.  We also incurred other expenses of $1.0 million during the year ended December 31, 2007 compared to $1.2 million in 2006. The significant components of the $0.2 million decrease related to a decrease in interest expense of $0.3 million and a gain on the disposition of the Uncle Sam’s casino of $0.5 million, which were offset by the write off of financing costs of $0.6 million.  During the year ended December 31, 2006 we recognized income tax expense of $0.7 million compared to $0 in 2007.

Overview:

Our principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Currently, we operate two casinos in Cripple Creek, Colorado — Gold Rush Hotel and Casino and Gold Digger’s Casino.  Until July 28, 2007, we also operated Uncle Sam’s Casino in Cripple Creek.  Until August 17, 2007 we managed two Native American gaming operations in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma, Lucky Star - Concho and Lucky Star – Clinton.  We also own a 50% membership interest in North Metro Harness Initiative, LLC, (“North Metro”).  North Metro is building a harness racetrack and 50-table card room in Columbus, Minnesota on the north side of the Minneapolis — St. Paul Metropolitan area.  North Metro secured financing for the project and began construction in April 2007 and plans to begin harness racing in April 2008 and open the card room after completing 50 days of live racing (as required by Minnesota statue).  In September 2007, we entered into a consulting agreement to work with Palace Resorts in developing and opening a casino at the Moon Palace Casino, Golf and Spa Resort now under construction in Punta Cana on the easternmost tip of the Dominican Republic. Under the consulting agreement, we will assist Palace Resorts in all phases of design, game selection, training and equipping the casino that will be part of the 1,700-room resort that is scheduled to open in the last quarter of 2008. Southwest receives a consulting fee of $50,000 per month for 10 months beginning in October 2007 under the consulting agreement.  Palace Resorts provides world-class resort vacations at all-inclusive properties throughout Cancun, the Riviera Maya, Nuevo Vallarta, and Cozumel with the new resort under construction at Punta Cana, Dominican Republic.

From May 19, 2007 to August 19, 2007, we managed the Lucky Star – Concho and Lucky Star – Clinton casinos under Amendment No. 11 to the Third Amended and Restated Gaming Management agreement between Southwest Casino and Hotel Corp. and the Cheyenne and Arapaho Tribes of Oklahoma, which extended that agreement for up to two years.  On August 17, 2007, the Supreme Court of the Cheyenne and Arapaho Tribes declared Amendment No. 11 invalid.  Also on August 17, 2007, the National Indian Gaming Commission reversed its prior approval of Amendment No. 11.  On August 24, 2007, the NIGC rejected our challenge to its decision and we have not received management fees from the Cheyenne and Arapaho Tribes since August 17, 2007.  Due to the loss of management fees from this management contract, in March 2008 we secured additional debt financing to fund our current operations including project development costs.

We continually evaluate other management, consulting, development and acquisition opportunities related to gaming that have the potential to generate new revenue streams for us.

Operating segments:

Our executive officers review operating results, assess performance and make decisions related to the allocation of resources on a property by property basis; however, certain properties are combined into one operating segment for financial reporting purposes as they meet the criteria for aggregation under Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information” paragraph 17.  We have grouped the following properties into the following two operating segments that are described in further detail below:

Casino Management and Consulting:	Casino Operations:
Lucky Star — Concho	Gold Rush/ Gold Digger’s Casinos
Lucky Star — Clinton	Uncle Sam’s Casino
Palace Resorts

Casino Management:

We managed two casinos for the Cheyenne and Arapaho Tribes of Oklahoma under the Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between us and the Cheyenne and Arapaho Tribes of Oklahoma (the “Tribes”) until August 17, 2007.

On May 18, 2007, the National Indian Gaming Commission approved Amendment No. 11 to the Third Amended and Restated Gaming Management Agreement.  Southwest continued to manage the Tribes’ Lucky Star — Concho and Lucky Star — Clinton casinos under the terms of Amendment No. 11 until August 17, 2007.

The May 18, 2007 NIGC approval was based on a May 18, 2007 decision of the Cheyenne and Arapaho Trial Court finding Amendment No. 11 valid under the Tribes’ constitution.  On May 21, 2007, the Governor of the Cheyenne and Arapaho Tribes filed an appeal to the Cheyenne and Arapaho Supreme Court seeking to overturn the decision of the tribal Trial Court.  On August 17, 2007, the Supreme Court reversed the Trial Court order and declared the contract extension invalid. Also on August 17, 2007, the NIGC issued a decision and order reversing its May 18, 2007 approval of the two-year contract extension based on the tribal Supreme Court decision.  Based on the decision of the NIGC, tribal representatives took control of the casinos on Sunday, August 19, 2007.  On August 21, 2007, Southwest appealed the decision of the NIGC to reverse its approval of the two-year contract extension.  On August 24, 2007, the NIGC rejected that appeal and affirmed its decision.  Southwest has not received management fees from the casinos since August 17, 2007.

Lucky Star - Concho

We earned management fees of $2,045,984 and $3,501,795 from Lucky Star - Concho during the year ended December 31, 2007 and 2006, respectively.  The decrease in management fees for the year ended December 31, 2007 compared to the same period in the prior year is due to the amendment of our management contract in May 2007 that changed the management fee structure and the subsequent termination of the management contract on August 17, 2007.

Lucky Star - Clinton

We earned management fees of $1,520,125 and $2,363,885 from Lucky Star - Clinton during the year ended December 31, 2007 and 2006, respectively.   The decrease in management fees for the year ended December 31, 2007 compared to the same period in the prior year is due to the amendment of our management contract in May 2007 that changed the management fee structure and the subsequent termination of the management contract on August 17, 2007.

Palace Resorts

In September 2007, we entered into a consulting agreement to work with Palace Resorts to develop and open a casino at the Moon Palace Casino, Golf and Spa Resort, now under construction in Punta Cana on the easternmost tip of the Dominican Republic. Under the consulting agreement, we immediately began assisting Palace Resorts in all phases of design, game selection, training and equipping the casino that will be part of the 1,700-room resort scheduled to open in the last quarter of 2008. We receive $50,000 per month for 10 months under the consulting agreement, which began October 2007.  Palace Resorts provides world-class resort vacations at all-inclusive properties throughout Cancun, the Riviera Maya, Nuevo Vallarta, and Cozumel with the new resort under construction at Punta Cana, Dominican Republic.  We recognized $150,000 of consulting revenue for the year ended December 31, 2007.

Otoe-Missouria Tribe of Indians

Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians under which we were to manage the Tribe’s Seven Clans Paradise Casino in Red Rock, Oklahoma, on March 24, 2006.  The Otoe-Missouria Tribe submitted the Gaming Management Agreement to the National Indian Gaming Commission, which must approve it before it can be effective, on April 10, 2006.   In response to comments from the NIGC, Southwest and the Tribe submitted a revised agreement to the NIGC in August 2006.  The NIGC provided additional comments on and requested additional changes to the management agreement on September 15, 2006.  The Tribe did not respond to the NIGC or to our efforts to complete a revised management agreement.

On July 11, 2007, the NIGC delivered a letter to Southwest and the Chairman of the Tribe requesting that we submit a revised management agreement or withdraw the request for approval of the current agreement within 30 days.  We met with representatives of the Tribe’s Economic Development Authority (“OMDA”) on August 6, 2007 and discussed the status of the management agreement.  The OMDA has told us that they do not intend to go forward with the management agreement and we have withdrawn our request for NIGC review of this management agreement. We continue to seek reimbursement from the Otoe-Missouria of expenses we incurred while working with the Tribe in 2006.

Casino operations:

Gold Rush/Gold Digger’s Casino (“GR/GD”) Results

	Year Ended December 31, 2007	Year Ended December 31, 2006	Percentage Increase (Decrease)
Casino revenues	$14,635,321	$13,930,824	5.1%
Total revenues	15,278,862	14,640,824	4.4%
Profit before income taxes+	749,182	768,011	(2.5)%
Earnings margin *	4.9%	5.3%

+

Profit before income taxes is determined by reducing total revenues by, among other things, primarily related to interest expense on our capital lease at the Gold Rush and depreciation and amortization expenses.  The capital lease was carried on our Consolidated Balance Sheet in the amount of approximately $7.25 million as of December 31, 2007.  Interest expense was $795,000 and $844,000 for the years ended December 31, 2007 and 2006, respectively.  Depreciation and amortization expense was $1,450,000 and $1,527,000 for years ended December 31, 2007 and 2006, respectively.

*	The earnings margin is calculated by dividing profit before income taxes by total revenues.

For the year ended December 31, 2007, GR/GD’s total casino revenues increased by 5.1% over the prior year.  The Cripple Creek market grew by 1.2% during this same time period.  We increased marketing expenses as a result of closing Uncle Sam’s (see below) and offering incentives to players in order to attract customers who played at Uncle Sam’s to play at GR/GD.  This resulted in a slight decrease in our earnings margin.

We closed Uncle Sam’s casino on July 29, 2007.  We transferred approximately eight employees to our GR/GD properties.  Thus certain salaries and expenses previously incurred by Uncle Sam’s have been included with operations of the GR/GD properties since the closure of Uncle Sam’s casino on July 29, 2007.  Additionally, the players/customers who played at Uncle Sam’s were offered incentives to migrate their play to the Gold Rush and

Gold Digger’s casino.  We have estimated that we retained approximately 40% - 70% of the revenues from those players who played previously at Uncle Sam’s and now are playing at the Gold Rush and Gold Diggers casinos.  The Gold Rush and Gold Diggers casinos had available capacity to absorb the players from Uncle Sam’s.  The Uncle Sam’s brand name is no longer used in our operations.  However, since inception we have used an integrated players club for all three Cripple Creek casinos whereby the player could redeem points earned at one casino at any of the casinos.

We also include within the operating segment “Casino Operations” our outdoor amphitheatre at the Gold Rush.  Revenues from the amphitheatre are less than 1% of total revenues.

Uncle Sam’s Casino:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Total revenues	464,697	940,562
Profit (loss) before income taxes	126,011	(574,866)

Operating results at Uncle Sam’s continued to deteriorate in 2007 because the property was small, detached from the GR/GD and we did not make significant improvements to the property.   On June 25, 2007, we entered into an agreement with the landlord to purchase the leased real property on which we operated Uncle Sam’s Casino in Cripple Creek, Colorado.  The purchase agreement provided that we would not be obligated to purchase the real property unless we assigned our rights under the purchase agreement to a third party.  On June 26, 2007, we entered into an agreement to assign our rights under the purchase agreement and the operating lease.  On July 29, 2007, we closed Uncle Sam’s Casino and, on July 31, 2007, we assigned our rights under the purchase agreement and lease and received an assignment fee of approximately $487,000.  We recognized a gain of $477,407 on this transaction that is recorded in the Consolidated Statement of Operations during year ended December 31, 2007 as a separate line item within Other Income (Expense) and included in the schedule above in Profit (loss) before income taxes.  We transferred the majority of the equipment and slot machines to the Gold Rush and Gold Diggers casinos in the amount of their net book value of approximately $58,000.  Additionally, approximately eight employees were transferred to the Gold Rush and Gold Diggers casinos and the customers were offered incentives to migrate their play at Uncle Sam’s to the Gold Rush and Gold Diggers casinos.

Project Development costs for the year ended December 31, 2007 and 2006 were $374,384 and $290,623, respectively.  The increase for the year ended December 31, 2007 is primarily a result of increased costs associated with the management contract with the Cheyenne and Arapaho Tribes see above discussion under “Casino Management,” and costs associated with obtaining our consulting agreement with Palace Resorts in September 2007.

Corporate expenses were $3,782,615 and $2,774,022 during the year ended December 31, 2007 and 2006, respectively, an increase of approximately $1.0 million.   The increase in corporate expenses of approximately $1.0 million during the year ended December 31, 2007 over the prior year is primarily due to increased salary and benefit expense of approximately $600,000 which included discretionary performance bonuses approved by the board of directors in March 2007 of approximately $385,000 (with no corresponding amount in the same period in 2006), fees for investor relations and financial consulting services of approximately $215,000 and increased legal and accounting fees of approximately $140,000 due primarily to Sarbanes Oxley compliance and legal fees associated with the Cheyenne and Arapaho legal and arbitration matters (see Discussion under the heading “Legal Proceeding” beginning on page 15 of this prospectus and Note 24 to our 2007 consolidated financial statements included with this prospectus).  The bonus approved and recorded in March 2007 consists of $210,000 that was paid in March 2007, and $175,000 to be paid on or after July 1, 2007 at such time as management determines that we have sufficient financial resources for the payment.  The $175,000 is accrued as a liability at December 31, 2007.

Impairment loss was approximately $400,000 for the year ended December 31, 2007.  The impairment loss relates to the write-off of costs related to the termination of the management contract with the Cheyenne and Arapaho Tribes of Oklahoma.

Interest Expense was $877,585 and $1,204,296 for the year ended December 31, 2007 and 2006, respectively, a decrease of approximately $327,000.  The decrease is primarily due to lower interest from our $2.5 million term loan as the loan was fully paid in April 2007.

Loss of unconsolidated subsidiary, net of tax benefit represents our share of the losses of North Metro, which were $436,494 and 182,873 for the year ended December 31, 2007 and 2006, respectively.  The increase in losses in 2007 compared to 2006 is primarily due to increased real estate taxes in 2007, as a result of higher assessed land values following the purchase of land by North Metro in late 2005.

Effective tax rate.  For the year ended December 31, 2007, we did not record a tax benefit for the net loss as a result of our evaluation of deferred tax assets and our ability to utilize the deferred tax assets in the future.  During the year ended December 31, 2006 we recorded a tax provision of approximately $671,000, a 33.4% effective tax rate.  As of December 31, 2005, we evaluated all evidence and determined that a portion of the deferred tax assets relating to net operating losses in previous years would be utilized in 2006 based upon forecasted income for 2006.  At December 31, 2006 we recorded 100% valuation allowance against the deferred tax assets due to the uncertainty surrounding the Cheyenne and Arapaho management relationship.  We continue to record a 100% valuation allowance against the deferred tax assets at December 31, 2007 because of the termination of our management agreement with the Cheyenne and Arapaho Tribes, effective August 17, 2007.  As of December 31, 2007, our deferred tax asset is zero.

Liquidity and Capital Resources:

We generated cash flow from our Oklahoma management activities until our management agreement terminated in August 2007, and continue to generate cash flow from our casino operations in Colorado.  We use the cash flows generated to pay off debt in accordance with our agreements, fund reinvestment in existing properties for both refurbishment and replacement of assets, and to pursue additional growth opportunities.  As the existing cash flows are inadequate to fund our cash requirements we are required to seek and obtain funds provided from financing activities.

On January 24, 2007 and February 26, 2007, we entered into a Securities Purchase Agreement (“SPA”) with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, under which we sold in private placements an aggregate of 7.44 million shares of our common stock with accompanying warrants to purchase an aggregate of 2.98 million shares of our common stock, at a purchase price of $0.55 per share of common stock.  The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by us of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The securities that were issued in this private placement were not registered under the Securities Act of 1933, as amended.  However, under the terms of the Registration Rights Agreements dated January 24, 2007 and February 26, 2007 between us and the investors, we agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the warrants.  The registration statement became effective on May 11, 2007.  Under the Securities Purchase Agreement, we and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  If certain of our obligations are not met, we have agreed to make pro-rata cash payments as liquidated damages to each investor.

The private placement resulted in net proceeds to us of approximately $3.94 million, after the deduction of approximately $150,000 of direct offering expenses.  The placement agent agreed to accept the cash portion of the placement agent commission in common stock and warrants on the same terms as the investors, which resulted in the placement agent receiving approximately 517,000 shares of common stock and warrants to purchase an aggregate of approximately 207,000 shares of common stock.  In addition, the placement agent received a warrant to purchase approximately 277,000 shares of common stock, which is exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $1.00 per share.

The following officers and directors participated in the private placement on the same terms as the other investors: James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer and entities in which Mr. Fox holds an ownership interest; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director.  Other than with respect to their participation in this offering, there are no material relationships between us and any of the other investors in the private placement.

On April 20, 2007, North Metro entered into a Credit Agreement (the “Credit Agreement”) with Black Diamond Commercial Finance, L.L.C. (“Black Diamond”) as agent and lender.  Under the terms of the Credit Agreement, North Metro will borrow $41.7 million to construct, equip and open its harness racetrack and card room facility in Columbus, Minnesota on the north side of the Minneapolis — St. Paul metropolitan area. As part of the loan agreement the members of North Metro agreed to complete aggregate membership contributions of $20.8 million before closing the loan. The total cost of the project is expected to approximate $62 million.  As of December 31, 2007, Southwest contributed $9.0 million of the total amount of $21.3 million contributed by the members.  Certain amounts related to non-construction costs continue to be funded by the members.  These amounts are not considered to be material.

While the Credit Agreement does not provide for recourse against us in the case of a default by North Metro, we have pledged our membership interest in North Metro and North Metro pledged its membership interest in North Metro Hotel, LLC as security for repayment of the loan under the terms of a Pledge Agreement with Black Diamond (the “Pledge Agreement”).

We also entered into a Subordination Agreement with Black Diamond (the “Subordination Agreement”) under which we agreed that repayment of a $1.65 million membership preferred capital contribution to North Metro, which North Metro was to repay to us out of the first available revenue from operations, will be subordinated to the payments due under the loan agreements.

In addition, we entered into a Sponsor Support Agreement (the “Support Agreement”) under which Southwest may be required under certain circumstances to contribute additional capital to North Metro if proceeds from financing and equity investments in North Metro are insufficient to complete construction and open the facility.  We believe the financings and equity contributions available to North Metro will be sufficient to construct and open the facility.

As a result of the termination of our management contract with the Cheyenne and Arapaho Tribes of Oklahoma (see above discussion under the operating segment “Casino Management”) we have secured additional debt financing to fund our future operations including project development costs.   We closed on a bank loan of $1.55 million on March 7, 2008.  The interest rate is the prime rate plus 1.5% with a minimum interest rate of 7%.  We are required to make interest only payments through January 2009 after which time the loan will begin to fully amortize in equal installments over the remaining twelve months.  Eight shareholders of the Company, including a member of our board of directors, cosigned portions of the loan.  Our three principal executive officers also guaranteed portions of this loan.  As consideration for the co-signatures and personal guarantees we issued warrants to purchase 2,300,000 shares of our common stock (one warrant share for each dollar guaranteed or cosigned) at an exercise price of $0.39 per share.  The warrants have a five-year term.  The Company will be required to seek additional debt and/or equity financing for future operations including debt repayment.

During January and February 2008, we pursued a financing alternative to the bank loan discussed above. We were unable to agree upon the terms with the lender and we ultimately chose not to continue negotiations with the lender. We incurred costs in connection with this financing of approximately $200,000 that will be expensed during the first quarter of fiscal year 2008.

We continue to review additional opportunities to acquire or invest in companies, properties and other investments that meet our strategic and return on investment criteria.  If we complete a material acquisition or investment, our operating results and financial condition could change significantly in future periods.  In addition, any new opportunity we undertake would in all likelihood require additional equity or debt financing.

On December 18, 2006, we entered into an Asset Purchase Agreement and a long-term lease with Pinnacle Casinos and Resorts, LLC (“Pinnacle”). Under the Asset Purchase Agreement, we agreed to acquire the operating assets and lease the real property of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado (collectively, the “Double Eagle”).  On April 13, 2007, we notified Pinnacle that we had elected to terminate the Asset Purchase Agreement.

We terminated the Asset Purchase Agreement in response to notice we received on April 10, 2007 from Pinnacle that the separate Stock Purchase Agreement under which Pinnacle was to acquire all of the outstanding capital stock of Colorado Casino Resorts, Inc. (“CCRI”), the owner of the Double Eagle, had terminated in accordance with its terms when Pinnacle did not make a required payment. Because Pinnacle was unable to complete its proposed acquisition of the CCRI stock in accordance with the Stock Purchase Agreement, as amended, Pinnacle was also unable to perform its obligations under the Asset Purchase Agreement with us.  In connection with this acquisition we incurred $126,650 of transaction costs specific to this acquisition that have been written-off during the year ended December 31, 2007.

We also incurred financing costs with a lender in the amount of approximately $462,000.  These financing costs were initially associated with the financing of the original arrangements to acquire the Double Eagle. Even though the proposed Double Eagle acquisition ceased effective June 30, 2007, the financing arrangement and negotiations continued.  In July 2007 we received a revised term sheet from the lender that provided for a non-specific property acquisition line of credit and also included a working capital amount available immediately, as defined in the agreement.  As part of the terms of this new term sheet we wired an additional expense deposit to the lender on August 6, 2007.  We scheduled to close on this financing by the end of August 2007.

As a result of the termination of the management agreement with the Cheyenne and Arapaho Tribes of Oklahoma, effective August 17, 2007, the financing contemplated with this lender did not occur and the arrangement was terminated.  Thus we wrote-off amounts related to the financing of approximately $462,000 during the year ended December 31, 2007.  In October 2007 we incurred $25,000 of additional financing costs which have been written-off in 2007 as the financing contemplated with this lender did not close.

We have recorded the write-off of acquisition and financing costs of $613,372 during the year ended December 31, 2007 in the Consolidated Statements of Operations as a separate line item within Other Income (Expense).

Net cash provided by operating activities during year ended December 31, 2007 was $1,836,855 compared to $4,610,466 during the prior year, a decrease of approximately $2.8 million.  The decrease between periods is primarily due to a decrease in revenues of approximately $1.9 million and an increase in operating expenses of approximately $1.3 million, offset by timing of working capital items.

Net cash used in investing activities for the year ended December 31, 2007 and 2006 was $2,902,603 and $1,427,981, respectively, an increase of approximately $1.5 million.  The increase in use of cash between the periods was due primarily to an increase in our investment in North Metro of approximately $1.6 million in connection with the closing of the construction financing secured by North Metro in April 2007.  We also had additional costs of approximately $439,000 associated with obtaining our two-year extension of the Cheyenne and Arapaho management contract, which was subsequently terminated on August 17, 2007.  These costs were offset by proceeds from the sale of Uncle Sam’s casino of approximately $490,000.

Net cash provided by financing activities for the year ended December 31, 2007 was $1,426,889 compared to net cash used in financing activities for the year ended December 31, 2006 of $2,846,370.  During the years ended December 31, 2007 and 2006 we had the following financing activities:

•	We completed an equity financing resulting in proceeds of approximately $4.0 million, see further discussion above.

•	We made payments of approximately $1.7 million on long-term borrowings compared to approximately $2.7 million during the year ended December 31, 2006.

•

We paid costs of approximately $322,000 related to the redemption of 357,000 shares of common stock in accordance with Article XI of our Articles of Incorporation effective January 22, 2007.  The shares were redeemed at a price of $0.90 per share based upon the closing stock price of our common stock as reported on January 22, 2007.  We recorded the redemption as a reduction to stockholder’s equity for the buy back of shares.  The shares of common stock are included in Treasury Stock in the Consolidated Statements of Changes in Stockholders’ Equity as of December 31, 2007.

•	We made payments of approximately $565,000 related to financing and acquisition costs, see discussion above.

•	We made payments of $110,000 during the year ended December 31, 2006 to three officers related to accrued but unpaid compensation from prior years. No such amount was paid during 2007.

•	We received proceeds of $30,000 and $12,000 during the years ended December 31, 2007 and 2006 related to the exercise of warrants.

Line of Credit.   On October 20, 2005, we established a $450,000 line of credit with Crown Bank of Minneapolis, Minnesota.  The line of credit is due April 30, 2008 with a variable interest rate at one percent above prime but not less than 7.5% (8.25% at December 31, 2007).  As of December 31, 2007, the outstanding balance was $450,000.  Our three principal officers have guaranteed up to $450,000 of this line of credit.

Term Note.   On October 20, 2005, we entered into a term loan to borrow $2.5 million. The loan terminated on April 30, 2007 and had a variable interest rate of one percent above prime but not less than 7.5%. Twelve shareholders of the Company, including our three principal officers and a member of our board of directors, guaranteed the loan. As of April 30, 2007 the loan was paid in full.

Equipment Loan.  On December 23, 2005, we negotiated a loan of $460,324 to pay off outstanding payables in connection with the installation of a player tracking system at our casinos in Cripple Creek, Colorado. The loan is for a term of 48 months with interest equal to the prime rate, which is 7.25% as of December 31, 2007.   The outstanding balance as of December 31, 2007 was approximately $240,000.

Seasonality:

We believe that the operations of all casinos owned by us will be affected by seasonal factors, including holidays, weather and travel conditions.

Effects of Current Economic and Political Conditions:

Competitive Pressures:

Many casino operators are either entering or expanding in our markets thereby increasing competition. As companies have completed new or expanded projects, supply has sometimes grown at a faster pace than demand, and competition has increased significantly. Furthermore, several operators, including Southwest, have plans for additional developments or expansions in our markets.

Although, the short-term effect on Southwest of these competitive developments generally has been negative, we are not able to determine the long-term impact, whether favorable or unfavorable, that development and expansion trends and events will have on current or future markets. We believe that the geographic diversity of our operations, our service training, our rewards and customer loyalty programs, and our continuing efforts to improve our facilities will insure continued customer loyalty and will enable us to face the competitive challenges present within our industry.

The Governor of Colorado signed a bill that removed the exemption for casinos from the state’s 2006 smoking ban, effective January 1, 2008.  We expect the extension of the ban to Colorado casinos will have some negative impact on business volumes at our Cripple Creek property, the magnitude of which we cannot predict at this time.

Political Uncertainties:

The casino entertainment industry is subject to political and regulatory uncertainty.  From time to time, individual jurisdictions have considered actions, legislation or referendums that could adversely impact our operations.  The likelihood or outcome of similar actions, legislation and referendums in the future is difficult to predict.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate.  From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of tax laws, that would affect the industry.  It is not possible to determine with certainty the scope or likelihood of possible future changes in tax laws or in the administration of tax laws.  If adopted, changes in tax law could have a material adverse effect on our financial results.

Significant Accounting Policies and Estimates:

We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States.  Certain of our accounting policies, including, but not limited to, the estimated lives assigned to our assets, the determination of bad debt, asset impairment, valuation of stock option or warrant awards, and income taxes, require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates.

By their nature, these judgments are subject to an inherent degree of uncertainty.  Our judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.  We cannot assure you that our actual results will not differ from our estimates.  For a discussion of our significant accounting policies and estimates, please refer to Notes to Consolidated Financial Statements presented in our 2007 Financial Statements.

New Accounting Pronouncements:

We adopted Statement of Financial Accounting Standards Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”) effective January 1, 2007, which did not have a significant impact to our financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years.  This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements.  We are currently evaluating the potential impact of this statement.  On February 12, 2008 a FASB Staff Bulletin “FSP FAS 157 -2” was issued which defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and applies to nonfinancial assets and nonfinancial liabilities.

In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115”.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.  We are evaluating the impact of this statement.

Description of Property:

We own, lease or manage the following real property:

Gold Rush I, LLC, operates the Gold Rush Casino with 321 slot machines, four table games, a bar/restaurant and 13 hotel rooms, and the Gold Digger’s Casino with 86 slot machines and a bar.  These properties are physically connected, but operate under separate Colorado gaming licenses.  We lease the casino buildings, another building that houses our marketing and accounting offices, the Gold Rush Palladium site, two additional storefronts and related parking lots under a 20-year lease from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation that expires in June 2019.  Gold Rush I pays base rent in the amount of

$40,000 per month for this property, plus an additional payment based on the combined net income of the Gold Rush and Gold Digger’s casinos. Through 2007, we have not been required to make any additional payments based on combined net income. In addition, Gold Rush I assumed obligations to make numerous payments to third parties for outstanding accounts payable and debt obligations related to acquisition and operation of the Gold Rush and Gold Digger’s before we entered into this lease.  These additional payments are capped at $125,000 per month. If the payments exceed that amount, the excess amount is deducted from the base rent due.  In 2007, these assumed obligations averaged approximately $91,000 per month.

Southwest Entertainment, Inc., a wholly owned subsidiary of Southwest Casino and Hotel Corp., operates the Gold Rush Palladium, an outdoor music amphitheatre with 1,200 seats. The Palladium is located behind the Gold Rush and Gold Digger’s casinos on a portion of the property leased by Gold Rush I, LLC from Mark and Annesse Brockley, Cripple Creek Development Corporation and Blue Building Corporation under the lease described above that expires in June 2019.  Southwest Entertainment hosts music events at the Palladium intended to increase traffic at the Gold Rush and Gold Digger’s casinos. Under the sublease between Southwest Entertainment and Gold Rush I for this site, Southwest Entertainment is required to pay rent of $1,000 per month.

In addition to the Gold Rush and Gold Digger’s casinos, the lease with Mark and Annesse Brockley, Cripple Creek Development and Blue Building Corporation includes two additional storefronts that we sublease to a third party.  The monthly rent we receive for these properties is $1,000.

North Metro Harness Initiative, LLC, in which we own a 50 percent membership interest, purchased approximately 180 acres of real property in Columbus Township, Anoka County, Minnesota during October 2005. North Metro is building a harness racetrack and card room on this site.  North Metro also acquired a separate 24-acre parcel in the city of Hugo in Washington County, Minnesota that will be used for wetland mitigation required in connection with the development of the harness racetrack and card room.  We estimate the total cost of this development to be approximately $62 million. As of December 31, 2007, the members of North Metro have provided approximately $21.3 million of that amount.  (See Note 4 to the Consolidated Financial Statements included with this prospectus).

Southwest Casino Corporation leases 4,780 square feet of office space at 2001 Killebrew Drive, Suite 350 in Minneapolis, Minnesota with a base rent of approximately $9,000 per month plus certain operating costs for its corporate offices under a five-year lease that expires in December 2009.

Southwest does not own any interest in real property solely for investment purposes.  Southwest does not invest in real estate mortgages or in the securities of persons primarily engaged in real estate activities.

Our management considers our leased properties suitable and adequate for our current operations.  In the opinion of our management, all of these properties are adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued warrants to purchase 250,000 shares of its common stock at a price of $0.39 per share to each of James B. Druck, CEO, Thomas E. Fox, President and COO, and Jeffrey S. Halpern, Vice President of Government Affairs, on March 10, 2008.  These warrants are exercisable for a period of five years.  We issued these warrants to Messrs. Druck, Fox and Halpern in consideration of their agreement to increase the amount of their personal guarantees of our indebtedness from $150,000 to $250,000 and to extend the termination date of those guarantees from April 19, 2008 to January 11, 2010.

We issued a warrant to purchase 300,000 shares of our common stock at a price of $0.39 per share to Gus Chafoulias, a member of the company’s Board of Directors, on March 10, 2008.  This warrant is exercisable for a period of five years.  We issued this warrant to Mr. Chafoulias in consideration of his agreement to co-sign a $300,000 promissory note with Southwest Casino & Hotel Corp. for a bank loan to Southwest.

On January 24 and February 26, 2007, we held separate closings in a private placement of common stock with accompanying warrants in which we raised $4.1 million.  We sold units consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock at a price of $0.55 per unit.  The warrants are exercisable for five years at a price of $0.61 per share.  James B. Druck, CEO, Thomas E. Fox, President and COO, Jeffrey S. Halpern, Vice President of Government Affairs, Gus Chafoulias, Director and David Abramson, Director each participated in this offering on the same terms as all other investors.  The amounts of their respective investments were:

Name	Title	Common Shares	Warrant Shares		Price

James Druck	CEO, Director	68,000	27,200		$37,400

Thomas Fox	President, COO	318,183	127,274	*	$175,000

Jeffrey Halpern	VP Govt. Affairs	68,200	27,280		$37,510

Gus Chafoulias	Director	181,819	72,728		$100,000

David Abramson	Director	30,000	12,000		$16,500

*                 Consists of common shares and warrants to purchase common shares acquired by entities in which Mr. Fox has an ownership interest.  Does not include 381,819 shares and warrants to purchase 152,728 shares held by Richfield Hotel Associates Limited Partnership (“RHALP”).  Mr. Fox is general partner of a partnership that is a limited partner of RHALP and does not have or share investment control over RHALP and disclaims any beneficial ownership interest in these shares.

As of December 31, 2007 the Company had a receivable due from North Metro of approximately $41,000 for reimbursement of salary, benefits and travel.  This amount was subsequently paid to the Company by North Metro.

As of December 31, 2007, Southwest had accrued liabilities in the amount of $140,000 for bonuses awarded but not paid to executive officers of the company.

The Company had outstanding liabilities to James B. Druck, Thomas E. Fox and Jeffrey S. Halpern for unpaid compensation and expense reimbursements of $122,467 as of December 31, 2007 and $122,467 as of December 31, 2006.

Southwest Casino and Hotel Corp. and North Metro Harness Initiative, LLC purchased furniture and equipment from Berc & Fox for $25,000 during 2007.  The operations of Berc & Fox were sold in January 2007 and as a result certain furniture and equipment were available for purchase.  The purchase price for the furniture and equipment was less than their value as determined by independent third-party appraisers.  Thomas Fox, the Companies’ President, is a shareholder and officer in Berc & Fox Limited.

During the year ended December 31, 2007, Southwest paid Jennifer Sparlin Druck $1,000 for performing at the Gold Rush Palladium.  Ms. Druck is the wife of James B. Druck.

Virginia Skruppy is a part-time employee of North Metro Harness Initiative, LLC.  Ms. Skruppy is the wife of Tom Fox, President of Southwest Casino Corporation.  We anticipate that her earnings in 2008 from North Metro will not exceed $20,000.

Each of Mr. Abramson, Mr. Chafoulias, Mr. Holmes and Mr. Schatzman has been determined to be “independent” under the rules of the Nasdaq stock market.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) of the National Association of Securities Dealers, Inc. under the symbol “SWCC.OB.”  The market for shares in our common stock is limited because only a small number of our outstanding shares are available for trading in the public market. The following table sets forth the high and low bid prices for our common stock, as reported by the OTCBB, for the fiscal quarters indicated:

Fiscal Year ended December 31, 2007:	High	Low
Quarter ended Dec. 31, 2007	$0.55	$0.34
Quarter ended Sept. 30, 2007	$0.70	$0.32
Quarter ended June 30, 2007	$1.24	$0.50
Quarter ended March 31, 2007	$1.26	$0.59

Fiscal Year ended December 31, 2006:	High	Low
Quarter ended Dec. 31, 2006	$0.70	$0.42
Quarter ended Sept. 30, 2006	$0.71	$0.40
Quarter ended June 30, 2006	$0.84	$0.51
Quarter ended March 31, 2006	$0.73	$0.40

These bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Number of Record Holders

As of March 10, 2008 there were 344 record holders of our common stock.

EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by our principal executive officer and our two other highest paid executive officers during the Southwest Casino Corporation fiscal year ended December 31, 2007.  We will provide a copy of our revised Code of Conduct and Ethics to any person, without charge, upon written request submitted to our office at 2001 Killebrew Drive, Suite 350, Minneapolis, MN 55425, Attn: Investor Relations.  We intend to disclose any amendments to and any waivers from a provision of our Code of Conduct and Ethics on a Form 8-K filed with the SEC.

SUMMARY COMPENSATION TABLE

Name And		Salary		Bonus	Stock Award(s)	Option Awards	Nonequity Incentive Plan Compensation	Non qualified deferred compensation earnings	All Other Compensation		Total
Principal Position	Year	($)		($)	($)	($)	($)	($)	($)		($)
James B. Druck,	2007	243,100		55,000	—	—	—	—	48,637	(2)	346,737
CEO & Director	2006	220,000	(1)	—	—	—	—	—	44,988	(2)	264,988

Thomas E. Fox,	2007	243,100		55,000	—	—	—	—	42,200	(2)	340,300
President & COO	2006	220,000	(1)	—	—	—	—	—	31,961	(2)	251,961

Brian L. Foster,	2007	46,500	(3)	192,422	—	—	—	—	17,536	(4)	256,458
VP Native American Operations -	2006	—	(3)	203,790	—	—	—	—	14,746	(4)	218,536

(1)          Does not include $50,000 paid to Mr. Druck and $10,000 paid to Mr. Fox during the second quarter of 2006 as partial payment of salary earned in years before 1998 but not paid.

(2)          Consists of company paid medical, dental, life and disability insurance, 401(k) matching funds, and a car allowance.

(3)          Mr. Foster managed two gaming facilities owned by the Cheyenne and Arapaho Tribes of Oklahoma until August 17, 2007.  Mr. Foster also received compensation, including a salary, directly from the Cheyenne and Arapaho Tribes of Oklahoma tribal enterprises.

(4)          Consists of company paid medical, dental, life and disability insurance, and 401(k) matching funds.

James Druck Employment Agreement

In July 2004, we entered into an employment agreement with James B. Druck under which Mr. Druck serves as our Chief Executive Officer. The initial term of this agreement continued until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Druck receives a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors.  Any adjustment to base salary will be determined by the Board of Directors.  Effective April 1, 2007, the base salary was increased to $250,800 per year.  Bonuses are discretionary and no bonus was awarded during fiscal year 2006.  Our Board of Directors approved bonus payments of $110,000 at its meeting on March 13, 2007.  The initial $55,000 of that bonus was paid on March 31, 2007 and the remaining $55,000 will be paid on or after July 1, 2007, at such time as management determines that Southwest has sufficient financial resources for the payments.  As of December 31, 2007 the $55,000 remaining bonus payment is included in accrued liabilities on the Consolidated Balance Sheet.  This is the first bonus or salary increase awarded to Mr. Druck since entering into their employment agreements in 2004.  Under the employment agreement Mr. Druck was also granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share that is now fully vested.    After the initial two-year term of the agreement if Mr. Druck is terminated without cause, in connection with a change in control of the company, or if Mr. Druck terminates his employment for “good reason”, Mr. Druck may elect to continue employment with us in a diminished capacity. If Mr. Druck so elects, Mr. Druck will continue to receive his base salary and medical benefits for 12 months. After 12 months, Mr. Druck will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Druck is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Thomas Fox Employment Agreement

In July 2004, we entered into an employment agreement with Thomas E. Fox under which Mr. Fox serves as our President and Chief Operating Officer. The initial term of this agreement continued until July 1, 2006, after which the term renews automatically for additional one-year periods unless terminated earlier by either party. Under this agreement, Mr. Fox receives a base salary of $220,000 per year, an automobile allowance of $1,000 per month, and is eligible for an additional performance bonus if granted by our Board of Directors.  Any adjustment to base salary will be determined by the Board of Directors.  Effective April 1, 2007; the base salary was increased to $250,800 per year.  Bonuses are discretionary and no bonus was awarded during fiscal year 2006.  Our Board of Directors approved bonus payments of $110,000 at its meeting on March 13, 2007.  The initial $55,000 of that bonus was paid on March 31, 2007 and the remaining $55,000 will be paid on or after July 1, 2007, at such time as management determines that Southwest has sufficient financial resources for the payments.  As of December 31, 2007 the $55,000 remaining bonus payment is included in accrued liabilities on the Consolidated Balance Sheet.  This is the first bonus or salary increase awarded to Mr. Fox since entering into their employment agreements in 2004.  Under the employment agreement Mr. Fox was also granted a non-plan option to purchase 300,000 shares of our common stock at a price of $1.00 per share that is now fully vested.    After the initial two-year term of the agreement if Mr. Fox is terminated without cause, in connection with a change in control of the company, or if Mr. Fox terminates his employment for “good reason”, Mr. Fox may elect to continue employment with us in a diminished capacity. If Mr. Fox so elects, Mr. Fox will continue to receive his base salary and medical benefits for 12 months. After 12 months, Mr. Fox will receive a salary of not less than $25,000 and continuing medical benefits.  Mr. Fox is also subject to customary assignment of inventions, confidentiality, non-solicitation and non-compete provisions.

Change in Control Arrangements.

Under our employment agreements with Mr. Druck and Mr. Fox, if either of them is terminated within nine months after a change in control occurs, they may elect to continue their employment with us in a diminished capacity and receive continuing salary and medical benefits at his then base rate for 12 months after which his salary may be reduced to not less than $25,000 with continuing medical benefits.  In addition, any unexpired stock options will vest immediately.

For purposes of these employment agreements, a “change in control” includes:

•                  any merger, acquisition, reorganization or consolidation after which the shareholders of Southwest immediately before the transaction do not own a majority of the surviving corporation;

•                  any sale, lease, license or transfer of substantially all of our assets;

•                  any statutory exchange of securities with another entity (except where we are the acquiring entity);

•                  acquisition by any individual or group of more than 50 percent of our outstanding voting stock from existing shareholders;

•                  members of our Board of Directors as of July 1, 2004 or new board members approved by a majority of those board members cease to constitute a majority of our Board of Directors; or

•                  any other transaction or series of transactions (other than venture capital or institutional investor financings) that the SEC would require us to report.

Under our 2004 Stock Incentive Plan, incentive awards granted under the plan will become fully exercisable after certain changes in control of our company, such as:

•                  the sale, lease, exchange or other transfer of all or substantially all of our assets;

•                  our shareholders approve any plan of or proposal for the liquidation or dissolution of our company;

•                  any person becomes the beneficial owner of:

•                  20% or more, but not 50% or more, of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in their ownership was approved in advance by the “continuity directors” who are members of the Board of Directors at the time of the special meeting or whose nomination for election meets certain approval requirements related to continuity with our current Board of Directors; or

•                  50% or more of the combined voting power of our outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the “continuity directors”); provided that a traditional institution or venture capital financing transaction are excluded from this definition;

•                  we are a party to a merger or consolidation that results in our shareholders beneficially owning securities representing:

•                  more than 50%, but less than 80%, of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors, unless the merger or consolidation was approved in advance by the “continuity directors”; or

•                  50% or less of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the “continuity directors”);

•                  a change in control that outside legal counsel determines must be reported under Section 13 or 15(d) of the Exchange Act, whether or not we are then subject to these reporting requirements; or

•                  the “continuity directors” cease, for any reason, to constitute at least a majority of the Board of Directors, at any time after the date that our securities are first sold in a registered public offering.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table provides information regarding unexercised options for our named executive officers that remain outstanding at December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise price ($/share)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Shares that have not Vested (#)	Equity Incentive Plan Awards; Market Value of Shares or Units of Stock that have not Vested ($)
James Druck	300,000	(1)(2)	—	—	1.00	6/30/2009	—	—	—	—

Thomas Fox	300,000	(1)(2)	—	—	1.00	6/30/2009	—	—	—	—

Brian Foster	250,000		—	—	0.12	12/7/2013	—	—	—	—

(1)          Does not include warrants issued to Mr. Druck, Mr. Fox or parties in which Mr. Fox has a beneficial ownership interest in connection with (a) their participation in our October 2005 private placement of warrants in connection with guaranteeing a $2.5 million term loan with Crown Bank that was paid in full in April 2007, (b) our January and February 2007 private placement of common stock with accompanying warrants, and (c) with their participation of our March 2008 private placement of warrants in connection with guaranteeing a $1.55 million loan with Crown Bank.

(2)          Does not include options to purchase 170,000 shares of our common stock awarded to each of Mr. Druck and Mr. Fox on March 20, 2008.  These options were issued under our 2004 Stock Incentive Plan.  The exercise price under each of these options is $0.48 per share, the closing market price for one share of Southwest Casino Corporation common stock on the grant date.  The options became exercisable immediately with respect to 42,500 shares and will become exercisable with respect to the remaining shares in equal installments on the last day of each fiscal quarter over a three-year period.

DIRECTOR COMPENSATION

The following table states information concerning the compensation of members of our Board of Directors during the fiscal year ended December 31, 2007.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
David H. Abramson(1)	$14,500	—	—	—	—	—	$14,500
Gus A. Chafoulias(2)	$14,000	—	—	—	—	—	$14,000
Jim Holmes (2)	$14,000	—	—	—	—	—	$14,000
Gregg P. Schatzman(2)	$14,500	—	—	—	—	—	$14,500

(1)          As of December 31, 2007, Mr. Abramson had options to acquire an aggregate of 225,000 shares of common stock at a price of $0.65 per share outstanding that had been awarded to him in 2006 in connection with his service as an independent director and Chairman of the Audit Committee of the Board of Directors.  Does not include options to purchase an aggregate of 225,000 shares of common stock at a price of $0.48 per share that were awarded to Mr. Abramson on March 20, 2008 in connection with his continued service as an independent director and Chairman of the Audit Committee.

(2)          As of December 31, 2007, Messrs. Chafoulias, Holmes and Schatzman each had options to acquire an aggregate of 150,000 shares of common stock at a price of $0.65 per share outstanding that had been awarded to them in 2006 in connection with their service as independent directors.  Does not include options to purchase 150,000 shares of common stock at a price of $0.48 per share that were awarded to each of Messrs. Chafoulias, Holmes and Schatzman on March 20, 2008 in connection with their continued service as independent directors.

Our Board of Directors consists of four independent, non-employee directors and James Druck, our CEO. Mr. Druck does not receive any additional compensation for his service as a director.

Beginning in the first quarter of 2006, the non-employee members of our Board of Directors receive a quarterly retainer of $2,500, with an initial retainer of $5,000 paid for the fourth quarter of 2005, their first quarter of service. Each director also received a non-qualified option to purchase 150,000 shares of Southwest common stock under our 2004 Stock Incentive Plan. These options were granted on January 10, 2006 and have an exercise price of $0.65 per share. The options become exercisable in 12 equal quarterly installments on the last day of each quarter over three years. We also pay directors meeting fees of $1,000 for each in-person meeting and $500 for each telephonic meeting at which formal action is taken by our board or any committee of the board. These meeting fees do not apply to one in-person meeting of the Board of Directors and one meeting of each committee on which a board member serves each quarter. The increased retainer during the first quarter of a director’s service is intended to compensate the director for the extra time and meetings required to orient a director to Southwest and the work of our Board.

We also issued a non-qualified option to purchase 75,000 shares of Southwest common stock, on the same terms as described above, to David Abramson to compensate him for his work as Chairman of the Audit Committee of the Board of Directors.

On March 20, 2008, we issued additional non-qualified options to purchase 150,000 shares of our common stock under our 2004 Stock Incentive Plan to each of our independent directors.  These options have an exercise price of $0.48 per share and become exercisable in 12 equal quarterly installments on the last day of each quarter over three years beginning on the last day of the fourth quarter of 2008 (the first quarter after the options granted to our independent directors on January 10, 2006 are fully vested).  We also issued an additional non-qualified option to purchase 75,000 shares of our common stock, on the same terms, to David Abramson to compensate him for his work as Chairman of the Audit Committee of the Board of Directors.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting and other requirements of the Exchange Act and furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.  We also file these reports with the United States Securities and Exchange Commission.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  We file these reports electronically and the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding Southwest Casino Corporation that we file electronically.  You may access this information through the SEC website at www.sec.gov.

The mailing address and telephone number of our principal executive offices is:

Southwest Casino Corporation

2001 Killebrew Drive, Suite 350

Minneapolis, MN 55425

Phone: 952-853-9990

FINANCIAL STATEMENTS

[Letterhead of Eide Bailly LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southwest Casino Corporation

Minneapolis, Minnesota

We have audited the accompanying consolidated balance sheets of Southwest Casino Corporation (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Casino Corporation as of December 31, 2007 and 2006 and the results of its operations its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Minneapolis, Minnesota
March 31, 2008

SOUTHWEST CASINO CORPORATION

Consolidated Balance Sheets

December 31, 2007

ASSETS
	2007	2006
CURRENT ASSETS
Cash and Cash Equivalents	$1,892,401	$1,531,260
Accounts Receivable	54,582	157,506
Accounts Receivable - Related Party	41,572
Inventories	141,041	173,216
Prepaid Expenses and Other Current Assets	679,583	709,649
Total Current Assets	$2,809,179	$2,571,631

PROPERTY AND EQUIPMENT
Leasehold Improvements	15,389,750	15,747,888
Furniture and Equipment	5,280,282	6,046,315
Accumulated Depreciation	(10,835,938)	(10,940,192)
Net Property and Equipment	$9,834,094	$10,854,011

OTHER ASSETS
Other Assets	33,374	375,287
Investment in Unconsolidated Subsidiary	7,218,720	5,054,020
Total Other Assets	$7,252,094	$5,429,307

TOTAL ASSETS	$19,895,367	$18,854,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$659,284	$535,294
Accounts Payable - Related Party	25,000	—
Accrued Expenses	1,085,797	972,804
Accrued Liabilities - Related Parties	122,467	122,467
Notes Payable	450,000	446,292
Current Portion of Long-Term Liabilities	1,005,940	1,720,193
Accrued Interest Payable	55,465	5,927
Total Current Liabilities	$3,403,953	$3,802,977

LONG-TERM LIABILITIES
Long-Term Liabilities Net of Current Portion	$6,486,365	$7,495,224

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred Stock, $.001 Par Value; 30,000,000 Shares Authorized	$—	$—
Common Stock, $.001 Par Value 75,000,000 Shares Authorized, 27,817,953 Shares Issued and 27,460,953 Outstanding at December 31, 2007	27,819	19,689
Additional Paid-in Capital	21,496,064	17,239,894
Accumulated Deficit	(11,196,534)	(9,702,835)
	10,327,349
Less Treasury Stock (357,000 shares redeemed)	(322,300)

Total Stockholders’ Equity	10,005,049	7,556,748

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,895,367	$18,854,949

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

Consolidated Statements of Operations

For the Year Ended December 31, 2007 and 2006

	For the year	For the year
	ended December 31, 2007	ended December 31, 2006

NET REVENUES
Casino	$15,087,784	$14,844,607
Food & Beverage/Hotel	501,057	556,475
Management and Consulting	3,716,109	5,865,680
Entertainment	67,807	17,429
Other	163,983	190,717
	19,536,740	21,474,908

EXPENSES
Casino	$11,685,289	$11,492,218
Food & Beverage/Hotel	1,379,610	1,410,887
Corporate Expense	3,782,615	2,774,022
Project Development Costs	374,384	290,623
Entertainment	187,333	117,905
Impairment Loss - Management Contract	400,435
Depreciation and Amortization	1,781,570	2,169,990
	19,591,236	18,255,645

INCOME (LOSS) FROM OPERATIONS	$(54,496)	$3,219,263

OTHER INCOME (EXPENSE)
Interest Income	$3,421	$2,849
Interest Expense	(877,585)	(1,204,296)
Gain (Loss) on Disposition of Property and Equipment	7,420	(6,932)
Gain on Disposition of Casino	477,407
Write-off of Acquisition and Financing Costs	(613,372)	—
	(1,002,709)	(1,208,379)

Income before income taxes, equity in earnings of unconsolidated subsidiaries	(1,057,205)	2,010,884

Income Taxes	—	(670,800)
Loss of Unconsolidated Subsidiaries, Net of Tax Benefit	(436,494)	(182,873)

Income (Loss) from Continuing Operations	(1,493,699)	1,157,211

NET INCOME (LOSS)	$(1,493,699)	$1,157,211

Income (loss) per share - basic	$(0.06)	$0.06
Income (loss) per share - diluted	—	$0.06
Weighted average common shares outstanding - basic	26,847,743	19,675,779
Weighted average common shares outstanding - diluted	—	20,651,331

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2007 and 2006

	2007	2006

Cash Flows from Operating Activities:
Net Income (Loss)	$(1,493,699)	$1,157,211
Adjustments to Reconcile Net Income (Loss) to
Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,781,570	2,169,990
Amortization of Loan Costs	56,619	162,906
Impairment Loss - Management Contract	400,435
Write-off of Acquisition and Financing Costs	613,372
(Gain) Loss on Disposition of Property and Equipment	(7,420)	6,932
Issuance of Common Stock for Services	12,500
Stock Based Compensation Expense	278,833	175,078
Loss of Unconsolidated Subsidiary	436,494	244,673
Gain on Disposition of Casino	(477,407)
Change in Current Assets and Liabilities,
(Increase) Decrease in Restricted Cash	—	2,656
(Increase) Decrease in Receivables	102,924	411,288
(Increase) Decrease in Receivables - Related Party	(41,572)
(Increase) Decrease in Inventories	32,175	(24,933)
(Increase) Decrease in Prepaid Expenses	(30,327)	(14,360)
(Increase) Decrease in Other Assets	48,375	(42,849)
(Increase) decrease in Deferred Tax Asset	—	573,000
Increase (Decrease) in Accounts Payable	(33,909)	(96,067)
Increase (Decrease) in Accrued Expenses	108,354	(103,434)
Increase (Decrease) in Accrued Interest Payable	49,538	(11,625)
Net Cash Provided By Operating Activities	$1,836,855	$4,610,466

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(364,062)	(426,927)
Proceeds from Sale of Property and Equipment	15,121	—
Proceeds from Disposition of Casino	490,018	—
Receipt (Payment) of Deposit	(3,318)	(728)
Payment of Costs Associated with Management and Consulting Contracts	(439,168)
Investment in Unconsolidated Subsidiary	(2,601,194)	(1,000,326)
Net Cash Used in Investing Activities	$(2,902,603)	$(1,427,981)

CASH FLOWS FROM FINANCING ACTIVITIES
Net Payments on Short-Term Notes Payable	$3,708
Principal Payments on Long-Term Borrowings	(1,723,112)	(2,675,826)
Proceeds from Issuance of Common Stock upon Exercise of Warrants	30,000	12,000
Proceeds from Issuance of Common Stock and Warrants	4,003,360
Redemption of Common Stock	(322,300)	—
Payment of Financing Costs	—	(72,544)
Payment of Financing Costs Written-Off	(564,767)
Payments for Liabilities Owed to Related Parties		(110,000)
Net Cash Provided (Used) by Financing Activities	$1,426,889	$(2,846,370)

Net Increase in Cash and Cash Equivalents	361,141	336,115

CASH AND CASH EQUIVALENTS
Beginning of Period	1,531,260	1,195,145
End of Period	$1,892,401	$1,531,260

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$825,492	$1,006,812
Income Taxes Paid	$41,632	$22,506

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

Capital assets acquired with acounts payable	$135,492	$7,303
Capital assets acquired with acounts payable - related party	$25,000
Financing costs included in accounts payable	$13,606	$11,352
Costs related to management contract included in accounts payable	$27,455

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity

For the Years Ended December 31, 2007 and 2006

	Treasury Stock		Common Stock
	Number of		Number of		Additional	Retained
	Shares	Amount	Shares	Amount	Paid-in Capital	Earnings	Total

BALANCE December 31, 2005			19,588,656	$19,589	$17,052,916	$(10,860,046)	$6,212,459

Issuance of Common Stock Upon Exercise of Warrants			100,000	100	11,900		12,000

Stock-Based Compensation Expense Related to Options and Warrants					175,078		175,078

Net Income						1,157,211	1,157,211

BALANCE December 31, 2006	—	$—	19,688,656	$19,689	$17,239,894	$(9,702,835)	$7,556,748

Issuance of Common Stock and Warrants, Net			7,954,787	7,955	3,935,012		3,942,967

Exercise of Warrants and Issuance of Common Stock			150,000	150	29,850		30,000

Issuance of Common Stock for Services			24,510	25	12,475		12,500

Redemption of Common Stock	(357,000)	(322,300)			—		(322,300)

Stock-Based Compensation Expense Related to Options and Warrants					278,833		278,833

Net Loss						(1,493,699)	(1,493,699)

BALANCE December 31, 2007	(357,000)	$(322,300)	27,817,953	$27,819	$21,496,064	$(11,196,534)	$10,005,049

See Notes to Consolidated Financial Statements

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

Southwest Casino Corporation

Southwest Casino and Hotel Corp. is the primary, wholly-owned operating subsidiary of Southwest Casino Corporation and was the parent company until the July 2004 reorganization that resulted in the current structure.  Southwest Casino and Hotel Corp. was organized under the laws of the State of Minnesota in 1992 under the name “Southwest Casino and Hotel Ventures, Inc.”  The Company has operated in the gaming industry since formation.

On July 22, 2004, Southwest Casino and Hotel Corp. merged with Lone Moose Acquisition Corporation, a wholly-owned subsidiary of Lone Moose Adventures, Inc., a Nevada corporation.  Lone Moose Acquisition Corporation was formed solely for the purpose of completing our reorganization.  Southwest Casino and Hotel Corp. was the surviving corporation in that merger and became a wholly-owned subsidiary of Lone Moose Adventures, Inc., which changed its name to Southwest Casino Corporation.  The reorganization represented a recapitalization of Southwest Casino Corporation with accounting treatment similar to that used in a reverse acquisition, except that no goodwill or intangible is recorded.  A recapitalization is characterized by the merger of a private operating company into a non-operating public shell corporation with nominal net assets and typically results in the owners and managers of the private company having effective operating control after the transaction.  Southwest Casino Corporation emerged as the surviving reporting entity after the reorganization.

The Company’s principal business is the management, operation and development of gaming facilities in emerging and established gaming jurisdictions.  Southwest Casino Corporation, through its wholly-owned subsidiaries, operates two casinos in Cripple Creek, Colorado — Gold Rush Hotel and Casino and Gold Digger’s Casino.  Until July 28, 2007, the Company also operated Uncle Sam’s Casino in Cripple Creek.  Until August 17, 2007 the Company managed two Native American gaming operations in Oklahoma for the Cheyenne and Arapaho Tribes of Oklahoma, Lucky Star - Concho and Lucky Star — Clinton.  The Company also owns a 50% membership interest in North Metro Harness Initiative, LLC, (“North Metro”).  North Metro is building a harness racetrack and 50-table card room in Columbus, Minnesota on the north side of the Minneapolis — St. Paul Metropolitan area.  In September 2007, the Company entered into a consulting agreement to work with Palace Resorts in developing and opening a casino at the Moon Palace Casino, Golf and Spa Resort now under construction in Punta Cana on the easternmost tip of the Dominican Republic.

Southwest Casino Corporation’s operations include the following consolidated and unconsolidated subsidiaries:

Southwest Casino and Hotel Corp.

Southwest Casino and Hotel Corp. was formed in 1992 and provides management and consulting services for casinos under contractual agreements and operated Uncle Sam’s Casino in Cripple Creek, Colorado until July 2007, see Note 7.

Gold Rush I, LLC

Gold Rush I, LLC, was formed during 1999 and operates the Gold Rush Hotel and Casino and Gold Digger’s Casino both in Cripple Creek, Colorado under a long-term capitalized lease agreement.

Southwest Entertainment. Inc.

Southwest Entertainment, Inc., located in Minneapolis, Minnesota, was formed on November 4, 1998. The company operates an outdoor amphitheatre for entertainment events in Cripple Creek, Colorado.

North Metro Harness Initiative, LLC (Unconsolidated)

North Metro Harness Initiative, LLC (North Metro) (a development stage Minnesota limited liability company) was formed on June 16, 2003 for the purpose of developing, owning, and operating a harness racetrack and card room north of Minneapolis, Minnesota, in Anoka County.  North Metro was issued licenses to own and operate the racetrack by the Minnesota Racing Commission on February 16, 2005.  Southwest Casino Corporation owns a 50% interest in North Metro.

SW Missouri, LLC

SW Missouri, LLC was formed on May 25, 2004.  Its sole asset is a 30% membership interest in Southwest Missouri Gaming, LLC (which is currently a shell company).

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Southwest Missouri Gaming, LLC (unconsolidated)

SW Missouri, LLC owns a 30% membership interest in Southwest Missouri Gaming, LLC, which was formed March 29, 2004.  This entity had no activities in 2006 or 2007.

Southwest Eagle, LLC

On February 22, 2006, the Company formed a new subsidiary, Southwest Charitable Enterprises, LLC, a Minnesota limited liability company.  Southwest is the sole member of Southwest Charitable Enterprises, LLC, which was established to pursue business opportunities in charitable gaming.  In December 2006, the subsidiary’s name was changed to Southwest Eagle, LLC for purposes of the Double Eagle acquisition that never came to fruition.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Southwest Casino Corporation, its wholly-owned subsidiaries (referred to as “the Company” or “Southwest”), and North Metro Harness Initiative, LLC, which is accounted for as an equity investment, see Note 4.  All material inter-company transactions and balances have been eliminated in consolidation.

Basis of Accounting

The consolidated financial statements of the Company are prepared using the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when incurred.  This basis of accounting conforms to generally accepted accounting principles in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition

Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses.  Revenue from food, beverage and hotel operations is recorded upon delivery of goods or services, and excludes promotional allowances.  Revenue from casino management and consulting contracts with outside parties is recognized over the term of the agreements.  Consideration given in exchange for entering into long-term contracts is amortized over the life of the agreement.

Receivables and Credit Policies

Accounts receivable are carried at face value less an estimated allowance for doubtful accounts. The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will be collected.  Management reviews all trade receivable balances that exceed 30 days from the invoice date and, based on an assessment of the current creditworthiness, estimates the portion, if any, of the balance that will not be collected.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Net Income Per Share — Basic and Diluted

Net income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period presented.  Basic earnings per share exclude the dilutive effect of options and warrants, while diluted earnings per share include such effects only during years when the Company reports net income.

Inventories

Inventories consist principally of food and beverage products and gift shop merchandise.  Inventories are carried at cost, determined under the first-in, first-out (FIFO) method.

Concentrations of Credit Risk

The Company’s cash balances maintained in bank depositories periodically exceed federally insured limits.

Advertising Costs

The Company expenses advertising costs as incurred.  Advertising expense for the years ended December 31, 2007 and 2006 was approximately $287,925 and $343,000, respectively.

Employee Benefit Plan

The Company has established a defined contribution profit sharing plan for its eligible employees.  To be eligible, an employee must be 21 years of age and have completed one year of service.  Contributions to the plan are made at the discretion of management, based on results of operations from year to year.  No discretionary contributions were made during 2007 or 2006.

The Company has adopted a 401(k) retirement plan.  The plan provides for employee pre-tax salary deferrals of up to 10% of a participant’s compensation (not to exceed federal limits) and a matching contribution by the Company — dollar for dollar up to 3% and fifty cents per dollar up to 5% of the participant’s compensation. Employees are eligible for the plan if they have completed one year of service, as defined in the plan, and are at least 21 years old.  A participant is fully-vested after one year of service, as defined in the plan.  The Company’s matching contribution made and expensed for the years 2007 and 2006 was $134,789 and $109,383, respectively.

Property and Equipment

Property and equipment are carried on the books at cost.  Depreciation on property and equipment is calculated using the straight-line method over their estimated useful lives, which range from 3 to 10 years.  Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in the income statement.

Repair and maintenance charges, which do not increase the useful lives of the assets, are charged to expense as incurred.

Depreciation expense was $797,140 and $934,840 for the years ended December 31, 2007 and 2006, respectively.

Leaseholds attributable to the lease in Note 12 have been capitalized in accordance with generally accepted accounting principles and are being amortized over the length of the lease, 20 years, using the straight-line method.

Amortization expense for these leaseholds was $725,340 for each of the years ended December 31, 2007 and 2006.   Total accumulated amortization of these leaseholds was $6,316,503 and $5,591,163 at December 31, 2007 and 2006, respectively.

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. Certain long-lived assets to be disposed of by sale are reported at the lower of carrying amount or fair value less cost to sell.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Income taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under this method, the Company determines deferred tax assets and liabilities based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. The tax consequences of events recognized in the current year’s consolidated financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenue, expenses, gains and losses, differences arise between the amount of taxable income and pretax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the consolidated financial statements.

Because it is assumed that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, hence giving rise to deferred tax assets and liabilities. The Company must then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent management believes that recovery is not likely, they must establish a valuation allowance. The Company recorded a 100 percent valuation allowance against all deferred income tax assets as of December 31, 2007 and 2006.  See Note 15.

Stock based compensation

Effective the beginning of fiscal year 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation. The Company implemented SFAS 123(R) using the modified prospective method, which does not result in the restatement of previously issued financial statements.  In all prior periods, the Company accounted for stock-based compensation awards to employees using the intrinsic value method prescribed by APB Opinion No. 25 and, as such, recognized no compensation cost for employee stock options, but rather disclosed the related pro forma effect on net loss, see Note 13.

Operating segments

The Company has segregated its activities into three operating segments based on operating and management characteristics related to its sources of revenue or basis for accumulating assets or expenses.  The segments are defined as casino operations, casino management for unrelated parties, and project development activities.  Separate operations are aggregated based on the above general segment descriptions.

Legal defense costs

The Company does not accrue for estimated future legal and related defense costs, if any, to be incurred in the event of any pending or threatened litigation or other disputed matters but rather, records such as period costs when the services are rendered.

Other comprehensive income

The Company does not have amounts to be disclosed as other comprehensive income.

Reclassifications

Certain minor reclassifications to previously reported amounts have been made to conform to the current year presentation.

New accounting standards

Effective January 1, 2006, the company adopted SFAS No. 123(R) using the modified prospective method.  See Note 13 for information regarding stock-based compensation.

The Company adopted Statement of Financial Accounting Standards Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”) effective January 1, 2007, see Note 15.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”) which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years.  This statement defines fair value,

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

establishes a framework for measuring fair value and expands the related disclosure requirements.  The Company is currently evaluating the potential impact of this statement.  On February 12, 2008 a FASB Staff Bulletin “FSP FAS 157 -2” was issued which defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and applies to nonfinancial assets and nonfinancial liabilities.

In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115’”.  This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements.  The Company is evaluating the impact of this statement.

Management Financial Plans

The Company has completed two closings on an equity financing, see Note 10. The net proceeds from the sale of securities were approximately $4 million.  In connection with the financing agreement entered into by North Metro, see Note 4, the Company was required to make additional membership contributions to North Metro of approximately $2.35 million to North Metro from January 1, 2007 to the time the loan closed on April 20, 2007.  Due to the loss of management fees from the termination of our management contract with the Cheyenne and Arapaho Tribes of Oklahoma (see Note 5) the Company secured additional debt financing in March 2008 (see Note 26) to fund our current operations including project development costs.   The Company believes the amount of funds received from the debt financing will be adequate to fund operations during the 2008 fiscal year; however the Company will have to seek additional debt or equity financing for future operations.

NOTE 3 —PROMOTIONAL ALLOWANCES

Revenue does not include the retail amount of rooms, food, and beverage provided gratuitously to customers, which was $1,197,558 and $1,155,521in 2007 and 2006, respectively.

NOTE 4—UNCONSOLIDATED SUBSIDIARY

North Metro Harness Initiative, LLC (“North Metro”)

Organization:

North Metro (a development stage Minnesota Limited Liability Company) was formed on June 16, 2003 for the purpose of developing, owning, and operating a horse race track and card room north of Minneapolis, Minnesota, in Anoka County.  North Metro has purchased land and obtained zoning, permitting and regulatory approvals for the proposed operations.  On June 8, 2004, Southwest Casino and Hotel Corp. (“Southwest”) sold a 50% interest in the Company to MTR — Harness Inc. (“MTR”), a wholly owned subsidiary of MTR Gaming, Inc. for $10,000, and a commitment to make additional contributions as discussed below.

Under the North Metro Member Control Agreement dated June 8, 2004, MTR was required to contribute $7,500,000, upon satisfaction of certain conditions and Southwest was required to contribute $2,500,000.  The amounts contributed in excess of the amounts agreed to under the Member Control Agreement were agreed upon by Southwest and MTR as managing members of the Company.  These amounts were contributed on an equal basis.

As specified in the Company’s Member Control Agreement, membership interests include financial rights, governance rights and voting rights.  Voting rights are assigned to members based on their proportionate voting interest.  Financial rights include allocation of net profits, losses and distributions.  Governance rights include all of a member’s rights other than financial rights and the right to assign financial rights.  A member of the Company may only assign governance and voting rights to another party with the consent of the remaining members, which consent may be withheld in any member’s sole and absolute discretion.  If a member assigns membership rights to another party and the other member or members do not consent to the assignee becoming a substitute member, the assignee will only be entitled to receive those distributions and allocations that would have been made to the assigning member and the assignee will not have any voting or governance rights.  As of December 31, 2007, Southwest and MTR each hold 50% of the voting rights.  Financial and governance rights are determined in accordance with the Member Control Agreement dated June 8, 2004.

Net income, losses and distributions are allocated on a 50/50 basis to members in accordance with the member control agreement.

North Metro’s Member Control Agreement requires North Metro to make tax distributions to members on a quarterly and annual basis equal to 40% of the estimated taxable income of the company for the applicable time period, with annual tax distributions reduced by the amount of any

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

quarterly tax distributions made during the tax year.  The tax distributions were reduced to 35% under the Credit Agreement with Black Diamond, described below.  Tax distributions to the members shall be made in proportion to each member’s respective share of the taxable income of North Metro.

North Metro was formally organized as a limited liability company on June 16, 2003.  Prior to that date, agreements were consummated and amounts related to the business purpose of the Company were directly incurred and paid by Southwest or entities related to Southwest.

North Metro will do business in Minnesota under the name “Running Aces Harness Park”.

Accounting for North Metro:

The Company evaluates whether North Metro should be treated as a variable interest entity (“VIE”) subject to consolidation during the applicable reporting periods under Financial Accounting Standards Board Interpretation 46(R) - Consolidation of Variable Interest Entities (as amended).

Due to contributions of capital made by MTR as of October 20, 2005, in accordance with the North Metro Member Control Agreement dated June 8, 2004, the Company no longer provided financial support in excess of its 50 percent decision making power. As of December 31, 2007, the Company has provided approximately 42 percent of the financial support, but still retains its 50 percent decision making power.  Therefore, since October 20, 2005, the Company has accounted for its investment in North Metro on the equity method.  The Company’s investment in North Metro as of December 31, 2007 and 2006 was $7,218,720 and $5,054,020, respectively, which is recorded on the Company’s consolidated balance sheets.

As of December 31, 2007, the Company has contributed $7,320,974 in consideration of its membership interests in North Metro.  In addition, the Company has advanced $1,656,051 for costs related to North Metro that the Company paid, and which exceeded the Company’s agreed pre-license capital contribution of $1,000,000, before the Minnesota Racing Commission granted racing licenses to North Metro.  These advances, together with interest, will only be paid out of first available cash from operations (and then after certain distributions to the members for income tax purposes).  The pre-licensing advances to North Metro are characterized as a membership preferred contribution made by the Company under the North Metro Harness Initiative, LLC Member Control Agreement dated June 8, 2004.  The Company treats these payments as an additional investment in North Metro.  The Company has combined the advances (accounted for as a membership preferred contribution) and its capital contributions into an investment in an unconsolidated subsidiary on its financial statements and has accounted for this investment and all North Metro activity since October 20, 2005 under the equity method of accounting.

For the years ended December 31, 2007 and 2006, the Company has recorded a loss from this unconsolidated subsidiary, net of tax benefit of $436,494 and $182,873.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The following represents summary financial information for North Metro as of December 31, 2007 and 2006:

	As of and For	As of and For
	The Year	The Year
	Ended	Ended
	December 31,	December 31,
	2007	2006
North Metro:
Total current assets	$2,185,535	$644,250
Total assets	51,556,814	15,587,187
Total current liabilities	4,903,259	1,084,062
Total liabilities	33,051,334	1,411,109
Results of operations:
Revenues	$107,715	$—
Lobbying expenses	133,992	126,000
License fees — Minnesota Racing Commission	263,810	248,907
Other expenses	568,602	135,722
Total expenses	966,404	510,629
Other Income (Expense)
Interest Income	20,704	21,280
Interest Expense	(35,004)	—
Net (loss)	$(872,989)	$(489,349)

Southwest Casino Corporation:
50% share of net (loss)	(436,494)	(244,675)
Net tax benefit		61,802
(Loss) of unconsolidated subsidiary net of tax benefit	$(436,494)	$(182,873)

In 2006, North Metro formed a wholly-owned subsidiary that acquired a nearby motel in December 2006 that North Metro continues to operate in 2007 and will be used to house personnel involved in the care of horses at the track during the racing season. The motel has 15 rooms available to rent.

Southwest did not record a tax benefit related to North Metro’s losses during the year ended December 31, 2007, while Southwest did record a tax benefit during the year ended December 31, 2006, see Note 15.

At December 31, 2007, North Metro’s assets consisted principally of cash, land, construction in progress and related deposits and financing costs. Liabilities consisted primarily of construction payables and borrowings under its financing agreement discussed below.

North Metro Financing Agreement

On April 20, 2007, North Metro entered into a Credit Agreement (the “Credit Agreement”) with Black Diamond Commercial Finance, L.L.C. (“Black Diamond”) as agent and lender. Under the terms of the Credit Agreement, North Metro will borrow $41.7 million to construct, equip and open its harness racetrack and card room facility in Columbus, Minnesota on the north side of the Minneapolis — St. Paul metropolitan area.  As part of the loan agreement the members of North Metro agreed to complete aggregate membership contributions of $20.8 million prior to closing the loan. The total cost of the project is expected to approximate $62 million.  As of December 31, 2007, Southwest contributed $9.0 million of the total amount of $21.3 million contributed by the members.  Certain amounts related to non-construction costs continue to be funded by the members (the Company contributed $250,000 subsequent to the loan closing thru the end of fiscal year 2007).  These amounts are not considered to be material to the total cost of the project.  Under the Credit Agreement, the initial advance of loan proceeds was followed by additional advances based on progress in building and opening the racetrack and card room facility. During construction, North Metro is making monthly payments of interest only based on a floating index rate plus 4 percent or on a 1-month, 2-month or 3-month LIBOR rate plus 6 percent, at North Metro’s option. After the project opens, interest rates will reduce to the applicable index rate plus 2.5 percent or the applicable LIBOR rate plus 4.5 percent, again at North Metro’s option. North Metro must also pay a fee equal to 4.5% per annum on any unused portion of the $41.7 million credit facility. Principal payments of $104,250 will be due on the last day of each fiscal quarter beginning

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

the first full quarter after the project opening, as defined in the agreement. North Metro will also be required to prepay the loan in an amount equal to 50 percent of the project’s excess cash flow for each fiscal year beginning with the fiscal year ended December 31, 2008, as defined in the agreement. Final payment equal to all outstanding principal and accrued interest is due April 20, 2014.

North Metro may prepay the loan, in whole or in part, at any time, subject to the payment of certain fees and costs. The loan is secured by substantially all of the assets of North Metro. The Credit Agreement does not provide for recourse against the members of North Metro.

The Credit Agreement contains standard affirmative and negative covenants regarding North Metro and its wholly-owned subsidiary North Metro Hotel, LLC that restrict, among other things, North Metro’s ability to dispose of assets, transfer or pledge equity interests, incur indebtedness, and make investments or distributions. Financial covenants applicable to North Metro include, among other things, limits on capital expenditures after opening, minimum EBITDA requirements, satisfaction of leverage ratio limits, and delivery of financial statements.

In addition to customary and standard events of default included in the Credit Agreement, failure to substantially complete (as defined in the Credit Agreement) construction of the North Metro project by June 30, 2008, and failure to operate the card room that is part of the North Metro project at any time after July 1, 2008, would constitute a default under the Credit Agreement.

Additional Membership Contribution, Pledge, Subordination and Sponsor Support Agreements of Southwest

While the Credit Agreement does not provide for recourse against Southwest in the case of a default by North Metro, Southwest has pledged its membership interest in North Metro and North Metro pledged its membership interest in North Metro Hotel, LLC as security for repayment of the loan under the terms of a Pledge Agreement with Black Diamond (the “Pledge Agreement”).

Southwest also entered into a Subordination Agreement with Black Diamond (the “Subordination Agreement”) under which Southwest has agreed that repayment of a $1.65 million membership preferred capital contribution to North Metro, which North Metro was to repay to Southwest out of the first available revenue from operations, will be subordinated to the payments due under the loan agreements.

In addition, Southwest entered into a Sponsor Support Agreement (the “Support Agreement”) under which Southwest may be required under certain circumstances to contribute additional capital to North Metro if financings and equity investments are insufficient to complete construction and open the facility.  The Company believes the financings and equity investments secured by North Metro will be sufficient to construct and open the facility.

NOTE 5 — TERMINATION OF MANAGEMENT CONTRACT WITH THE CHEYENNE AND ARAPAHO TRIBES AND RELATED LITIGATION

Management and consulting revenue of $3,566,109 and $5,865,680 included on the Consolidated Statement of Operations for the year ended December 31, 2007 and 2006 relate to revenues earned from the management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. As described below, the Cheyenne and Arapaho Tribes contract with the Company has terminated and the Company has not and will not receive any revenues from managing those casinos after August 17, 2007. In addition, as described below, the remaining contract costs, recorded as an intangible asset, on the Company’s Consolidated Balance Sheet have been written off.

On May 18, 2007, the National Indian Gaming Commission (“NIGC”) approved Amendment No. 11 to the Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between the Company and the Cheyenne and Arapaho Tribes of Oklahoma (the “Tribes”).  Southwest continued to manage the Tribes’ Lucky Star — Concho and Lucky Star — Clinton casinos under the terms of Amendment No. 11 until August 17, 2007.

The May 18, 2007 NIGC approval was based on a May 18, 2007 decision of the Cheyenne and Arapaho Trial Court finding Amendment No. 11 valid under the Tribes’ constitution.  On May 21, 2007, the Governor of the Cheyenne and Arapaho Tribes filed an appeal to the Cheyenne and Arapaho Supreme Court seeking to overturn the decision of the tribal Trial Court.  On August 17, 2007, The Supreme Court reversed the Trial Court order and declared the contract extension invalid. Also on August 17, 2007, the NIGC issued a decision and order reversing its May 18, 2007 approval of the two-year contract extension based on the tribal Supreme Court decision.  Based on the decision of the NIGC, tribal representatives took control of the casinos on Sunday, August 19, 2007.  On August 21, 2007, Southwest appealed the decision of the NIGC to reverse its approval of the two-year contract extension.  On August 24, 2007, the NIGC rejected that appeal and affirmed its decision. Southwest has not managed the casinos since August 17, 2007.

In connection with obtaining the two-year extension on May 18, 2007, the Company incurred approximately $438,000 of direct costs.  The Company had accounted for these costs as an intangible asset to be expensed over the two-year term of the extension of the management

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

contract beginning May 19, 2007. As a result of the termination effective August 17, 2007 the remaining unamortized costs of approximately $400,000 were expensed consistent with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS #144”) and included as a separate line-item as an impairment loss on the Consolidated Statement of Operations for the year ended December 31, 2007.

The Company accounted for this contract and included the revenues and costs in its operating segment “Casino Management” in accordance with Statement of Financial Accounting Standards No. 131 “ Disclosures about Segments of an Enterprise and Related Information “ (“SFAS #131”), see Note 18.  The Company has also disclosed information about this major customer in accordance with SFAS #131 paragraph #39.  In connection with the termination of this agreement, the Company applied Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and SFAS #144 in recognizing the impairment loss.  The Company also considered SFAS #144 paragraph #41 relating to the reporting of discontinued operations and has determined that this does not meet those requirements and has reported the transaction in continuing operations.

The Company is involved in litigation related to the management contract and its termination, see Note 24.

NOTE 6 — CONSULTING AGREEMENT WITH PALACE RESORTS

In September 2007, the Company entered into a consulting agreement to work with Palace Resorts in developing and opening a casino at the Moon Palace Casino, Golf and Spa Resort, now under construction in Punta Cana on the easternmost tip of the Dominican Republic.  Under the consulting agreement, Southwest immediately began assisting Palace Resorts in all phases of design, game selection, training and equipping the casino that will be part of the 1,700-room resort scheduled to open in the last quarter of 2008. Southwest receives $50,000 per month for 10 months, which began in October 2007.  Palace Resorts provides world-class resort vacations at all-inclusive properties throughout Cancun, the Riviera Maya, Nuevo Vallarta, and Cozumel with the new resort now under construction in Punta Cana, Dominican Republic.  The Company recognized $150,000 of consulting revenue for the year ended December 31, 2007.

NOTE 7 — SALE OF UNCLE SAM’S CASINO

On June 25, 2007, the Company entered into an agreement with the landlord to purchase the leased real property on which it operated Uncle Sam’s Casino in Cripple Creek, Colorado.  The purchase agreement provided that the Company would not be obligated to purchase the real property unless the Company assigned its rights under the purchase agreement to a third party.  On June 26, 2007, the Company entered into an agreement to assign its rights under the purchase agreement and the operating lease.  On July 29, 2007 the Company closed Uncle Sam’s Casino and on July 31, 2007 the Company assigned its rights under the purchase agreement and lease and received an assignment fee of approximately $487,000.  The Company recognized a gain of $477,407 on this transaction that is recorded in the Consolidated Statement of Operations during the year ended December 31, 2007 as a separate line item within Other Income (Expense).  The Company transferred the majority of the equipment and slot machines to the Gold Rush and Gold Diggers casinos in the amount of the net book value of approximately $58,000.  Additionally, the Uncle Sam’s employees were transferred to the Gold Rush and Gold Diggers casinos and the customers were offered incentives to migrate their play at Uncle Sam’s to the Gold Rush and Gold Diggers casinos.

The Company has recorded the transaction involving Uncle Sam’s casino in continuing operations as the Company reviewed SFAS #144 and determined that it did not meet the requirements for accounting as discontinued operations.   The transaction was completed and recorded during the year ended December 31, 2007.

NOTE 8 — SHORT-TERM NOTES PAYABLE

On April 16, 2007, the Company entered into the Third Amendment to the Revolving Credit and Term Loan Agreement with Crown Bank.  The agreement has been amended to extend the maturity date of the $450,000 revolving line of credit to April 30, 2008.  The amendment did not alter the terms of the $2.5 million term loan and the Company made the final payment on the term loan on April 30, 2007.  Additionally, under the amendment, three principal officers of the Company each agreed to increase their personal guarantees of the line of credit from $100,000 to $150,000 plus expenses.  As of December 31, 2007, $450,000 is outstanding under the Revolving Credit facility.

The interest rate is Prime +1%, and not less than 7.5%.  As of December 31, 2007 the interest rate is 8.25%.  At December 31, 2007, the full amount of the line was drawn and outstanding. Subsequent to December 31, 2007, the line of credit was repaid see Note 26.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 9 — EARNINGS PER SHARE

For all periods, basic earnings (loss) per share is calculated by dividing earnings (loss) by the weighted-average number of common shares outstanding.  Diluted earnings per share for the year ended December 31, 2006, reflect the effect of all potentially dilutive common shares outstanding by dividing net earnings by the weighted-average of all common and potentially dilutive shares outstanding.  The Company had a net loss for the year ended December 31, 2007; therefore a calculation of loss per share on a fully diluted basis would be anti-dilutive, thus stock options and warrants to purchase 8,446,102 common shares were not included in the calculation of loss per share for 2007, but were outstanding at December 31, 2007, see Notes 13 and 14. Additional options and warrants were granted subsequent to December 31, 2007, see Note 26.

The following is a reconciliation of basic and diluted earnings per share:

Year ended December 31, 2006:	Net Earnings (Numerator)	Weighted Average Equity (Denominator)	Earnings Per Share

Basic Earnings per Share	$1,157,211	19,675,779	$.06
Effect of Dilutive Securities:
Outstanding Options and Warrants	—	975,552
	$1,157,211	20,651,331	$.06

Options and warrants to purchase 1,395,000 shares of common stock at an exercise price of $1.00 per share, options to purchase 675,000 shares at $0.65 and options to purchase 50,000 shares of common stock at an exercise price of $0.75 per share were not included in the computation of diluted earnings per share for the year ended December 31, 2006 because the exercise price was greater than the average market price of common shares during the period.  All of these options were outstanding as of December 31, 2006.

NOTE 10 — STOCKHOLDERS’ EQUITY

The Company has authorized the issuance of up to 75,000,000 shares of common stock with a par value of $.001 and up to 30,000,000 shares of undesignated preferred stock with a par value of $0.001 per share with preferences and designations determined by the Board of Directors.  As of December 31, 2007, there were no shares of preferred stock designated or outstanding.  Each share of common stock is entitled to one vote on all matters submitted to shareholders.  Under the terms of a gaming license held by a subsidiary of the Company, the Company has amended its Articles of Incorporation to provide that all shares of common stock are subject to redemption, at the discretion of the Board of Directors, at fair market value if an owner is determined to be a disqualified holder.  A disqualified holder is a stockholder whose ownership of Company stock or refusal to provide information to the Company or any applicable gaming authorities may result in the disapproval, modification or non-renewal of any contract, license or franchise related to the Company’s gaming operations.

During the years ended December 31, 2007 and 2006, the company issued the following shares of common stock:

Year Ended December 31, 2007

On January 24, 2007 and February 26, 2007, Southwest Casino Corporation (“Southwest”) entered into a Securities Purchase Agreement (“SPA”) with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, under which Southwest sold in a private placement an aggregate of 7.44 million shares of its common stock with accompanying warrants to purchase an aggregate of 2.98 million shares of its common stock, at a purchase price of $0.55 per share of common stock. The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share. The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by Southwest of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The securities that were issued in this private placement were not registered under the Securities Act of 1933 but did include registration rights in accordance with the terms of a Registration Rights Agreement dated January 24, 2007 and February 26, 2007 between Southwest and the investors.  Under this agreement, Southwest agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the warrants on a registration statement that became effective on May 11, 2007.  Under the Securities Purchase Agreement, Southwest and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  If certain of its obligations are not met, Southwest has agreed to make pro-rata cash payments as liquidated damages to each investor.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The private placement resulted in net proceeds to Southwest of approximately $3.94 million, after the deduction of approximately, $150,000 of direct offering expenses. The placement agent agreed to accept the cash portion of its placement agent fee in common stock and warrants on the same terms as the investors, which resulted in the placement agent receiving approximately 517,000 shares of common stock and warrants to purchase an aggregate of approximately 207,000 additional shares of common stock. In addition, the placement agent received a warrant to purchase approximately 277,000 shares of common stock, which is exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $1.00 per share.

The following officers and directors of Southwest participated in the private placement on the same terms as the other investors: James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer and entities in which Mr. Fox holds an ownership interest; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director. Other than with respect to the SPA, there are no material relationships between Southwest and any of the other investors in the private placement.

On December 27, 2007, the Company issued 150,000 shares upon exercise of warrants to purchase 150,000 shares of common stock and the receipt of $30,000 in cash.

In October 2007, the Company issued 24,510 shares of common stock in connection with a financing transaction that did not occur.  The shares were valued at $12,500 (also the Company paid and expensed an additional $12,500), see Note 21.

In January 2007, the Company redeemed 357,000 shares, see Note 23.

Year Ended December 31, 2006

On February 16, 2006, the Company issued 100,000 shares upon exercise of warrants to purchase 100,000 shares of common stock and the receipt of $12,000 in cash.

NOTE 11 — OPERATING LEASES

On May 1, 1998, the Company entered into a five-year agreement to lease property located in Cripple Creek, Colorado.  The lease started the first day of the month that Uncle Sam’s began operations, April 9, 1999, and terminated on March 31, 2004.  The lease required payments of $12,000 per month.  During February 2004, the Company extended the lease for an additional five years. The new lease payments are $14,000 per month, expiring March 2009.  The lease agreement includes provisions whereby the Company had the option to purchase the property for $2,000,000 plus 50% of the increase in the fair market value of the building as of the expiration of the initial term.  In July 2007, the Company assigned its rights under the purchase agreement and lease agreement with the lessor to a third-party, see Note 7.

The Company also leases office space for corporate offices.  The lease expires December 31, 2009.  Rent expense was approximately $215,300 and $284,400 for the years ended December 31, 2007 and 2006, respectively.  Future operating lease payments (base rent) required as of December 31, 2007 are as follows:

2008	$110,000
2009	110,000
Total	$220,000

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 12— LONG-TERM OBLIGATIONS

Capital Lease

On April 9, 1999, the Company entered into a 20-year capital lease for the land and buildings relating to The Gold Rush Hotel and Casino and Gold Digger’s Casino.  The amount capitalized is based upon:

Present value of $53,437 monthly payments for 20 years	$5,799,170
Principal due on assumed obligations of outstanding debts	8,707,661
$14,506,831

Under this capital lease, the Company is required to make additional rent payments if the net income from the Gold Rush and Gold Digger’s casinos exceeds certain thresholds stated in the lease. Under the terms of this lease the Company is permitted to allocate a portion of its general overhead expenses to these operations when calculating net income for purposes of determining additional rent due. To date, the Company has not been required to make additional rent payments.

Future minimum lease payments required under the capital leases as of December 31, 2007, are as follows:

2008	$1,524,273
2009	1,265,651
2010	1,111,783
2011	1,077,766
2012	923,396
Thereafter	5,031,146
Total minimum lease payments	10,934,015
Less amount representing interest	(3,681,462)
Present value of minimum lease payments	7,252,553
Less current portion	890,859
Long-term portion	$6,361,694

Crown Bank Term Loan and IGT Note

On October 20, 2005, the Company entered into a term loan to borrow $2.5 million.  The loan was secured by the majority of the Company’s assets.  The interest rate was Prime +1%, not less than 7.5%, and the loan was due April 30, 2007.  The loan required twelve equal monthly principal payments of $208,333 beginning April 1, 2006.  The loan was guaranteed by twelve shareholders of the Company, including three principal officers.

In October 2006, the Company entered into an amendment of its term loan with Crown Bank.  The agreement was amended to allow the Company to repay the remaining principal in seven equal payments beginning November 1, 2006 through April 30, 2007 as opposed to the original agreement under which the Company would have been required to repay the remaining principal in five equal principal payments through March 1, 2007.  The final payment was made in accordance with the amendment in April 2007.  As of December 31, 2007 and 2006 the principal balance outstanding was $0 and $744,049.

On December 23, 2005, the Company negotiated a loan of $460,324 to pay off outstanding payables in connection with the installation of a player tracking system at our three casinos in Cripple Creek, Colorado.  The loan is for a term of 48 months with interest equal to the prime rate (7.25% at December 31, 2007).  As of December 31, 2007 and 2006 the principal balance outstanding was $239,752 and $354,833.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Future minimum principal payments required as of December 31, 2007 are:

2008	$115,081
2009	115,081
2010	9,590

Total:	$239,752

NOTE 13 —STOCK OPTIONS

Stock option plans:

On July 15, 2004, Southwest Casino and Hotel Corp. shareholders approved the Southwest Casino and Hotel Corp. 2004 Stock Incentive Plan that had been adopted by the company’s Board of Directors effective June 1, 2004.  Under the terms of the reorganization completed July 22, 2004, Southwest Casino Corporation assumed the rights and obligations of Southwest Casino and Hotel Corp. under this plan.  The plan permits Southwest Casino Corporation to issue incentive awards to all employees of Southwest Casino Corporation or any of its subsidiaries and any non-employee directors, consultants or independent contractors of the Company or any of its subsidiaries. Incentive awards under the plan include “incentive options” under Section 422 of the Internal Revenue Code of 1986, “non-statutory stock options” that do not qualify for “incentive option” treatment, stock appreciation rights, restricted stock awards, performance units and stock bonuses.  The plan was amended with shareholder approval in June 2007, increasing the number of shares of Southwest Casino Corporation common stock reserved for issuance under the plan from 1,500,000 to 3,000,000.  As of December 31, 2007, 925,000 options were issued and are outstanding.

In addition to the assumption of the 2004 Stock Incentive Plan, Southwest Casino Corporation assumed outstanding non-plan options to acquire shares of Southwest Casino and Hotel Corp. common stock as part of its reorganization.  The Company assumed obligations in the form of stock options to issue 1,575,000 shares of its common stock at a weighted average exercise price of $.62 per share.

Valuation and Expense Information under SFAS 123(R)

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s consolidated statement of operations.  SFAS 123(R) supersedes the Company’s previous accounting under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”). As permitted by SFAS 123, the Company measured compensation cost for options granted before January 1, 2006, in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, before January 1, 2006 no accounting recognition was given to stock options granted at fair market value until they were exercised. Upon exercise, net proceeds, including tax benefits realized, were credited to equity.

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006.

Options are granted to employees and directors at prices equal to the market value of the stock on the dates the options are granted. The options granted have terms of 5 to 10 years from the grant date and granted options typically vest quarterly over a one to three year period.  The fair value of each option is amortized into compensation expense over the period the option vests.  We have estimated fair value of all stock options as of the date of grant applying the Black-Scholes pricing valuation model.  The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense.  The key assumptions used in determining the fair value of options during the year ended December 31, 2006 were:

Year Ended December 31, 2006
Expected price volatility	105% - 112%
Risk-free interest rate	4.42% - 5.05%
Weighted average expected life in years	10 years
Dividend yield	0%
Pre-vesting forfeiture rate	0%
Weighted-average Fair value	$0.61

No options were granted during the year ended December 31, 2007.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Historical information was the primary basis for the selection of the expected volatility, expected dividend yield, and the expected lives of the options.  The risk-free interest rate was selected based upon yields of U.S. Treasury issues with a term equal to the expected life of the option being valued.  SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Pre-vesting forfeitures were estimated to be zero for the year ended December 31, 2006 based primarily on historical experience.  If pre-vesting forfeitures occur in the future, the Company will record the benefit related to those forfeitures as the forfeitures occur.

Status of options:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2005	1,775,000	$0.64
Granted (1)	725,000	$0.66
Forfeited/cancelled/expired	—
Exercised	—
Balance at December 31, 2006	2,500,000	$0.65
Granted	—	$
Forfeited/cancelled/expired	—
Exercised	—
Balance at December 31, 2007	2,500,000	$0.65

Options outstanding at December 31, 2007	2,500,000	$0.65	5.1 years	$—
Options exercisable at December 31, 2007	2,310,417	$0.65	4.8 years	$—

(1) — See Note 19

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on Southwest Casino Corporation closing stock price of $0.364 on December 31, 2007, that the option holders would have received had all option holders exercised their options as of that date.  As of December 31, 2007, the Company’s unrecognized share-based compensation related to stock options was approximately $131,000.  This cost is expected to be expensed over a weighted average period of less than one year.  The Company recognized compensation expense during the years ended December 31, 2007 and 2006 of $173,416 and $166,703, respectively.

Subsequent to December 31, 2007, additional options were granted under the 2007 stock Incentive Plan, see Note 26.

On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3 (“FSP 123(R)”), Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.  FSP 123(R)-3 permits the Company to elect from alternative transition methods for calculating the pool of tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of FAS 123(R).  No tax benefit has been recorded on the share based compensation expense for the years ended December 31, 2007 and 2006.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 14 — WARRANTS

Status of warrants:

	Warrants Outstanding	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2005	2,087,500	$0.51
Granted	0
Exercised	(100,000)	0.12
Cancelled	(150,000)	0.20
Warrants outstanding as of December 31, 2006	1,837,500	$0.56
Granted	4,258,602	0.64
Exercised	(150,000)	0.20
Cancelled	0
Warrants outstanding as of December 31, 2007	5,946,102	$0.63

As part of the July 22, 2004 reorganization, Southwest Casino Corporation assumed outstanding warrants of Southwest Casino and Hotel Corp. (predecessor parent company which was reorganized in July 2004 with the new parent being Southwest Casino Corporation a public entity, see Note 1) to acquire 1,187,500 shares of the Company’s common stock of which warrants to purchase 387,500 shares with a weighted average exercise price of $0.80 per share remained outstanding as of December 31, 2007.  These warrants expire at various times through July 2009.

At December 31, 2007 and 2006, the Company had 5,946,102 and 1,837,500 shares of common stock reserved for the exercise of warrants that have been granted in connection with debt and equity offerings and in lieu of cash payment for services provided.  The Company received $30,000 and $12,000 during 2007 and 2006, respectively on the exercise of warrants. The warrants expire at various times through 2012.  The Company has not computed any value or recognized any expense for those warrants where the conditions to exercise were considered unlikely to occur.

Sale of Unregistered Securities

In connection with the Securities Purchase Agreement (“SPA”) entered into on January 24, 2007 and February 26, 2007, the Company issued warrants to purchase 2,975,293 shares of common stock to investors and warrants to purchase and an additional 483,309 shares of common stock to the placement agent, see Note 10.

Investor Relations Services and Financial Consulting Services

On January 17, 2007, the Company entered into two agreements with Strategic Growth International, Inc. (“SGI”) regarding investor relations and financial consulting services. As part of these agreements, the Company issued to SGI warrants to purchase 800,000 shares of Southwest common stock at a price of $0.63 per share that are exercisable for two years from the date of the agreements.  Beginning January 17, 2008, SGI will have the right to require Southwest to file a registration statement covering those shares.

Southwest has the right to terminate the agreement at the end of any month of its term during the second year of the agreement. Southwest also agreed to indemnify SGI against certain claims that may arise in connection with the services provided by SGI under the agreements.

The Company reviewed EITF 96-18 “ Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services “ in determining the fair value of the warrants. The Company valued the warrants based upon the consideration received. The warrants have been valued at $220,000, which is being amortized to consulting expense and additional paid in capital quarterly over the term of the service agreements.  For the year ended December 31, 2007, $105,417 has been expensed.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The following is a description of each agreement:

•           Investor Relations Services:

Under the terms of a letter agreement accepted January 17, 2007, Southwest retained SGI to assist the company as an investor relations advisor and develop a comprehensive financial relations program designed to achieve increased awareness of Southwest and its business and enhanced liquidity in the public market for the Company’s stock.

Southwest agreed to pay SGI $10,000 per month for a period of two years for these investor relations services. Southwest also agreed to reimburse SGI’s reasonable accountable expenses incurred in connection with these services. In addition, Southwest issued to SGI a warrant to purchase 100,000 shares of Southwest common stock, see terms of warrant described above.

•           Financial Consulting Services:

Southwest also entered into an agreement with SGI for financial consulting services on January 17, 2007 (the “Consulting Agreement”). Under the Consulting Agreement, SGI will assist Southwest in developing a strategy to raise additional capital for gaming projects the company is pursuing and for general working capital. SGI will also help Southwest arrange and conduct meetings with potential sources of capital and advise Southwest regarding the terms of any proposed financing arrangements.

Southwest is to pay SGI $8,000 per month for 24 months for the financial consulting services provided under this agreement, however, SGI agreed to waive the monthly fee in exchange for a warrant to purchase 700,000 shares of Southwest common stock, see terms of warrant discussed above.

The Company will also be required to pay an additional consulting fee of $100,000 or $200,000 if SGI assists the Company in completing equity or debt financing, respectively, that meets standards stated in the agreement.  In addition, if the Company issues warrants as part of such a debt financing, it will also issue warrants to purchase 100,000 shares of its common stock to SGI, on the same terms as the warrants issued as part of debt financing.

NOTE 15 — PROVISION FOR INCOME TAXES

	2007	2006
Current
Federal	$—	$(683,701)
State	—	(88,479)
Total Current		(772,180)

Deferred
Federal	—	89,764
State	—	11,616
Total Deferred	—	101,380

Total	$—	(670,800)

A reconciliation of the income tax provision with amounts determined by applying the federal statutory rate to income before income taxes is as follows:

	2007	2006
Federal statutory income tax rate	34.0%	(34.0)%
State and local income tax rate	4.4%	(4.4)%
Change in valuation allowance	(38.4)%	5.0%
Effective Tax Rate	—%	(33.4)%

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

The net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes are reflected in deferred income taxes. Significant components of the Company’s deferred tax liabilities as of December 31, 2007 and 2006 are as follows:

	2007	2006
Current deferred tax assets (liabilities)	$—	$—
Non-current deferred tax assets:
Operating loss and contribution carryforwards	1,718,000	1,473,000
Property and Equipment	418,000	329,000
Alternative minimum tax carryforward	58,000	58,000
Total Deferred	2,194,000	1,860,000

Less Valuation Allowance	(2,194,000)	(1,860,000)
Net Deferred Tax Asset	$—	$—

Property and equipment deferred tax asset includes the development and pre-opening expenses capitalized for tax purposes in connection with the development of the racetrack and card room.

As of December 31, 2007, the Company has federal and state net operating loss carryforwards of approximately $4.5 million. These operating losses expire between 2021 and 2027.  The Internal Revenue Code limits the availability of net operating loss carryforwards to offset future taxable income if there has been a “change of ownership” as defined in Section 382 of the Internal Revenue Code.  Such a “change of ownership” could be triggered by sales of the Company’s securities by the Company or its shareholders.  Additionally, the excess of the alternative minimum tax (“AMT”) over regular federal income tax is a tax credit, which can be carried forward indefinitely to reduce future federal income tax liability.  At December 31, 2007, the Company has available $58,000 of AMT credit carryforward.  The income tax rate does not correspond to statutory tax rates due to the difference in the valuation allowance for deferred tax assets.

The Company adopted Statement of Financial Accounting Standards Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48) effective January 1, 2007.  Interpretation No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS 109, “Accounting for Income Taxes.”  Pursuant to Interpretation No. 48, the Company is required to recognize in its financial statements the largest tax benefit of a tax position that is “more-likely-than-not” to be sustained on audit, based solely on the technical merits of the position as of the reporting date. Only tax positions that meet the “more-likely-than-not” threshold at that date may be recognized.  The term “more-likely-than-not” means a likelihood of more than 50 percent.

The Company accounts for interest and penalties (if any) as interest expense in the Statement of Operations.

The Company does not have any unrecorded tax benefits as of January 1, 2007 or December 31, 2007.

The Company’s tax returns for the tax years 2003 through 2006 remain subject to examination by major tax jurisdictions.  However, as the Company has net operating losses from prior years these tax returns can also be examined once these net operating losses are utilized in future tax filings.

Management evaluated its probable ability to utilize deferred tax assets arising from net operating loss carry forwards, deferred tax assets and other ordinary items and determined that a valuation allowance was appropriate as of December 31, 2007 and 2006 based upon the uncertainty and ultimate termination of the Company’s management contract with the Cheyenne and Arapaho Tribes, see Note 5.  As a result of this evaluation, a tax benefit was reduced by a comparable valuation allowance for the year ended December 31, 2007.  As of December 31, 2007 and 2006 the Company’s deferred tax asset is zero.

At December 31, 2003, the Company established a deferred tax asset relating to net operating losses.  As of December 31, 2005, management evaluated all evidence and determined that a portion of the deferred tax assets relating to net operating losses would be utilized in 2006 based upon forecasted income for the Company in 2006.  During the year ended December 31, 2006, the Company recorded a tax provision to reduce the previously established deferred tax asset.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 16 — RELATED PARTY TRANSACTIONS

In addition to $140,000 of unpaid bonuses to officers, see Note 24, the Company has a liability to certain officers and stockholders for unpaid compensation and expenses of $122,467 as of December 31, 2007 and 2006, relating to periods prior to December 31, 2003.  At its meeting on April 26, 2006, the independent members of the Company’s Board of Directors approved one-time payments to James Druck, CEO, Thomas Fox, President, and Jeffrey Halpern, Vice President of Government Affairs, as partial repayments of the Company’s outstanding liabilities for their unpaid salaries, the majority of which is from years before 1998.  The Board approved payments of $50,000 to Mr. Druck and Mr. Halpern and $10,000 to Mr. Fox.  The Company made these payments to Mr. Halpern on April 28, 2006 and Mr. Druck and Mr. Fox on May 15, 2006.

James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director each participated in our private placement of common stock with accompanying warrants that closed on January 24 and February 26, 2007.  See Note 10.

During the year ended December 31, 2006, the Company paid Berc & Fox Limited $17,950 for tax and accounting services.  North Metro paid Berc & Fox Limited $975 during the years ended December 31, 2006 for tax services.  The operations of Berc & Fox were acquired in January 2007 by Virchow Krause, Ltd.  Thomas Fox, our President, is a shareholder and officer in Berc & Fox Limited.  In 2007, as a result of the sale of Berc & Fox Limited, certain furniture and equipment were acquired from Berc & Fox Limited by the Company in the amount of $25,000.  This amount is included in accounts payable at December 31, 2007.  Subsequent to the year ended December 31, 2007 this furniture and equipment was sold to North Metro for $25,000.

As of December 31, 2007 the Company has a receivable due from North Metro of approximately $41,000 for reimbursement of salary, benefits and travel.  This amount was subsequently paid to the Company by North Metro.

During the year ended December 31, 2007, the Company paid Jennifer Sparlin Druck $1,000 for entertainment services at the Gold Rush Palladium.  No amounts were paid during 2006.  Ms. Druck is the wife of James Druck, an officer of the Company.

NOTE 17 — PROJECT DEVELOPMENT COSTS

The Company continues to pursue additional gaming opportunities and as a result continues to incur project development expenses.  For the years ended December 31, 2007 and 2006, development expenses were $374,384 and $290,623.

NOTE 18 — SEGMENTED INFORMATION

The Company has grouped its operations into three segments, Casino Operations, Casino Management and Project Development.  The segment Casino Operations includes the Company’s operations in Cripple Creek, Colorado where the Company operates two casinos and an outdoor amphitheatre.  In July 2007 the Company disposed of a casino, see Note 7.  The segment Casino Management relates to our management and consulting business.  The segment Project Development relates to the Company’s investments in projects under development including any acquisition efforts. These include North Metro; see Note 4, and other development activities and their related specific costs.  Corporate expenses are included as a reduction in Casino Management income.  Corporate expenses have not been allocated to Casino Operations or Project Development.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Segmented information related to the year ended December 31, 2007 follows:

	Casino Operations	Casino Management	Project Development	Total
Revenues	$15,820,631	$3,716,109	$—	$19,536,740
Interest revenue	131	3,290	—	3,421
Interest expense	794,714	82,871	—	877,585
Depreciation & amortization	1,505,089	276,481	—	1,781,570
Impairment loss, see Note 5		400,435		400,435
Segmented profit (loss) before income taxes	753,554	(823,003)	(1,424,250)	1,493,699
Income tax expense (benefit)	—	—	—	—
Gain on disposition of casino (included in above segment profit (loss) before income taxes), see Note 7	477,407			477,407
Write-off of acquisition and financing costs (included in above segment profit (loss) before income taxes), see Note 21			613,372	613,372
Loss of unconsolidated subsidiary, net of tax benefit (included in above segment profit (loss) before income taxes), see Note 4			436,494	436,494
Investment in unconsolidated subsidiary, see Note 4			7,218,720	7,218,720
Total segmented assets	12,294,773	378,874	7,221,720	19,895,367
Expenditures for segmented assets	342,771	24,609	2,601,194	2,968,574

Segmented information related to the year ended December 31, 2006 follows:

	Casino Operations	Casino Management	Project Development	Total
Revenues	$15,609,228	$5,865,680	$—	$21,474,908
Interest Revenue	659	2,190	—	2,849
Interest Expense	844,465	359,831	—	1,204,296
Depreciation & amortization	1,646,473	523,517	—	2,169,990
Segmented profit (loss) before income taxes	91,007	2,210,500	(473,496)	1,828,011
Income tax expense (benefit)	30,487	737,672	(97,359)	670,800
Loss of unconsolidated subsidiary, net of tax benefit (included in above segment profit (loss) before income taxes)			182,873	182,873
Investment in unconsolidated subsidiary			5,054,020	5,054,020
Total segmented assets	12,942,003	833,926	5,079,020	18,854,949
Expenditures for segmented assets	417,948	9,707	1,000,326	1,427,981

Corporate expenses are included as a reduction in Casino Management income.  Corporate expenses have not been allocated to Casino Operations or Project Development.

During the years ended December 31, 2007 and 2006 we recognized revenues of $3,566,109 and $5,865,680, respectively, included in the operating segment Casino Management which related to our management contract with the Cheyenne and Arapaho Tribes of Oklahoma which terminated effective August 17, 2007, see Note 5.

NOTE 19 — BOARD OF DIRECTORS

On January 10, 2006, as part of the Company’s compensation for independent members of its Board of Directors, Southwest granted non-qualified options to purchase 150,000 shares of its common stock at a price of $0.65 per share to each of the four independent members of its Board of Directors.  These options vest in 12 equal installments on the last day of each fiscal quarter of the company over the next three years and remain exercisable for 10 years.  If a director’s service on the Southwest Board terminates due to mandatory retirement, the option will continue to vest and remain exercisable for the full 10 years.  If a director’s service terminates due to death or disability, the option will remain exercisable, to the extent vested at the time service terminated, for 12 months.  If a director’s service terminates for any other reason, the option

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

will remain exercisable, to the extent vested at the time service terminated, for 90 days. If a change in control of Southwest occurs, as defined in the Company’s 2004 Stock Incentive Plan, the option will immediately vest in full and remain exercisable for the entire 10-year term.

Subsequent to December 31, 2007, additional options were granted, see Note 26.

On January 10, 2006, the Board of Directors established an Audit Committee and elected David Abramson, Jim Holmes, and Gregg Schatzman to serve on the Committee.  The Board of Directors elected David Abramson as Chair of its Audit Committee.  Mr. Abramson received an option to purchase 75,000 shares of common stock, on the same terms as described in the preceding paragraph, in consideration of his service as Audit Committee Chair.

On February 1, 2006, the Board of Directors established a Compensation Committee and a Nominating Committee.  On November 5, 2007 the Board broadened the Nominating Committee’s responsibilities and renamed it Governance and Nominating Committee. The Board elected Gus Chafoulias and David Abramson as its members and elected Gus Chafoulias as its Chair. The Board elected Jim Holmes and Gregg Schatzman to serve on the Compensation Committee and elected Gregg Schatzman as its Chair.

NOTE 20 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company believes it is not practical to estimate the fair value of its investment in North Metro because there is no established market for these securities and it is inappropriate to estimate future cash flows because they are dependent on the ability of North Metro to develop, construct and then generate earnings from the operation of its proposed harness track and card room.  There were no other financial instruments with significant differences between the carrying amount and the fair value due to the short maturity of the instruments.

NOTE 21 — ACQUISITION AND FINANCING COSTS

On December 18, 2006, Southwest Eagle, LLC (“Southwest Eagle”), a wholly-owned subsidiary of Southwest Casino Corporation, entered into an Asset Purchase Agreement and a long-term lease with Pinnacle Casinos and Resorts, LLC (“Pinnacle”).  Under the Asset Purchase Agreement, Southwest Eagle had agreed to acquire the operating assets and lease the real property of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado (collectively, the “Double Eagle”).

On April 13, 2007, Southwest Casino Corporation and its wholly-owned subsidiary Southwest Eagle notified Pinnacle that Southwest had elected to terminate the Asset Purchase Agreement between Southwest Eagle and Pinnacle dated December 18, 2006 and all related agreements.

Southwest terminated the Asset Purchase Agreement in response to notice Southwest received on April 10, 2007 from Pinnacle that the separate Stock Purchase Agreement under which Pinnacle was to acquire all of the outstanding capital stock of Colorado Casino Resorts, Inc. (“CCRI”), the owner of the Double Eagle, had terminated in accordance with its terms when Pinnacle did not make a required payment. Because Pinnacle was unable to complete its proposed acquisition of the CCRI stock in accordance with the Stock Purchase Agreement, as amended, Pinnacle was also unable to perform its obligations under the Asset Purchase Agreement with Southwest Eagle.  The Company incurred $126,650 of transaction costs specific to this acquisition.

The Company also incurred financing costs with a lender in the amount of approximately $461,722.  These financing costs were initially associated with the financing of the Company’s efforts to acquire the Double Eagle, which ceased effective June 30, 2007, but negotiations then continued for alternate financing.  As a result of the termination of the management agreement with the Cheyenne and Arapaho Tribes of Oklahoma, effective August 17, 2007, the financing contemplated with this lender did not occur and the arrangement was terminated.

In October 2007, the Company incurred additional financing costs of $25,000, see Note 10.

The Company wrote-off amounts related to the acquisition described above and financing costs of $613,372 included as a separate line item within Other Income (Expense) in the Consolidated Statement of Operations for the year ended December 31, 2007.

NOTE 22 — SETTLEMENT AGREEMENT

On February 15, 2006, the Company entered into a Settlement and Release Agreement with MBC Global, LLC.  Under the terms of the Settlement and Release Agreement, the Company paid MBC $66,000 that the Company had previously agreed it owed to MBC under a terminated advisory services agreement and the Company and MBC released each other from all claims raised in an arbitration proceeding initiated by MBC in September 2005.  The Company did not release MBC from any potential liability related to its actions on behalf of the Company in its 2004 sale of convertible notes and corporate reorganization, and MBC did not release any rights to indemnification it may have under the terminated advisory agreement.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

NOTE 23 — REDEMPTION OF SECURITIES

The Company redeemed 357,000 shares of common stock in accordance with Article XI of the Company’s Articles of Incorporation effective January 22, 2007.  The shares were redeemed at a price of $0.90 per share based upon the closing stock price of the Company’s common stock as reported on January 22, 2007.  The Company recorded the redemption as a reduction to stockholders’ equity for the buy back of shares.  The shares of common stock are included in Treasury Stock in the Consolidated Statements of Changes in Stockholders’ Equity as of December 31, 2007.

NOTE 24 — COMMITMENTS AND CONTINGENCIES

In 2004, the Company purchased player tracking software and slot accounting software from IGT.  On December 29, 2005, the Company entered into an agreement with IGT to finance $460,324 of the purchase price for this system over 48 months with interest rate equal to the prime rate, which was 7.25% at December 31, 2007 (see Note 12).  In addition, the Company agreed to purchase additional software for $200,000, which will allow the Company to offer bonusing to its customers.  The purchase is contingent upon IGT receiving necessary approvals for the bonusing system from the Colorado Division of Gaming.

Under the Company’s employment agreements with James B. Druck, CEO, Thomas E. Fox, President and COO, and Jeffrey S. Halpern, Vice President of Government Affairs, which were effective July 1, 2004, these executives can elect to continue their employment in a reduced capacity, with continuing medical benefits and a salary equal to their base pay at the time of termination for 12 months and not less than $25,000 after 12 months if the Company terminates the executive’s employment without cause or in connection with a change in control of the Company (as defined in the employment agreement) or if the executive terminates his employment with the Company for good cause (as defined in the employment agreement).  The initial term of these agreements expired July 1, 2006, after which the agreement renewed and will continue to renew automatically for additional one-year terms unless terminated.

The Company has entered into employment agreements with certain other key employees of the Company. The agreements provide for certain benefits to the employee as well as severance if the employee is terminated without cause or due to a “constructive termination” as defined in the agreements.  The severance amounts depend upon the term of the agreement and can be up to six months of base salary and bonus.

Bonuses:

On March 27, 2007 the board of directors approved performance bonuses to officers and employees of the Company in the amount of $385,000, which amount was recorded as an expense effective that date.  Of that amount, the Company has paid $210,000 during the year ended December 31, 2007.  Bonuses in the amount of $175,000 were to be paid on or after July 1, 2007 when management determines the Company has sufficient financial resources for payment.  Unpaid bonuses in the amount of $175,000 are reflected as a liability at December 31, 2007.

Legal Matters:

Alleged Breach of Gaming Management Agreement

On July 24, 2007, the Governor of the Cheyenne and Arapaho Tribes of Oklahoma delivered notice to Southwest that on July 13, 2007 he had initiated an arbitration proceeding against Southwest for alleged breach of the Third Amended and Restated Gaming Management Agreement under which Southwest then managed two casinos for the Tribes.  On November 2, 2007, Southwest filed a counterclaim in this proceeding alleging a breach of the Gaming Management Agreement by the tribal Governor. The three-member arbitration panel for this proceeding was appointed in February 2008.  A scheduling conference with the arbitration panel occurred on March 11, 2008. Preliminary pleading documents are to be submitted to the arbiters during April 2008.

In the arbitration demand, the Governor alleged that Southwest breached the management agreement by interfering with or attempting to influence internal affairs or governmental decisions of the Tribes in connection with Southwest’s efforts to extend its gaming management relationship with the Tribes, which terminated on August 17, 2007. The Governor sought termination of the agreement and $10 million in damages.  Southwest does not believe it has improperly interfered wiath or attempted to influence internal governmental decisions of the Tribes and Southwest intends to vigorously defend itself in this arbitration proceeding. Under its Gaming Management Agreement with the Tribes, Southwest was permitted to oppose, publicly or privately, any action by the Tribes that Southwest believes is not in the best interest of the Tribal gaming operations. Southwest believes that all of the actions it has taken on behalf of the gaming operations it managed or as part of its efforts to extend its gaming management relationship with the Tribes are consistent with that provision.

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

In its counterclaim, Southwest alleges that the Governor of the Tribes breached the Management Agreement by refusing to negotiate in good faith for an extension and expansion of the gaming management relationship between Southwest and the Tribes.  Southwest asserts that the Management Agreement required the Tribes to negotiate this extension and expansion after Southwest led the Tribes’ successful efforts to negotiate and enter into a compact for expanded gaming with the State of Oklahoma in April 2005.

The Company does not expect any material adverse consequence from this action. Accordingly, no provision has been made in the financial statements for any such losses.

Theft and Distribution of Surveillance Video from Lucky Star Clinton casino

On August 24, 2007, Southwest Casino and Hotel Corp., as exclusive manager of the Lucky Star casinos of the Cheyenne and Arapaho Tribes of Oklahoma filed a lawsuit against Doris Thunderbull, Darrell Flyingman, in his individual capacity, and John Does No. 1 and 2 alleging theft (conversion) of confidential surveillance video from the Lucky Star — Clinton casino and subsequent copyright infringement and defamation in connection with the posting of the stolen video on the website YouTube.com and widespread distribution of DVDs containing the video by mail.  Southwest initially sought an emergency temporary restraining order barring further distribution of the video. That request was denied on August 27, 2007 and Southwest withdrew its request for restraining order on September 24, 2007.  Southwest continues to pursue claims for conversion, copyright infringement, and tortuous interference with contract, defamation, and conspiracy against the defendants.

On January 14, 2008, the Mr. Flyingman, as Governor of the Tribes, filed a declaratory judgment action in Cheyenne and Arapaho Trial Court asserting that the Tribes, not Southwest owned the surveillance footage and the copyright in it.  Southwest filed an answer to the complaint asserting the tribal court did not have jurisdiction and a motion to compel arbitration of the matter on February 15, 2008.

On February 13, 2008, the Federal District Court issued a stay of the proceedings before the Federal Court pending resolution of the Tribal court proceeding.

Other:

The Company is involved in various claims, legal actions and complaints arising in the ordinary course of business.  In the opinion of management, any losses that may occur from these matters are adequately covered by insurance or are provided for in our financial statements, and the ultimate outcome of these other matters will not have a material effect on our financial position or results of operations.

NOTE 25 — MANAGEMENT CONTRACT WITH OTOE-MISSOURIA TRIBE OF INDIANS

Southwest entered into a Gaming Management Agreement with the Otoe-Missouria Tribe of Indians under which Southwest was to manage the Tribe’s Seven Clans Paradise Casino in Red Rock, Oklahoma, on March 24, 2006.  The Otoe-Missouria Tribe submitted the Gaming Management Agreement to the National Indian Gaming Commission, which must approve it before it can be effective, on April 10, 2006.   In response to comments from the NIGC, Southwest and the Tribe submitted a revised agreement to the NIGC in August 2006.  The NIGC provided additional comments on and requested additional changes to the management agreement on September 15, 2006.  The Tribe did not respond to the NIGC or to Southwest’s efforts to complete a revised management agreement.

On July 11, 2007, the NIGC delivered a letter to Southwest and the Chairman of the Tribe requesting that we submit a revised management agreement or withdraw the request for approval of the current agreement within 30 days.  Southwest met with representatives of the Tribe’s Economic Development Authority (“OMDA”) on August 6, 2007 and discussed the status of the management agreement.  The OMDA told the Company they do not intend to go forward with the management agreement and as such the Company has withdrawn the request for NIGC review of this management agreement. The Company continues to seek reimbursement from the Otoe-Missouria of expenses incurred by Southwest while working with the Tribe in 2006.  In accordance with Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies” the potential reimbursement if it is received will be recorded in the period it is received.

NOTE 26 — SUBSEQUENT EVENTS

Crown Bank Loan:

On March 7, 2008, the Company entered into a series of eight promissory notes with Crown Bank of Minneapolis, Minnesota.  Under the Notes, Crown Bank loaned the Company an aggregate $1.55 million.  Each of the Notes accrues interest at a floating rate of prime plus 1.5 percent, with a minimum interest rate of 7.0 percent (currently 7.0%).  Under the Notes, the Company will make monthly payments of interest only until January 11, 2009.  Beginning February 11, 2009, the Company will repay the outstanding principal balance and accrued interest in

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

12 equal monthly installments with the final payment due January 11, 2010.  The Company may prepay any outstanding amounts under the Notes at any time without premium or penalty.

Each of the Notes is co-signed by a shareholder of the Company.  Each of these co-signers is fully obligated to Crown Bank and individually liable for the principal amount and any accrued and unpaid interest and costs outstanding under the co-signed note.  As a condition to entering into the Notes, Crown Bank required James Druck, Chief Executive Officer, Thomas Fox, President and Chief Operating Officer, and Jeffrey Halpern, Vice President of Government Affairs of the Company to increase their previously existing $150,000 personal guarantees of the Company’s outstanding $450,000 line of credit to $250,000 and extend those guarantees to cover both the line of credit and the promissory notes through their respective repayment terms.

The promissory notes contain customary events of default, including, without limitation, payment defaults, insolvency or bankruptcy, death or incompetency of a co-signer, business termination, misrepresentation, monetary judgment defaults and other material changes.

In consideration of co-signing the promissory notes or increasing and extending personal guarantees to cover the promissory notes, the Company issued five-year fully exercisable warrants to purchase an aggregate of 2,300,000 shares of its common stock at an exercise price of $0.39 per share to the shareholder co-signers and Mr. Druck, Mr. Fox and Mr. Halpern.  Each co-signer received a warrant to purchase one share of Southwest Casino Corporation common stock for each $1.00 in principal amount of the promissory note co-signed by that shareholder.  In consideration of the increase in the amount and extension of the term of their respective guarantees, Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase one share of Southwest Casino Corporation common stock for each $1.00 of guarantee, or 250,000 shares.  The $0.39 per share exercise price of these warrants represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 5 trading days preceding the closing of the loan transaction.  Warrant holders also received the right to have the shares of Southwest Casino Corporation common stock purchasable upon exercise of their warrants included in any registration statement that Southwest Casino Corporation may file in the future (“piggy-back rights”) under the terms of a separate Registration Rights Agreement dated March 7, 2008.

In further consideration of co-signing the promissory notes, the Company also entered into a Pledge Agreement with the co-signers and guarantors under which it pledged its shares of Southwest Casino and Hotel Corp. to the co-signers and guarantors to secure any liabilities or obligations they may incur under the promissory notes.  The co-signers’ and guarantors’ right to recovery under the Pledge Agreement is limited to the actual costs paid by the co-signers or guarantors and subject to a prior security interest in the membership interests of North Metro Harness Initiative, LLC that Southwest Casino & Hotel owns, as well as the terms of the North Metro Harness Initiative, LLC Member Control Agreement.

The Company, the co-signers, and Messrs. Druck, Fox and Halpern also entered into a Contribution Agreement dated March 7, 2008.  Under the Contribution Agreement, the Company agreed to reimburse to any co-signer or guarantor any amount paid in connection with the promissory notes for reason other than Southwest’s inability to pay.  If Southwest is unable to repay the notes, each of the co-signers and Mr. Druck, Mr. Fox and Mr. Halpern agreed in the Contribution Agreement to indemnify each other so that any payments made by co-signers or guarantors will be made in proportion to the original principal amount of the promissory note co-signed or personal guarantee given to the total amount of all promissory note and loan guarantees.

The Company intends to use the proceeds from the loan transaction for general working capital, including additional membership contributions to North Metro Harness Initiative, LLC if required under the terms of the construction financing for that facility or agreed to between the members of North Metro Harness Initiative.  The Company has reserved from the proceeds of the loan $96,875 to make the estimated interest-only payments due under the notes through January 11, 2009.  The Company will record the transaction in the first quarter of fiscal year 2008, which will include a valuation of the warrants given in connection with the debt financing.  The Company is in the process of valuing the warrants.

Other:

During January and February 2008, the Company pursued a financing alternative to the Crown Bank loan discussed above. The Company was unable to agree upon the terms with the lender and the company ultimately chose not to continue negotiations with the lender. The Company incurred costs in connection with this financing of approximately $200,000 that will be expensed during the first quarter of fiscal year 2008.

Option grant to employees, directors and consultant:

On March 20, 2008, the Board of Directors awarded options to purchase an aggregate of 1,192,500 shares of the Company’s common stock to executive officers and employees of the Company.  All of the options were granted under the Company’s 2004 Stock Incentive Plan.  The options have a 10-year term and an exercise price $0.48 per share, the closing market price for one share of the Company’s common stock on

SOUTHWEST CASINO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

the date of grant.  The options were immediately exercisable with respect to 25% of the shares awarded and become exercisable with respect to the remaining shares in equal installments on the last day of each fiscal quarter over a three-year period.

Also on March 20, 2008, the Board of Directors granted options to purchase 675,000 shares of the Company’s common stock to the independent members of the Board.  These options were also granted under the Company’s 2004 Stock Incentive Plan.  The options have a 10-year term and an exercise price $0.48 per share, the closing market price for one share of the Company’s common stock on the date of grant.  The options become exercisable in equal installments on the last day of each fiscal quarter beginning on the last day of the fourth quarter of 2008 (the first quarter after the options granted to our independent directors on January 10, 2006 are fully vested), over a three-year period.

The Board of Directors awarded two non-qualified options to purchase 50,000 shares of Southwest common stock each to a consultant to the company on March 20, 2008.  These options are also granted under the company’s 2004 Stock Incentive Plan, have a 10-year term, and an exercise price of $0.48 per share.  These options become exercisable upon Southwest’s achievement of certain goals related to the services provided by the consultant to Southwest.

The Company is in the process of valuing the options granted March 20, 2008 and will disclose and begin to recognize that value in its financial statements for the first quarter of 2008.

Crown Bank Line of Credit:

As a result of securing the financing described above, the Company repaid the $450,000 outstanding under the line of credit from Crown Bank on March 25, 2008, see Note 8.

You should rely only on the information contained in this prospectus.  We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus.  The selling stockholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date on its cover, regardless of the time of delivery of this prospectus or any sale of the securities.

PROSPECTUS

SOUTHWEST CASINO CORPORATION
12,663,389 SHARES OF
COMMON STOCK

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.               INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Law

Section 78.7502 of the General Corporation Law of the State of Nevada (the “NGCL”) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 78.7502 of the NGCL further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgments in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above.  However, no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court deems proper.

Sections 78.7502, 78.751, 78.752, of the NGCL further provide that:

•

to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

•	indemnification provided for by Sections 78.751; 78.752, and Chapter 208, L. ‘97 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

•

the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 78.751; 78.752, and Chapter 208, L. ‘97.

Section 78.037 of the NGCL provides that a corporation in its original certificate of incorporation or an amendment thereto, validly approved by stockholders, may eliminate or limit personal liability of members of its Board of Directors or governing body for monetary damages for breach of a director’s fiduciary duty.  However, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct, or knowingly violating a law, paying a dividend, or approving a stock repurchase or redemption which was illegal, or obtaining an improper personal benefit.  A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.  The Registrant’s Articles of Incorporation, as amended, contain such a provision.

Our Articles of Incorporation, as amended, specifically provide that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors to the fullest extend permitted by Nevada law.  Our Articles of Incorporation, as amended, also require us to indemnify our officers and directors against any liability to the fullest extent permitted by Nevada law.

Indemnification Agreements

Southwest has entered into written indemnification agreements with its directors and executive officers under which Southwest has agreed to provide to any person who is or was a director, officer, employee or agent of Southwest or is or was serving at the request of Southwest as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

ITEM 25.               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses, incurred or expected to be incurred by us in connection with the registration of the securities being offered by the selling shareholders.  Items marked with an asterisk (*) represent estimated expenses.  We have agreed to pay all the costs and expenses of this registration.  Selling stockholders will not pay any part of these expenses.

SEC Registration Fee	$376.00
Legal Fees and Expenses	20,000.00
Accounting Fees and Expenses	9,500.00
Printing	500.00
Miscellaneous	1,000.00
Total	$31,376.00

ITEM 26.               RECENT SALES OF UNREGISTERED SECURITIES

During the preceding three years, we completed the following sales of unregistered securities in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933 as amended (the “Act”) or, under exemptions from registration under provided in Regulation D promulgated under the Act.  No underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with any of these transactions. None of the transactions involved a public offering.  We believe that each person had knowledge and experience in financial and business matters, which allowed them to evaluate the merits and risk of the receipt of our securities.  We believe that each person was knowledgeable about our operations and financial condition.

March 2008 Warrant Offering

On March 7, 2008, Southwest Casino and Hotel Corp. entered into a series of eight promissory notes with Crown Bank of Minneapolis, Minnesota.  Under the promissory notes, Crown Bank loaned Southwest Casino & Hotel an aggregate $1.55 million.  Each of the eight promissory notes is co-signed by a shareholder of Southwest Casino Corporation.  Each of these co-signers is fully obligated to Crown Bank and individually liable for the principal amount and any accrued and unpaid interest and costs outstanding under the co-signed note.  As a condition to entering into the Notes, Crown Bank required each of James Druck, Chief Executive Officer, Thomas Fox, President and Chief Operating Officer, and Jeffrey Halpern, Vice President of Government Affairs of Southwest Casino Corporation to increase their previously existing $150,000 personal guarantees of Southwest Casino & Hotel’s outstanding $450,000 line of credit to $250,000 and extend those guarantees to cover both the line of credit and the eight promissory notes through their respective repayment terms.

In consideration of co-signing the promissory notes, on March 10, 2008 Southwest Casino Corporation issued five-year fully exercisable warrants to purchase an aggregate of 2,300,000 shares of its common stock at an exercise price of $0.39 per share to the shareholder co-signers.  Each co-signer received a warrant to purchase one share of Southwest Casino Corporation common stock for each $1.00 in principal amount of the promissory note co-signed by that shareholder.  In consideration of the increase in the amount and extension of the term of their respective guarantees, Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase one share of Southwest Casino

Corporation common stock for each $1.00 of guarantee, or 250,000 shares.  The $0.39 per share exercise price of these warrants represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 5 trading days preceding the closing of the loan.  Warrant holders also received the right to have the shares of Southwest Casino Corporation common stock purchasable upon exercise of their warrants included in any registration statement that Southwest Casino Corporation may file (“piggy-back rights”) under the terms of a separate Registration Rights Agreement.

January 2007 Private Placement

On January 24, 2007, Southwest entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, under which Southwest sold in a private placement an aggregate of 4,792,391 shares of its common stock and warrants to purchase an aggregate of 1,916,961 shares of its common stock, at a purchase price of $0.55 per unit.  The warrants are exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $0.61 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by Southwest of additional securities, unless such issuance is pursuant to a rights offering or pro rata distribution to all security holders except the investors.

The securities that were issued in this private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  Pursuant to the terms of a Registration Rights Agreement dated January 24, 2007 between Southwest and the investors, Southwest has agreed to register the resale of the shares sold in the private placement, including shares issuable upon exercise of the warrants, on a registration statement to be filed by Southwest with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Southwest has agreed to use its commercially reasonable efforts to file the registration statement with the SEC within 30 days after the closing of the private placement, to cause such registration statement to be declared effective by the SEC within the earlier of 120 days after the closing (or, in the event, of a review by the SEC, 150 days after closing) or the 5th business day following the date on which Southwest is notified by the SEC that the SEC will not review the registration statement or that the SEC has no further comments on the registration statement and to cause such registration statement to remain effective for the required registration period.  Pursuant to the Securities Purchase Agreement, Southwest and the investor parties have made other covenants and representations and warranties regarding matters that are customarily included in financings of this nature.  If certain of its obligations are not met, Southwest has agreed to make pro-rata cash payments as liquidated damages to each investor.

On February 26, 2007, we had a second closing of our January 2007 private placement in which we entered into a Securities Purchase Agreement with certain institutional and other accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, pursuant to which we sold in a private placement an aggregate of 2,659,342 shares of our common stock and warrants to purchase an aggregate of 1,063,740 shares of our common stock, at a purchase price of $0.55 per unit.  These investors are entitled to the same registration rights as the January 2007 investors.

The private placement is expected to result in net proceeds to Southwest of approximately $4,000,000, after the deduction of estimated offering expenses.  The placement agent agreed to accept the cash portion of its placement agent commission in common stock and warrants on the same terms as the investors, which resulted in the placement agent receiving 503,054 shares of common stock and warrants to purchase an aggregate of 201,222 shares of common stock.  In addition, the placement agent received a warrant to purchase 276,679 shares of common stock, which is exercisable for a period of five years, beginning six months after the date of issuance, at an exercise price of $1.00 per share.

The following officers and directors of Southwest participated in the private placement on the same terms as the other investors: James B. Druck, Chief Executive Officer and Director; Thomas E. Fox, President and Chief Operating Officer; Jeffrey S. Halpern, Vice President of Government Affairs; Gus A. Chafoulias, Director; and David H. Abramson, Director.  Other than with respect to the Securities Purchase Agreement, there are no material relationships between Southwest, on the one hand, and any of the other investors in the private placement, on the other hand.

October 2005 Warrant Offering

On October 20, 2005, Southwest Casino Corporation issued warrants to purchase 1,100,000 shares of common stock at a price of $0.50 per share and 150,000 shares of common stock at a price of $0.58 per share in connection with a $2.5 million term loan and $450,000 revolving line of credit provided to Southwest Casino and Hotel Corp. by Crown Bank.  The $2.5 million term loan is secured, in part, by the guaranties of 12 Southwest Casino Corporation shareholders.  As a condition to entering into the Loan Agreement, James Druck, Chief Executive Officer, Thomas Fox, President and Chief Financial Officer, and Jeffrey Halpern, Vice President of Government Affairs of Southwest Casino Corporation, were required by Crown Bank to become three of the 12 shareholder guarantors.  Mr. Druck, Mr. Fox and Mr. Halpern each personally guaranteed $100,000 of this borrowing.  Under the shareholder guaranties, each guarantor is individually liable for a portion of the $2.5 million term loan and the aggregate amount guaranteed by all of the shareholder guarantors equals $2.5 million.  As further required by Crown Bank, the guaranties of Mr. Druck, Mr. Fox and Mr. Halpern also apply to the revolving line of credit, while the guaranties of other shareholders do not.

In consideration for these shareholder guaranties, Southwest issued five-year fully exercisable warrants to purchase an aggregate of 1,250,000 shares of its common stock at an exercise price of $0.50 per share to the non-affiliate shareholders and $0.58 per share to Mr. Druck, Mr. Fox and Mr. Halpern.  Each guarantor received a warrant to purchase one share of Southwest Casino Corporation common stock for each $2.00 of term loan guaranteed by that shareholder.  In consideration of their respective guarantees, Mr. Druck, Mr. Fox and Mr. Halpern each received warrants to purchase 50,000 shares of Southwest Casino Corporation common stock.  The $0.58 per share exercise price of the Warrants held by Mr. Druck, Mr. Fox and Mr. Halpern represented the average closing market price of one share of Southwest Casino Corporation’s common stock over the 10 trading days immediately preceding the closing of the loan transaction.  Warrant holders also received the right to have the shares of Southwest Casino Corporation common stock purchasable upon exercise of their warrants included in any registration statement that Southwest Casino Corporation may file in the future under the terms of a separate registration rights agreement.

The warrants were issued by Southwest Casino Corporation in reliance upon exemptions from the registration requirements under the Securities Act of 1933, as amended, including Regulation D and Section 4(2), and applicable state securities laws.  With regard to the reliance upon the exemptions under Regulation D and Section 4(2) under the Securities Act, Southwest Casino Corporation made certain inquiries of the shareholder guarantors to establish that the issuance of the warrants qualified for these exemptions from the registration requirements.  No underwriting commissions or discounts were paid with respect to the issuance of the Warrants.

ITEM 27.               EXHIBITS

The exhibits and index required by Item 601 of Regulation S-B are attached.

ITEM 28.               UNDERTAKINGS

The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.  For the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered in that registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

(b)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Request for Acceleration of Effective Date:

Undertaking pursuant to Item 512(e) of Regulation S-B

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For Purposes of Determining Liability under the Securities Act:

Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on March 31, 2008.

Southwest Casino Corporation

By	/s/ JAMES B. DRUCK
James B. Druck
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on March 31, 2008.

Name and Signature	Title

Director and Chief Executive Officer (Principal Executive
/s/ JAMES B. DRUCK	Officer)
James B. Druck
President and Chief Operating Officer (Principal Financial
/s/ THOMAS E. FOX	and Accounting Officer)
Thomas E. Fox

*	Director
David H. Abramson

*	Director
Gus A Chafoulias

*	Director
Jim Holmes

*	Director
Gregg P. Schatzman

*By:	/s/ JAMES B. DRUCK
James B. Druck
As Attorney-in-Fact

SOUTHWEST CASINO CORPORATION

EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-1

Exhibit No.	Exhibit*	Method of Filing

2.1

Agreement and Plan of Reorganization, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Lone Moose Acquisition Corporation. Southwest Casino and Hotel Corp. certain of the shareholders of Lone Moose.

Incorporated by reference to Exhibit 2.1 in the Current Report on Form 8-K filed August 6, 2004.

2.2	Asset Purchase Agreement, dated July 14, 2004, by and among Lone Moose Adventures, Inc., Christopher B. Glover and Michael C. Brown	Incorporated by reference to Exhibit 2.2 in the Current Report on Form 8-K filed August 6, 2004

3.1	Articles of Incorporation of Southwest Casino Corporation, as amended	Incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-QSB filed November 14, 2005.

3.2	Bylaws of Lone Moose Adventures, Inc. (now Southwest Casino Corporation)	Incorporated by reference to Exhibit 3.2 contained in Lone Moose’s Registration Statement on Form SB-2 (File No.333-88810)

4.1	Assumption Agreement, dated July 22, 2004, by and between Southwest Casino Corporation (f/k/a Lone Moose Adventures, Inc.) and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed August 6, 2004.

4.2	Registration Rights Agreement, dated June 29, 2004, by and among Lone Moose Adventures, Inc., David C. Merrell and Jenson Service, Inc.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed August 6, 2004.

4.3	Warrant, dated July 22, 2004, between Southwest Casino Corporation and MBC	Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.4	Registration Rights Agreement, dated June 29, 2004, by and among Southwest Casino and Hotel Corp. and the 8% convertible demand note holders	Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed August 6, 2004.

4.5	Form of Warrant, dated October 20, 2005, between Southwest Casino Corporation and non-affiliate guarantors	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed October 26, 2005.

4.6	Form of Warrant, dated October 20, 2005, between Southwest Casino Corporation and James B. Druck, Thomas E. Fox, and Jeffrey S. Halpern as loan guarantors	Incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.7	Form of Registration Rights Agreement, dated October 20, 2005, between Southwest Casino Corporation and warrantholders.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed October 26, 2005.

Exhibit No.	Exhibit*	Method of Filing
4.8

Form of Option Agreement, dated January 10, 2006, between Southwest Casino Corporation and each of David Abramson, Gus Chafoulias, Jim Holmes and Gregg Schatzman, independent members of Southwest’s Board of Directors

Incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.9	Option Agreement dated January 10, 2006 between Southwest and David H. Abramson, Chairman of the Audit Committee of the Board of Directors	Incorporated by reference to Exhibit 4.9 to the Annual Report on Form 10-KSB filed March 31, 2006.

4.10	Form of Series A Common Stock Warrant dated as of January 24, 2007 issued by Southwest Casino Corporation to each of the purchasers party to the Securities Purchase Agreement	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed January 30, 2007.

4.11	Form of Registration Rights Agreement dated as of January 24, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed January 30, 2007.

4.12	Form of Series A Common Stock Warrant dated as of February 26, 2007 issued by Southwest Casino Corporation to each of the purchasers party to the Securities Purchase Agreement	Incorporated by reference to Exhibit 10.47 to the Registration on Form SB-2 filed February 28, 2007.

4.13	Form of Registration Rights Agreement dated as of February 26, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Incorporated by reference to Exhibit 10.48 to the Registration on Form SB-2 filed February 28, 2007.

4.14	Form of Warrant issued March 10, 2008 by Southwest Casino Corporation	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed March 13, 2008.

4.15

Form of Registration Rights Agreement, dated March 10, 2008, between Southwest Casino Corporation and non-affiliate guarantors and James B. Druck, Thomas E. Fox, Jeffrey S. Halpern and Gus A Chafoulias

Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed March 13, 2008.

5.1	Opinion of Oppenheimer, Wolff & Donnelly LLP	Previously filed

10.1	2004 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Current Report to Form 8-K filed August 6, 2004.

10.2	Option Agreement dated July 1, 2004, between Southwest Casino and James B. Druck	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed August 6, 2004.

10.3	Option Agreement dated July 1, 2004, between Southwest Casino and Jeffrey S. Halpern	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed August 6, 2004.

10.4	Option Agreement dated July 1, 2004, between Southwest Casino and Thomas E. Fox	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed August 6, 2004.

10.5	Third Amended and Restated Gaming Management Agreement dated June 16, 1995 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed August 6, 2004.

10.6	Amendment No. 2 to Third Amended and Restated Gaming Management Agreement dated June 5, 1999 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed August 6, 2004.

10.7	Amendment No. 3 to Third Amended and Restated Gaming Management Agreement dated November 13, 2000 between The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed August 6, 2004.

10.8	Amendment No. 7 to Third Amended and Restated Gaming Management Agreement dated September 4, 2003 between	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed

Exhibit No.	Exhibit*	Method of Filing
	The Cheyenne and Arapaho Tribes of Oklahoma and Southwest Casino and Hotel Corp.	August 6, 2004.

10.9	Member Control Agreement of North Metro Harness Initiative, LLC, dated June 8, 2004	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed August 6, 2004.

10.10	BLN Office Park Lease, dated August 10, 2004, between Southwest Casino and Hotel Corp. and BLN Office Park Associates.	Previously filed

10.11

Lease dated March 1999, by and between Cripple Creek Development Corp. d/b/a Gold Rush Hotel & Casino, Blue Building Development, Inc. d/b/a Gold Digger’s Casino, Mark Brockley, Annesse Brockley, Gold Rush I, LLC and Southwest Casino and Hotel Corp., as amended

Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed August 6, 2004.

10.12	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and James B. Druck	Incorporated by Reference to Exhibit 10.13 to the Current Report on Form 8-K filed August 6, 2004.

10.13	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Jeffrey S. Halpern	Incorporated by Reference to Exhibit 10.14 to the Current Report on Form 8-K filed August 6, 2004.

10.14	Employment Agreement, dated effective July 1, 2004, between Southwest Casino and Hotel Corp. and Thomas E. Fox	Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K filed August 6, 2004.

10.15	Form of Indemnification Agreements by and between Southwest Casino and Hotel Corp. and each of James B. Druck, Jeffery S. Halpern, Thomas E. Fox and Brian L. Foster	Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K/A filed October 5, 2004.

10.16	Indemnification Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and David C. Merrell	Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed August 6, 2004.

10.17	Introduction Agreement, dated June 29, 2004, by and between Lone Moose Adventures, Inc. and Jenson Services, Inc.	Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed August 6, 2004.

10.18	Lease, dated May 1, 1998, by and between Lois L. Woods and Southwest Casino and Hotel Corp., as amended	Previously filed

10.19	Commitment Letter, dated October 14, 2003, by and between Southwest Casino and Hotel Corp. and Oppenheimer & Co. Inc.	Incorporated by reference to Exhibit Incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed August 6, 2004.

10.20	Member Control Agreement, dated June 14, 2004, by and between SW Missouri, LLC and Southwest Casino and Hotel Corp.	Incorporated by reference to Exhibit 10.22 to the Current Report on Form 8-K filed August 6, 2004.

10.21	Operating Agreement of Southwest Missouri Gaming, LLC	Incorporated by reference to Exhibit 10.23

Exhibit No.	Exhibit*	Method of Filing
	dated June 16, 2004.	to the Current Report on Form 8-K filed August 6, 2004.

10.22	Management Agreement dated June 16, 2004 by and among Southwest Missouri Gaming, LLC, Robert E. Low and W Missouri, LLC.	Incorporated by reference to Exhibit 10.24 to the Current Report on Form 8-K filed August 6, 2004.

10.23	Stipulation and Agreement, dated June 17, 2004, by and among Southwest Casino and Hotel Corp., and the Colorado Division of Gaming	Incorporated by reference to Exhibit 10.25 to the Current Report on Form 8-K filed August 6, 2004.

10.24	Revolving Credit and Term Loan Agreement, dated October 20, 2005, between Southwest Casino and Hotel Corp. and Crown Bank	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed October 26, 2005.

10.25	Guaranty by Corporation, dated October 20, 2005, by Southwest Casino and Hotel Corp. for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed October 26, 2005.

10.26	Security Agreement, dated October 20, 2005, between Southwest Casino Corporation and Crown Bank	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed October 26, 2005.

10.27	Stock Pledge Agreement, dated October 20, 2005, between Southwest Casino Corporation and Crown Bank	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed October 26, 2005.

10.28	Security Agreement, dated October 20, 2005, between Southwest Casino and Hotel Corp. and Crown Bank	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed October 26, 2005.

10.29	Membership Interest Pledge Agreement, dated October 20, 2005 between Southwest Casino and Hotel Corp. and Crown Bank (50% North Metro Harness Initiative, LLC)	Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed October 26, 2005.

10.30	Membership Interest Pledge Agreement, dated October 20, 2005 between Southwest Casino and Hotel Corp. and Crown Bank (Gold Rush I, LLC, Southwest Casino Deadwood, LLC and SW Missouri, LLC)	Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed October 26, 2005.

10.31	Stock Pledge Agreement, dated October 20, 2005, between Southwest Casino and Hotel Corp. and Crown Bank (Southwest Entertainment, Inc.)	Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K filed October 26, 2005.

10.32	Form of Personal Guaranty by James Druck, Thomas Fox and Jeffrey Halpern, officers of Southwest Casino Corporation, dated October 20, 2005, for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed October 26, 2005.

10.33	Form of Personal Guaranty by non-affiliates dated October 20, 2005 for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K filed October 26, 2005.

10.34	Form of Personal Guaranty by Trust dated October 20, 2005 for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.11 to the Current Report on Form 8-K filed

Exhibit No.	Exhibit*	Method of Filing
October 26, 2005.

10.35

Form of Indemnification Agreements by and between Southwest Casino Corporation and each of David H. Abramson, Gus A. Chafoulias, Jim Holmes and Gregg P. Schatzman, independent members of Southwest’s Board of Directors

Incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-KSB filed March 31, 2006.

10.36

Gaming Management Agreement, dated March 24, 2006, between Southwest Casino and Hotel Corp. and the Otoe-Missouria Tribe of Indians (not effective until approved by the National Indian Gaming Commission)

Incorporated by reference to Exhibit 10.36 to the Annual Report on Form 10-KSB filed March 31, 2006.

10.37	Employment Agreement between Southwest and Tracie L. Wilson dated June 29, 2006	Incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-QSB filed August 14, 2006.

10.38	Stock Option Agreement between Southwest and Tracie L. Wilson dated June 29, 2006	Incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-QSB filed August 14, 2006.

10.39

Asset Purchase Agreement dated December 18, 2006 by and among Southwest Eagle, LLC, Richard F. Fabiano, Frank R. Spadafore, Dorian N. Lange and Pinnacle Casinos and Resorts, LLC, and Colorado Casino Resorts, Inc., Double Eagle Resorts, Inc. and Gold Creek Ventures, LLC

Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed December 21, 2006.

10.40	Lease dated December 20, 2006 by and between Pinnacle Casinos and Resorts, LLC, Colorado Casino Resorts, Inc. and Southwest Eagle, LLC	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed December 21, 2006.

10.41	Form of Securities Purchase Agreement dated as of January 24, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed January 30, 2007.

10.42	Amended and Restated Lease dated January 31, 2007 by and between Pinnacle Casinos and Resorts, LLC, Colorado Casino Resorts, Inc. and Southwest Eagle, LLC	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed January 31, 2007.

10.43	Right of Access and Use Agreement dated January 31, 2007 by and between Pinnacle Casinos and Resorts, LLC, Colorado Casino Resorts, Inc. and Southwest Eagle, LLC	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed January 31, 2007.

10.44	Form of Securities Purchase Agreement dated as of February 26, 2007 by and among Southwest Casino Corporation and the purchasers named therein	Incorporated by reference to Exhibit 10.46 to the Registration on Form SB-2 filed February 28, 2007.

10.45

Credit Agreement Dated April 20, 2007 by and among North Metro Harness Initiative, LLC and the other persons party hereto designated as loan parties and Black Diamond Commercial Finance, L.L.C. and the other financial institutions party hereto as Lenders

Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed April 24, 2007.

10.46	Pledge Agreement dated April 20, 2007 between Southwest Casino and Hotel Corp. and Black Diamond Commercial Finance, L.L.C.	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed April 24, 2007.

10.47	Sponsor Support Agreement dated April 20, 2007 by and among Southwest Casino and Hotel Corp., Southwest Casino Corporation and Black Diamond Commercial Finance, L.L.C.	Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed April 24, 2007.

10.48	Subordination Agreement dated April 20, 2007 by and among Southwest Casino and Hotel Corp., North Metro Harness Initiative, LLC and Black Diamond Commercial Finance, L.L.C.	Incorporated by reference to Exhibit 10.4 to Current Report on Form 8-K filed April 24, 2007.

10.49	Form of Promissory Note among Southwest Casino & Hotel Corp., Crown Bank N.A. and co-signers entered into March 7, 2008.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed March 13, 2008

10.50	Contribution Agreement among Southwest Casino & Hotel Corp., co-signers and guarantors dated March 7, 2008	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed March 13, 2008

10.51	Stock Pledge Agreement dated March 7, 2008 among Southwest Casino Corporation, co-signers and guarantors.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed March 13, 2008

10.52	Form of Amended and Restated Personal Guaranty by James Druck, Thomas Fox and Jeffrey Halpern, officers of Southwest Casino Corporation, dated March 7, 2008, for the benefit of Crown Bank	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed March 13, 2008

10.53	Stock Option Agreement between Southwest and James B. Druck dated March 20, 2008.	Incorporated by reference to Exhibit 10.53 to the Annual Report on Form 10-KSB filed March 31, 2008

10.54	Stock Option Agreement between Southwest and Thomas E. Fox dated March 20, 2008.	Incorporated by reference to Exhibit 10.54 to the Annual Report on Form 10-KSB filed March 31, 2008

10.55	Stock Option Agreement between Southwest and Jeffrey S. Halpern dated March 20, 2008.	Incorporated by reference to Exhibit 10.55 to the Annual Report on Form 10-KSB filed March 31, 2008

10.56	Stock Option Agreement between Southwest and Tracie L. Wilson dated March 20, 2008.	Incorporated by reference to Exhibit 10.56 to the Annual Report on Form 10-KSB filed March 31, 2008

10.57	Form of Option Agreement dated March 20, 2008 between Southwest and each of the independent members of our Board of Directors.	Incorporated by reference to Exhibit 10.57 to the Annual Report on Form 10-KSB filed March 31, 2008

10.58	Stock Option Agreement dated January 10, 2006 between Southwest and David H. Abramson, Chairman of the Audit Committee of the Board of Directors.	Incorporated by reference to Exhibit 10.58 to the Annual Report on Form 10-KSB filed March 31, 2008

Exhibit No.	Exhibit*	Method of Filing

14.1	Code of Conduct	Incorporated by reference to Exhibit 14 to the Annual Report on Form 10-KSB filed June 29, 2004.

14.2	Southwest Casino Corporation Code of Conduct and Ethics effective December 20, 2007	Incorporated by reference to Exhibit 14.1 to the Current Report on Form 8-K filed December 24, 2007.

16.1	Letter on change in certifying public accountant	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed September 13, 2004.

Exhibit No.	Exhibit*	Method of Filing
21.1	List of Subsidiaries of Southwest Casino Corporation	Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-KSB filed March 31, 2006.

23.1	Consent of Independent Auditors	Filed herewith.

23.2	Consent of Oppenheimer, Wolff & Donnelly (included in Exhibit 5.1)	Previously filed.

24.1	Power of Attorney	Previously filed.

*Pursuant to Item 601(b)(2) of Regulation S-B, the registrant agrees to furnish, supplementally, a copy of any exhibit or schedule omitted from any filed exhibit to this report to the Securities and Exchange Commission upon request.